As filed with the Securities and Exchange Commission on June 15, 2012

Registration No. 333-________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Hamilton Bancorp, Inc. and

Hamilton Bank 401(k) Profit Sharing Plan

(Exact Name of Registrant as Specified in Its Charter)

Maryland	6712	Being applied for
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5600 Hartford Road

Baltimore, Maryland 21214

(410) 254-9700

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mr. Robert DeAlmeida

President and Chief Executive Officer

501 Fairmount Ave., Suite 200

Towson, Maryland 21286

(410) 823-4510

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Lawrence M. F. Spaccasi, Esq.

Michael J. Brown, Esq.

Luse Gorman Pomerenk & Schick, P.C.

5335 Wisconsin Avenue, N.W., Suite 780

Washington, D.C. 20015

(202) 274-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☒

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	3,703,000 shares	$10.00	$37,030,000 (1)	$4,244
Participation interests	140,243 interests (2)			(2)

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	The securities of Hamilton Bancorp, Inc. to be purchased by the Hamilton Bank 401(k) Profit Sharing Plan are included in the amount shown for the common stock. Accordingly, no separate fee is required for the participation interests. In accordance with Rule 457(h) of the Securities Act of 1933, as amended, the registration fee has been calculated on the basis of the number of shares of common stock that may be purchased with the current assets of such Plan.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

HAMILTON BANCORP, INC.

(Proposed Holding Company for Hamilton Bank)

Up to 3,220,000 Shares of Common Stock

(Subject to Increase to up to 3,703,000 Shares)

Hamilton Bancorp, Inc., a newly formed Maryland corporation, is offering shares of common stock for sale in connection with the conversion of Hamilton Bank from the mutual to the stock form of organization. We expect that the shares of Hamilton Bancorp, Inc. common stock will trade on the Nasdaq Capital Market under the symbol “HBK.” We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.

We are offering up to 3,220,000 shares of common stock for sale on a best efforts basis. We may sell up to 3,703,000 shares of common stock because of demand for the shares of common stock or changes in market conditions, without resoliciting subscribers. We must sell a minimum of 2,380,000 shares in order to complete the offering.

We are offering the shares of common stock in a “subscription offering” to eligible current and former depositors of Hamilton Bank. Shares of common stock not purchased in the subscription offering may be offered for sale to the public in a “community offering,” with a preference given to residents of our local community. We also may offer for sale shares of common stock not purchased in the subscription offering or community offering to the general public through a “syndicated community offering” managed by Stifel, Nicolaus & Company, Incorporated.

The minimum number of shares of common stock you may order is 25 shares. The maximum number of shares of common stock that can be ordered by any person in the offering is 50,000 shares, and no person, together with an associate or group of persons acting in concert, may purchase more than 60,000 shares in the offering.

The offering is expected to expire at 2:00 p.m., Eastern Time, on [Expire Date]. We may extend this expiration date without notice to you until [Extend1 Date]. The Office of the Comptroller of the Currency may approve a later date, which may not be beyond [Extend2 Date]. Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond [Extend1 Date], or the number of shares of common stock to be sold is increased to more than 3,703,000 shares or decreased to less than 2,380,000 shares. If the offering is extended past [Extend1 Date], we will resolicit subscribers. You will have the opportunity to confirm, change or cancel your order within a specified period. If you do not respond during that period, your stock order will be cancelled, deposit account withdrawal authorizations will be cancelled or payment will be returned promptly with interest at ___% per annum. If the number of shares to be sold is increased to more than 3,703,000 shares or decreased to less than 2,380,000 shares, all funds delivered for the purchase of shares of common stock in the subscription offering and the community offering will be returned promptly with interest at         % per annum. All subscribers will be resolicited and given an opportunity to place a new order within a specified period. Funds received in the subscription and the community offerings will be held in a segregated account at Hamilton Bank and will earn interest at         % per annum until completion of the offering.

Stifel, Nicolaus & Company, Incorporated will assist us in selling our shares of common stock on a best efforts basis. Stifel, Nicolaus & Company, Incorporated is not required to purchase any of the shares of common stock that are being offered for sale.

OFFERING SUMMARY

Price: $10.00 per Share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	2,380,000	2,800,000	3,220,000	3,703,000
Gross offering proceeds	$23,800,000	$28,000,000	$32,200,000	$37,030,000
Estimated offering expenses, excluding selling agent commissions	$738,500	$738,500	$738,500	$738,500
Selling agent commissions (1)	$333,235	$371,875	$410,515	$454,951
Estimated net proceeds	$22,728,265	$26,889,625	$31,050,985	$35,836,549
Estimated net proceeds per share	$9.55	$9.60	$9.64	$9.68

(1)	Selling agent commissions shown assume that all shares are sold in the subscription and community offerings. The amounts shown include fees and selling commissions payable by us: (i) to Stifel, Nicolaus & Company, Incorporated in connection with the subscription and community offerings equal to 1.0% of the aggregate amount of common stock sold in the subscription and community offerings (net of insider purchases and shares purchased by our employee stock ownership plan), or approximately $324,951 at the adjusted maximum of the offering range; and (ii) other expenses of the offering payable to Stifel, Nicolaus & Company, Incorporated in the subscription and community offerings of up to $130,000. See “The Conversion and Offering—Marketing and Distribution; Compensation” for information regarding compensation to be received by Stifel, Nicolaus & Company, Incorporated and the other broker-dealers that may participate in a syndicated community offering. If all shares of common stock (except for shares purchased by our directors, officers, employees and their family members and our employee stock ownership plan) were sold in a syndicated community offering, the maximum selling agent commissions would be approximately $1,349,410, $1,581,250, $1,813,090 and $2,079,706 at the minimum, midpoint, maximum, and adjusted maximum levels of the offering, respectively.

This investment involves a degree of risk, including the possible loss of principal.

Please read “Risk Factors” beginning on page 15.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. None of the Securities and Exchange Commission, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System or any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Stifel Nicolaus Weisel

For assistance, please contact the Stock Information Center, toll-free, at                 .

The date of this prospectus is                 , 2012.

[MAP TO BE INSERTED ON INSIDE FRONT COVER]

i

SUMMARY

The following summary explains the significant aspects of Hamilton Bank’s mutual-to-stock conversion and the related offering of Hamilton Bancorp, Inc. common stock. It may not contain all of the information that is important to you. For additional information before making an investment decision, you should read this entire document carefully, including the financial statements and the notes to the financial statements, and the section entitled “Risk Factors.”

In this prospectus, the terms “we,” “our,” and “us” refer to Hamilton Bancorp, Inc. and Hamilton Bank, unless the context indicates another meaning. In addition, we sometimes refer to Hamilton Bancorp, Inc. as Hamilton Bancorp, and to Hamilton Bank as the “Bank.”

Hamilton Bank

Hamilton Bank is a Federal mutual savings bank that has served the banking needs of its customers since 1915. Hamilton Bank conducts business primarily from its five full service banking offices located in Baltimore City, Maryland and the Maryland counties of Baltimore and Anne Arundel.

Our business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations, in one- to four-family residential mortgage loans (including owner-occupied and investor loans), commercial real estate loans, commercial business loans, home equity loans and lines of credit, construction loans and, to a limited extent, consumer loans (consisting primarily of loans secured by deposits and automobile loans). At March 31, 2012, $94.0 million, or 54.1%, of our total loan portfolio was comprised of permanent residential mortgage loans.

We also invest in securities, which consist primarily of U.S. government agency obligations, mortgage-backed securities and collateralized mortgage obligations issued or guaranteed by U.S. government-sponsored enterprises, and to a much lesser extent, equity securities of government-sponsored enterprises.

We offer a variety of deposit accounts, including certificate of deposit accounts, money market accounts, savings accounts, NOW accounts and individual retirement accounts. We historically have not used borrowings to fund our operations.

We are dedicated to offering alternative banking delivery systems, including ATMs, online banking and remote deposit capture.

Hamilton Bank is subject to comprehensive regulation and examination by the Office of the Comptroller of the Currency.

Hamilton Bank’s executive and administrative office is located at 501 Fairmount Avenue, Suite 200, Towson, Maryland 21286, and its telephone number at this address is (410) 823-4510. Our website address is www.hamilton-bank.com. Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.

Hamilton Bancorp, Inc.

The shares being offered will be issued by Hamilton Bancorp, a newly formed Maryland corporation that will own all of the outstanding shares of common stock of Hamilton Bank upon completion of the Bank’s mutual-to-stock conversion. Hamilton Bancorp has not engaged in any business to date. Upon completion of the conversion, Hamilton Bancorp will be subject to comprehensive regulation and examination by the Board of Governors of the Federal Reserve System. Hamilton Bancorp’s executive and administrative office is located at 501 Fairmount Avenue, Suite 200, Towson, Maryland 21286, and its telephone number at this address is (410) 823-4510.

Market Area

We conduct our operations from our five full-service banking offices in Maryland. Our primary deposit market includes the areas surrounding our banking offices in Cockeysville, Pasadena, Towson, and the Overlea and Hamilton areas of Baltimore City. Our primary lending market includes Baltimore City and the Maryland counties of Anne Arundel and Baltimore. However, we occasionally make loans secured by property located outside of our primary lending market, especially to borrowers with whom we have an existing relationship or who have a significant presence within our primary market. Our primary lending market contains a diverse cross section of employment sectors, with a mix of services, manufacturing, wholesale/retail trade, federal and local government, health care facilities and finance related employment. The city of Baltimore is now considered a major center for the financial services and health services industries.

In recent years Baltimore City and Baltimore County have experienced relatively slow growth, while Anne Arundel County has grown at a faster pace. The stronger population growth experienced in Anne Arundel County was reflected in stronger household growth as well as higher median household income and lower unemployment. Median household income during 2011 for Baltimore City, Baltimore County and Anne Arundel County was approximately $36,000, $63,000 and $80,000, respectively, compared to $68,000 and $50,000 for Maryland and the United States, respectively. Baltimore City, Baltimore County and Anne Arundel County reported unemployment rates of 10.0%, 7.1% and 6.1%, respectively, for March 2012, compared to the statewide and national averages of 6.6% and 8.2%, respectively. Unemployment rates throughout our primary lending market decreased from March 2011 to March 2012, paralleling decreases in the state and national unemployment rates. For additional information regarding our market area, see “Business of Hamilton Bank—Market Area.”

The Conversion and Our Organizational Structure

Pursuant to the terms of the plan of conversion, Hamilton Bank will convert from a mutual (meaning no stockholders) savings bank to a stock savings bank. As part of the conversion, Hamilton Bancorp, the newly formed proposed holding company for Hamilton Bank, will offer for sale shares of its common stock in a subscription offering, and, if necessary, a community offering and a syndicated community offering. Upon the completion of the conversion and stock offering, Hamilton Bancorp will be 100% owned by stockholders and Hamilton Bank will be a wholly owned subsidiary of Hamilton Bancorp. A full description of the conversion begins on page 96 of this prospectus under the heading “The Conversion and Offering.”

Business Strategy

Our principal objective is to build long-term value for our stockholders by operating a profitable community-oriented financial institution dedicated to meeting the banking needs of retail customers and small businesses in the communities that we serve. We seek to accomplish this goal by:

•

Continuing to emphasize the origination of commercial business and commercial real estate loans to decrease our reliance on one- to four-family lending. In 2009, we revised our overall operating strategy to become less reliant on one- to four-family lending and began to emphasize our commercial operations, including the origination of commercial business and commercial real estate loans and the attraction of commercial deposit relationships. We also began to originate for sale in the secondary market longer term (terms of 10 years or greater) one- to four-family loans rather than retain such loans in portfolio as we did in the past. To accomplish these changes in strategy, we hired two commercial lenders with experience with such types of loans (one in fiscal 2010, and the second in fiscal 2011) and additional lending support staff. Additionally, instead of hiring additional internal underwriting staff, we determined to engage experienced third parties to conduct outsourced underwriting analysis of all our commercial and commercial real estate loans and assist us with the underwriting of our Small Business Administration guaranteed loans. We also engaged an experienced third party underwriting firm to assist us with the underwriting and sale of our longer term one- to four-family residential mortgage loans. In addition to originating commercial loans, we initially also purchased whole commercial business and commercial real estate loans from other institutions and participated in commercial loans originated by other institutions. During 2010, we decided that we would not purchase or participate in commercial business or commercial real estate loans in the near future, although we may look at opportunities for participations and purchases on a case by case basis. We have recently, modified our lending strategies so that we currently do not purchase whole commercial real estate and commercial loans or enter into participations with respect to such loans. As a result of these strategies, we significantly increased our commercial real estate and commercial business loan portfolio and our commercial deposits during the last three years, and we intend to continue to grow our portfolios of such loans and deposits in the near term, subject to market conditions. At March 31, 2012, commercial real estate loans totaled $31.0 million, or 17.9% of total loans, compared to $6.9 million, or 4.4% of total loans, at March 31, 2009. At March 31, 2012, commercial business loans and lines of credit outstanding totaled $27.2 million, or 15.7% of total loans, compared to $1.3 million, or 0.8% of total loans, at March 31, 2009.

•

Emphasizing lower-cost core deposits from new customers through our increased commercial business and commercial real estate lending. Our emphasis on originating commercial business and commercial real estate lending relationships is also designed to encourage relationship banking and increase our core deposits, including non-interest bearing transaction accounts, and decrease our dependence on certificates of deposit. Non-interest bearing deposits increased $6.1 million from $5.7 million at March 31, 2010 to $11.8 million at March 31, 2012, and represented 4.2% of total deposits at March 31, 2012. Certificates of deposit decreased $23.8 million from $243.2 million to $219.4 million during fiscal 2012, and represented 78.1% of total deposits at March 31, 2012.

•

Managing interest rate risk by emphasizing the origination of shorter-term loans for retention in our portfolio and continuing to sell our newly originated longer-term one- to four-family residential mortgage loans. Our emphasis on originating commercial business and commercial real estate loans for our portfolio, and selling substantially all of our newly originated residential mortgage loans with terms longer than 10 years, is designed to decrease our interest rate risk in the current interest rate environment. Our commercial business and commercial real estate loans generally have shorter terms and repricing characteristics than fixed rate longer-term one- to four-family residential mortgage loans. We have also contracted with a third party to provide us with quarterly interest rate risk reports.

•

Maintaining prudent loan underwriting standards and improving the monitoring of our loan portfolio to improve asset quality. Hamilton Bank historically had very few non-performing loans. We recently have experienced an increase in delinquencies and non-performing loans, primarily related to commercial business and commercial real estate loans. In particular, at March 31, 2012, $5.2 million of our $9.8 million of commercial real estate and commercial business loan participations and purchased loans were non-performing. Beginning in fiscal 2010, we decided we would not participate in commercial business or commercial real estate loans in the near future, although we may look at opportunities for participations and purchases on a case by case basis. In connection with our recent emphasis on commercial business and commercial real estate lending, as well as the recent increase in such loans that are delinquent or non-performing, we have increased our lending staff and enhanced our delinquent loan monitoring system to ensure that management and the board of directors receive more up-to-date information on delinquent loans. We have also established a formal loan delinquency committee to address delinquent and non-performing loans. We also have contracted with a third party to review our commercial loans twice a year. This review focuses on large troubled loans and a sample of other loans.

•

Expanding our banking franchise as opportunities arise through de novo branching, branch acquisitions or acquisitions of other financial institutions. We currently operate from five full-service banking offices and our executive and administrative office, which is a limited service banking office. We believe there are branch expansion opportunities in our primary market area and adjacent communities. We evaluate branch expansion opportunities, as well as opportunities to acquire other financial institutions, as such opportunities arise, and will continue to do so after the conversion. However, we currently have no understandings or agreements with respect to establishing new branches or any acquisition transactions.

•

Improving Our Operating Efficiencies Through Increased Use of Technology. We strive to continue to increase our operating efficiencies through the upgrading of our account and data processing systems, improvement in our loan monitoring and quality control systems, upgrading of our accounting systems and relying upon outsourcing when appropriate. We are also in the process of developing an improved cost and profit center accounting to better assess the performance of our products and services and a sales activity database to better track our sales performance and market penetration. Our improved loan monitoring systems now include improved modules which perform commercial loan monitoring, financial analysis of borrowers and loan allowance and charge-off activity.

Reasons for the Conversion and Offering

Consistent with our business strategy, our primary reasons for converting and raising additional capital through the offering are:

•	to increase capital to support future growth and profitability;

•	to retain and attract qualified personnel by establishing stock-based benefit plans for management and employees;

•	to have greater flexibility to structure and finance the opportunistic expansion of our operations; and

•	to offer our depositors and employees an opportunity to purchase our stock.

As of March 31, 2012, Hamilton Bank was considered “well capitalized” for regulatory purposes and is not subject to a directive or a recommendation from the Office of the Comptroller of the Currency to raise capital. As a result of the conversion, the proceeds from the stock offering will further improve our capital position during a period of significant economic, regulatory and political uncertainty.

See “The Conversion and Offering” for a more complete discussion of our reasons for conducting the conversion and offering.

Terms of the Offering

We are offering between 2,380,000 and 3,220,000 shares of common stock to eligible current and former depositors of Hamilton Bank and to Hamilton Bank’s tax-qualified employee benefit plans in a subscription offering. To the extent shares remain available, we may offer shares for sale in a community offering, with a preference given to residents of Baltimore City and the Maryland counties of Anne Arundel, Baltimore, Carroll, Harford, Howard and Queen Anne’s. We may also offer for sale shares of common stock not purchased in the subscription offering or the community offering to the general public in a syndicated community offering. The number of shares of common stock to be sold may be increased to up to 3,703,000 shares as a result of demand for the shares of common stock in the offering or changes in market conditions. Unless the number of shares of common stock offered is increased to more than 3,703,000 shares or decreased to fewer than 2,380,000 shares, or the offering is extended beyond [Extend1 Date], subscribers will not have the opportunity to change or cancel their stock orders once submitted. If the offering is extended past [Extend1 Date], we will resolicit subscribers. You will have the opportunity to confirm, change or cancel your order within a specified period. If you do not respond during that period, your stock order will be cancelled, deposit account withdrawal authorizations will be cancelled or payment will be returned promptly with interest at ___% per annum. If the number of shares to be sold is increased to more than 3,703,000 shares or decreased to less than 2,380,000 shares, all subscribers’ stock orders will be cancelled, their deposit account withdrawal authorizations will be cancelled and funds delivered for the purchase of shares of common stock in the subscription and community offerings will be returned promptly with interest at ___% per annum. We will give these subscribers an opportunity to place new orders for a period of time.

The purchase price of each share of common stock to be offered for sale in the offering is $10.00. All investors will pay the same purchase price per share. Investors will not be charged a commission to purchase shares of common stock in the offering. Stifel, Nicolaus & Company, Incorporated, our marketing agent in the offering, will use its best efforts to assist us in selling shares of our common stock but is not obligated to purchase any shares of common stock in the offering.

How We Determined the Offering Range and the $10.00 Per Share Stock Price

The amount of common stock we are offering for sale is based on an independent appraisal of the estimated market value of Hamilton Bancorp, assuming the conversion and offering are completed. RP Financial, LC., our independent appraiser, has estimated that, as of May 25, 2012, this market value was $28.0 million. Based on regulations of the Office of the Comptroller of the Currency, this market value forms the midpoint of a valuation range with a minimum of $23.8 million and a maximum of $32.2 million. Based on this valuation and a $10.00 per share price, the number of shares of common stock being offered for sale by us will range from 2,380,000 shares to 3,220,000 shares. We may sell up to 3,703,000 shares of common stock because of demand for the shares or changes in market conditions without resoliciting subscribers. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions.

The appraisal is based in part on Hamilton Bank’s financial condition and results of operations, the pro forma effect of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of ten thrift holding companies that RP Financial, LC. considers comparable to Hamilton Bancorp. The appraisal peer group consists of the following companies. Unless otherwise noted, asset size is as of March 31, 2012.

Company Name	Ticker Symbol	Exchange	Headquarters	Total Assets
				(in millions)
Colonial Financial Services, Inc.	COBK	NASDAQ	Bridgeton, NJ	$639
Community Financial Corporation	CFFC	NASDAQ	Staunton, VA	$510	(1)
Alliance Bancorp, Inc. of PA	ALLB	NASDAQ	Broomall, PA	$484
Standard Financial Corp.	STND	NASDAQ	Monroeville, PA	$449
OBA Financial Services, Inc.	OBAF	NASDAQ	Germantown, MD	$392
FedFirst Financial Corporation	FFCO	NASDAQ	Monessen, PA	$343
Louisiana Bancorp, Inc.	LABC	NASDAQ	Metairie, LA	$319
WVS Financial Corp.	WVFC	NASDAQ	Pittsburgh, PA	$307
Athens Bancshares Corporation	AFCB	NASDAQ	Athens, TN	$294
Home Federal Bancorp, Inc. of LA	HFBL	NASDAQ	Shreveport, LA	$266

(1)	As of December 31, 2011.

The following table presents a summary of selected pricing ratios for Hamilton Bancorp (on a pro forma basis) and the peer group companies based on earnings and other information as of and for the twelve months ended March 31, 2012 and stock prices as of May 25, 2012, as reflected in the appraisal report. Compared to the average pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 34.5% on a price-to-book value basis and a discount of 32.2% on a price-to-tangible book value basis.

	Price-to-earnings multiple		Price-to-book value ratio	Price-to-tangible book value ratio
Hamilton Bancorp (on a pro forma basis, assuming completion of the conversion)
Adjusted Maximum	NM	*	55.71%	58.28%
Maximum	NM	*	51.73%	54.29%
Midpoint	NM	*	47.80%	50.33%
Minimum	NM	*	43.33%	45.77%
Valuation of peer group companies, all of which are fully converted (on an historical basis)
Averages	19.80x		72.98%	74.16%
Medians	18.36x		75.46%	78.98%

(1)	*Not meaningful.

The independent appraisal does not indicate trading market value. Do not assume or expect that our valuation as indicated in the appraisal means that after the conversion and offering the shares of our common stock will trade at or above the $10.00 per share purchase price. Furthermore, the pricing ratios presented in the appraisal were utilized by RP Financial, LC. to estimate our pro forma appraised value for regulatory purposes and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Conversion and Offering—Determination of Share Price and Number of Shares to be Issued.”

After-Market Stock Price Performance

The following table presents stock price performance information for all standard mutual-to-stock conversions completed between January 1, 2011 and May 25, 2012. These companies did not constitute the group of ten comparable public companies utilized in RP Financial, LC.’s valuation analysis.

Mutual-to-Stock Conversion Offerings with Closing Dates

between January 1, 2011 and May 25, 2012

			Percentage Price Change From Initial Trading Date
Company Name and Ticker Symbol	Conversion Date	Exchange	One Day	One Week	One Month	Through May 25, 2012
Wellesley Bancorp, Inc. – MA (WEBK)	1/26/12	NASDAQ	20.00%	21.00%	22.90%	45.00%
West End Indiana Bancshares, Inc. – IN (WEIN)	1/11/12	OTCBB	12.60%	11.50%	20.00%	18.00%
Carroll Bancorp, Inc. – MD (CROL)	10/13/11	OTCBB	0.40%	(2.50)%	4.00%	0.50%
ASB Bancorp, Inc. – NC (ASBB)	10/12/11	NASDAQ	16.40%	14.50%	15.50%	38.50%
BSB Bancorp, Inc. – MA (BLMT)	10/5/11	NASDAQ	3.10%	3.40%	2.50%	23.40%
Poage Bankshares, Inc. – KY (PBSK)	9/13/11	NASDAQ	11.30%	12.30%	8.80%	20.70%
IF Bancorp, Inc. – IL (IROQ)	7/8/11	NASDAQ	16.70%	16.50%	8.50%	23.10%
State Investors Bancorp, Inc. – LA (SIBC)	7/7/11	NASDAQ	18.50%	16.60%	16.00%	23.20%
First Connecticut Bancorp, Inc. – CT (FBNK)	6/30/11	NASDAQ	10.80%	11.60%	11.10%	30.20%
Franklin Financial Corp. – VA (FRNK)	4/28/11	NASDAQ	19.70%	17.70%	19.60%	50.70%
Sunshine Financial, Inc. – FL (SSNF)	4/6/11	OTCBB	12.50%	10.00%	14.00%	5.50%
Fraternity Community Bancorp, Inc. – MD (FRTR)	4/1/11	OTCBB	10.00%	11.70%	10.00%	10.00%
Anchor Bancorp – WA (ANCB)	1/26/11	NASDAQ	0.00%	0.40%	4.50%	7.40%
Wolverine Bancorp, Inc. – MI (WBKC)	1/20/11	NASDAQ	24.50%	22.40%	35.00%	60.00%

Average			12.61%	11.94%	13.74%	25.44%
Median			12.55%	12.00%	12.55%	23.15%

Stock price performance is affected by many factors, including, but not limited to: general market and economic conditions; the interest rate environment; the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets, and the company’s market area. None of the companies listed in the table above are exactly similar to Hamilton Bancorp, the pricing ratios for their stock offerings may have been different from the pricing ratios for Hamilton Bancorp shares of common stock and the market conditions in which these offerings were completed may have been different from current market conditions. Furthermore, this table presents only short-term performance with respect to companies that recently completed their mutual-to-stock conversions and may not be indicative of the longer-term stock price performance of these companies. The performance of these stocks may not be indicative of how our stock will perform.

Our stock price may trade below $10.00 per share, as the stock prices of certain mutual-to-stock conversions have decreased below the initial offering price. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors” beginning on page 15.

How We Intend to Use the Proceeds From the Stock Offering

We intend that Hamilton Bancorp will invest at least 50% of the net proceeds from the stock offering in Hamilton Bank, loan funds to our employee stock ownership plan to fund its purchase of shares of common stock in the stock offering, and retain the remainder of the net proceeds from the offering. Assuming we sell 2,800,000 shares of common stock in the stock offering and have net proceeds of $26.9 million, we intend that Hamilton Bancorp will invest $13.4 million in Hamilton Bank, loan $2.2 million to our employee stock ownership plan to fund its purchase of shares of common stock, and retain the remaining $11.2 million of the net proceeds.

We may use the funds we retain to pay cash dividends, to repurchase shares of common stock (subject to compliance with regulatory requirements), for investments, to expand our banking franchise through de novo branching, branch acquisitions or acquisitions of other financial institutions, or for other general corporate purposes. Hamilton Bank may use the proceeds it receives from us to support increased lending, enhance its talent (including the addition of accounting and loan underwriting and administration staff), offer self service delivery channels and other enhanced products and services, expand and enhance its branch network or acquire other financial institutions, although the Bank currently has no understandings or agreements to acquire a financial institution or other entity or to establish any new branch offices.

For more information on the proposed use of the proceeds from the offering, see “How We Intend to Use the Proceeds from the Offering”.

Persons Who May Order Shares of Common Stock in the Offering

We are offering the shares of common stock in a subscription offering in the following descending order of priority:

(i)	First, to depositors with accounts at Hamilton Bank with aggregate combined balances of at least $50 at the close of business on March 31, 2011.

(ii)	Second, to our tax-qualified employee benefit plans (specifically Hamilton Bank’s employee stock ownership plan and its 401(k) plan), which will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate a number of shares equal to 10% of the shares of common stock sold in the offering. We expect our employee stock ownership plan to purchase a number of shares equal to 8% of the shares of common stock sold in the offering.

(iii)	Third, to depositors with accounts at Hamilton Bank with aggregate balances of at least $50 at the close of business on [PR2 Date].

(iv)	Fourth, to depositors of Hamilton Bank at the close of business on [PR3 Date].

Shares of common stock not purchased in the subscription offering may be offered for sale in a community offering, with a preference given to natural persons and trusts of natural persons residing in Baltimore City and the Maryland counties of Anne Arundel, Baltimore, Carroll, Harford, Howard and Queen Anne’s. The community offering may begin concurrently with, during or after the subscription offering. We also may offer for sale shares of common stock not purchased in the subscription offering or the community offering to the general public through a syndicated community offering, which will be managed by Stifel, Nicolaus & Company, Incorporated. We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated community offering. Any determination to accept or reject stock orders in the community offering and the syndicated community offering will be based on the facts and circumstances available to management at the time of the determination.

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares will be allocated first to categories in the subscription offering. A detailed description of the subscription offering, the community offering and the syndicated community offering, as well as a discussion regarding allocation procedures, can be found in the section of this prospectus entitled “The Conversion and Offering.”

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased is 25.

Generally, no individual may purchase more than 50,000 shares ($500,000) of common stock. If any of the following persons purchase shares of common stock, their purchases, in all categories of the offering combined, when combined with your purchases, cannot exceed 60,000 shares ($600,000) of common stock:

•	your spouse or relatives of you or your spouse who reside with you;

•	most companies, trusts or other entities in which you are a trustee, have a substantial beneficial interest or hold a senior position; or

•	other persons who may be your associates or persons acting in concert with you.

Unless we determine otherwise, persons having the same address and persons exercising subscription rights through qualifying deposit accounts registered to the same address will be subject to the overall purchase limitation of 60,000 shares ($600,000). See the detailed descriptions of “acting in concert” and “associate” in the section of this prospectus headed “The Conversion and Offering—Limitations on Common Stock Purchases.”

Subject to Office of the Comptroller of the Currency approval, we may increase or decrease the purchase limitations at any time. See the detailed description of the purchase limitations in the section of this prospectus headed “The Conversion and Offering—Limitations on Common Stock Purchases.”

How You May Purchase Shares of Common Stock in the Subscription Offering and the Community Offering

In the subscription offering and community offering, you may pay for your shares only by:

(i)	personal check, bank check or money order made payable directly to Hamilton Bancorp, Inc.; or

(ii)	authorizing us to withdraw available funds from the types of Hamilton Bank deposit accounts identified on the stock order form.

Please do not submit cash or wire transfers. Hamilton Bank is not permitted to lend funds to anyone for the purpose of purchasing shares of common stock in the offering. Additionally, you may not use a Hamilton Bank line of credit check or any type of third party check to pay for shares of common stock. On the stock order form, you may not designate withdrawal from Hamilton Bank accounts with check-writing privileges; instead, please submit a check. If you request that we directly withdraw the funds, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account. You may not authorize direct withdrawal from a Hamilton Bank retirement account. See “—Using Retirement Account Funds to Purchase Shares of Common Stock in the Subscription and Community Offerings.”

You may subscribe for shares of common stock in the offering by delivering a signed and completed original stock order form, together with full payment payable to Hamilton Bancorp, Inc. or authorization to withdraw funds from one or more of your Hamilton Bank deposit accounts, provided that the stock order form is received before 2:00 p.m., Eastern Time, on [Expire Date]. You may submit your stock order form and payment by mail using the stock order reply envelope provided, by overnight delivery to our Stock Information Center at the address noted on the stock order form or by hand delivery to Hamilton Bank’s main office located at 5600 Harford Road, Baltimore, Maryland. Hand-delivered stock order forms will only be accepted at this location. We will not accept stock order forms at other Hamilton Bank offices. Please do not mail stock order forms to Hamilton Bank. Once submitted, your order will be irrevocable unless the offering is terminated or is extended beyond [Extend1 Date], or the number of shares of common stock to be sold is increased to more than 3,703,000 shares or decreased to less than 2,380,000 shares.

For a complete description of how to purchase shares in the stock offering, see “The Conversion and Offering—Procedure for Purchasing Shares in the Subscription and Community Offerings.”

Using Retirement Account Funds to Purchase Shares of Common Stock in the Subscription and Community Offerings

You may be able to subscribe for shares of common stock using funds in your individual retirement account (“IRA”), or other retirement account. If you wish to use some or all of the funds in your IRA or other retirement account held at Hamilton Bank, the applicable funds must be transferred to a self-directed account maintained by an independent custodian or trustee, such as a brokerage firm, before you place your stock order. If you do not have such an account, you will need to establish one. An annual administrative fee may be payable to the independent custodian or trustee. Because individual circumstances differ and the processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the [Expire Date] offering deadline, for assistance with purchases using funds in your IRA or other retirement account held at Hamilton Bank or elsewhere. Whether you may use such funds for the purchase of shares in the stock offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

For a complete description of how to use IRA funds to purchase shares in the stock offering, see “The Conversion and Offering—Procedure for Purchasing Shares in the Subscription and Community Offerings—Using Retirement Account Funds”.

You May Not Sell or Transfer Your Subscription Rights

Federal regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action against anyone who we believe has sold or transferred his or her subscription rights. In addition, we intend to advise the appropriate federal agencies of any person who we believe has sold or transferred his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. On the stock order form, you may not add the names of others for joint stock registration who do not have subscription rights or who qualify only in a lower subscription offering priority than you do. You may add only those who were eligible to purchase shares of common stock in the subscription offering at your date of eligibility. In addition, the stock order form requires that you list all qualifying deposit accounts, giving all names on each account and the account number at the applicable eligibility date. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation if there is an oversubscription.

Purchases by Senior Officers and Directors

We expect our directors and senior officers, together with their associates, to subscribe for 157,250 shares of common stock in the offering, representing 6.6% of shares to be sold at the minimum of the offering range. However, there can be no assurance that any individual director or senior officer, or the directors and senior officers as a group, will purchase any specific number of shares of our common stock. The purchase price paid by them will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering.

Purchases by our directors, senior officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering. Any purchases made by our directors or senior officers, or their associates, for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution.

For more information on the proposed purchases of shares of common stock by our directors and senior officers, see “Subscriptions by Directors and Senior Officers”.

Deadline for Orders of Shares of Common Stock in the Subscription and Community Offerings

The deadline for purchasing shares of common stock in the subscription and community offerings is 2:00 p.m., Eastern Time, on [Expire Date], unless we extend the subscription offering and/or the community offering. If you wish to purchase shares of common stock, a properly completed and signed original stock order form, together with full payment, must be received (not postmarked) by this time.

Although we will make reasonable attempts to provide this prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 2:00 p.m., Eastern Time, on [Expire Date], whether or not we have been able to locate each person entitled to subscription rights.

For a complete description of the deadline for purchasing shares in the stock offering, see “The Conversion and Offering—Procedure for Purchasing Shares in the Subscription and Community Offerings —Expiration Date”.

Steps We May Take if We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 2,380,000 shares of common stock, we may take additional steps in order to issue the minimum number of shares of common stock in the offering range. Specifically, we may:

(i)	increase the purchase limitations; and/or

(ii)	seek regulatory approval to extend the offering beyond [Extend1 Date].

If we extend the offering past [Extend1 Date], we will resolicit subscribers. You will have the opportunity to confirm, change or cancel your order within a specified period. If you do not respond during that period, your stock order will be cancelled, deposit account withdrawal authorizations will be cancelled or payments submitted will be returned promptly with interest at         % per annum from the date the stock order was processed. If one or more purchase limitations are increased, subscribers in the subscription offering who ordered the maximum amount and who indicated a desire to be resolicited on the stock order form will be and, in our sole discretion, some other large subscribers may be, given the opportunity to increase their subscriptions up to the newly applicable limit.

Conditions to Completion of the Conversion

The board of directors of Hamilton Bank has approved the plan of conversion. In addition, on             , 2012, the Federal Reserve Board issued the approval required in connection with the conversion. The Office of the Comptroller of the Currency has conditionally approved the plan of conversion. We cannot complete the conversion unless:

•	The plan of conversion is approved by at least a majority of votes eligible to be cast by members of Hamilton Bank (depositors of Hamilton Bank) as of [PR3 Date];

•	We have received orders for at least the minimum number of shares of common stock offered; and

•	We receive the final approval required from the Office of the Comptroller of the Currency to complete the conversion and offering.

Any approval by the Office of the Comptroller of the Currency or the Federal Reserve Board does not constitute a recommendation or endorsement of the plan of conversion.

Our Dividend Policy

Following completion of the stock offering, our board of directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the amount, if any, and timing of any dividend payments. The payment and amount of any dividend payments will depend upon a number of factors, including the following: regulatory capital requirements; our financial condition and results of operations; our other uses of funds for the long-term value of stockholders; tax considerations; statutory and regulatory limitations; and general economic conditions. See “Our Dividend Policy” in this prospectus for additional information regarding our dividend policy.

Market for Common Stock

We expect that our common stock will trade on the Nasdaq Capital Market under the symbol “HBK.” Stifel, Nicolaus & Company, Incorporated currently intends to make a market in the shares of our common stock, but is under no obligation to do so. See “Market for the Common Stock” in this prospectus.

Delivery of Stock Certificates in the Subscription and Community Offerings

Certificates representing shares of common stock sold in the subscription offering and community offering will be mailed to purchasers at the certificate registration address noted by them on the stock order form. Stock certificates will be sent to purchasers by first-class mail as soon as practicable after the completion of the conversion and stock offering, which is expected to occur as soon as soon as practicable following satisfaction of the conditions described above in “—Conditions to Completion of the Conversion.” We expect trading in the stock to begin on the business day of or on the business day immediately following the completion of the conversion and stock offering. It is possible that until certificates for the common stock are delivered, purchasers might not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading. Your ability to sell the shares of common stock before receiving your stock certificate will depend on arrangements you may make with a brokerage firm.

Possible Change in the Offering Range

RP Financial, LC. will update its appraisal before we complete the offering. If, as a result of demand for the shares or changes in market conditions, RP Financial, LC. determines that our pro forma market value has increased, we may sell up to 3,703,000 shares in the offering without further notice to you. If our pro forma market value at that time is either below $23.8 million or above $37.0 million, then, after consulting with the Office of the Comptroller of the Currency, we may:

•	terminate the stock offering, cancel deposit account withdrawal authorizations and promptly return all funds received in the subscription and community offerings with interest at % per annum;

•	set a new offering range; or

•	take such other actions as may be permitted by the Office of the Comptroller of the Currency and the Securities and Exchange Commission.

If we set a new offering range, we will promptly return funds, with interest at         % per annum for funds received in the subscription and community offerings, cancel deposit account withdrawal authorizations and commence a resolicitation. In connection with the resolicitation, we will notify subscribers of their rights to place a new stock order for a specified period of time.

Possible Termination of the Offering

We may terminate the offering at any time prior to the special meeting of members of Hamilton Bank that is being called to vote on the conversion, and at any time after member approval with the concurrence of the Office of the Comptroller of the Currency. If we terminate the offering, we will promptly return funds, as described above.

Benefits to Management and Potential Dilution to Stockholders Resulting from the Conversion

We expect our employee stock ownership plan, which is a tax-qualified retirement plan for the benefit of all of our employees, to purchase a number of shares equal to 8% of the shares of common stock that we sell in the offering. If we receive orders for more shares of common stock than the maximum of the offering range, the employee stock ownership plan will have first priority to purchase shares over this maximum, up to a total of 8% of the shares of common stock that we sell in the offering. This would reduce the number of shares available for allocation to eligible depositors. For further information, see “Management—Benefit Plans—Employee Stock Ownership Plan.”

Purchases by the employee stock ownership plan in the offering will be included in determining whether the required minimum number of shares have been sold in the offering. Subject to market conditions and receipt of regulatory approval, the employee stock ownership plan may instead elect to purchase shares of common stock in the open market following the offering in order to fill all or a portion of the employee stock ownership plan’s intended subscription.

We also intend to implement one or more stock-based benefit plans no earlier than six months after completion of the conversion. Stockholder approval of these plans will be required, and the stock-based benefit plans cannot be implemented until at least six months after the completion of the conversion pursuant to applicable Office of the Comptroller of the Currency regulations. If adopted within 12 months following the completion of the conversion, the stock-based benefit plans will reserve a number of shares of common stock equal to not more than 4% of the shares sold in the offering, or up to 128,800 shares of common stock at the maximum of the offering range, for restricted stock awards to key employees and directors, at no cost to the recipients. If adopted within 12 months following the completion of the conversion, the stock-based benefit plans will also reserve a number of shares equal to not more than 10% of the shares of common stock sold in the offering, or up to 322,000 shares of common stock at the maximum of the offering range, for the exercise of stock options granted to key employees and directors. If the stock-based benefit plans are adopted after one year from the date of the completion of the conversion, the 4% and 10% limitations described above will no longer apply, and we may adopt stock-based benefit plans encompassing more than 450,800 shares of our common stock assuming the maximum of the offering range. We have not yet determined whether we will present these plans for stockholder approval within 12 months following the completion of the conversion or whether we will present these plans for stockholder approval more than 12 months after the completion of the conversion.

The following table summarizes the number of shares of common stock and aggregate dollar value of grants (valuing each share granted at the offering price of $10.00) that would be available under one or more stock-based benefit plans if such plans are adopted within one year following the completion of the conversion and the offering. The table shows the dilution to stockholders if all these shares are issued from authorized but unissued shares, instead of shares purchased in the open market. The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all employees. A portion of the stock grants shown in the table below may be made to non-management employees.

	Number of Shares to be Granted or Purchased(2)			Dilution Resulting From Issuance of Shares for Stock Benefit Plans
						Value of Grants (1)
	At Minimum of Offering Range	At Maximum of Offering Range	As a Percentage of Common Stock to be Issued			At Minimum of Offering Range	At Maximum of Offering Range
Employee stock ownership plan	190,400	257,600	8.00%	N/A	%(3)	$1,904,000	$2,576,000
Stock awards	95,200	128,800	4.00	3.85		952,000	1,288,000
Stock options	238,000	322,000	10.00	9.09		794,920	1,075,480

Total	523,600	708,400	22.00%	12.28		$3,650,920	$4,939,480

(1)	The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $3.34 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0% ; an expected option life of 10 years; a risk-free interest rate of 2.23%; and a volatility rate of 19.79%. The actual expense of stock options granted under a stock-based benefit plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted, which may or may not be the Black-Scholes model.
(2)	The stock-based benefit plans may award a greater number of options and shares, respectively, if the plans are adopted more than 12 months after the completion of the conversion.
(3)	Represents the dilution of stock ownership interest. No dilution is reflected for the employee stock ownership plan because these shares are assumed to be purchased in the offering.

In addition to the stock-based benefit plans that we may adopt, Hamilton Bancorp and Hamilton Bank each intend to enter into employment agreements with Robert A. DeAlmeida, our President and Chief Executive Officer. Hamilton Bank also intends to enter into change in control agreements with James F. Hershner, our Executive Vice President. See “Management—Executive Compensation” in this prospectus for a further discussion of these agreements, including their terms and potential costs, as well as a description of other benefits arrangements.

Tax Consequences

Hamilton Bank and Hamilton Bancorp have received an opinion of counsel, Luse Gorman Pomerenk & Schick, P.C., regarding the material federal income tax consequences of the conversion, and have received an opinion of Rowles & Company, LLP regarding the material Maryland state tax consequences of the conversion. As a general matter, the conversion will not be a taxable transaction for purposes of federal or state income taxes to Hamilton Bank, Hamilton Bancorp or persons eligible to subscribe in the subscription offering. See the section of this prospectus entitled “Taxation” for additional information regarding taxes.

How You Can Obtain Additional Information—Stock Information Center

Our banking personnel may not, by law, assist with investment-related questions about the offering. If you have questions regarding the conversion or offering, please call our Stock Information Center. The toll-free telephone number is 1-                    . The Stock Information Center is open Monday through Friday, between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on weekends and bank holidays.

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in the shares of common stock.

Risks Related to Our Business

Our recent emphasis on commercial real estate and commercial business loans has increased our credit risk.

We have significantly increased our origination of commercial real estate and commercial business loans during the last three years, and we intend to continue to grow our portfolios of such loans in the near term, subject to market conditions. At March 31, 2012, commercial real estate loans totaled $31.0 million, or 17.9% of total loans, compared to $6.9 million, or 4.4% of total loans, at March 31, 2009. At March 31, 2012, commercial business loans and lines of credit outstanding totaled $27.2 million, or 15.7% of total loans, compared to $1.3 million, or 0.8% of total loans, at March 31, 2009.

Commercial real estate and commercial business loans generally have more risk than the one- to four-family residential real estate loans that we originate. Because the repayment of commercial real estate and commercial business loans depends on the successful management and operation of the borrower’s properties or businesses, repayment of such loans can be affected by adverse conditions in the local real estate market or economy. Commercial real estate and commercial business loans may also involve relatively large loan balances to individual borrowers or groups of related borrowers. In addition, a downturn in the real estate market or the local economy could adversely affect the value of properties securing the loan or the revenues from the borrower’s business, thereby increasing the risk of nonperforming loans. See “Our entry into commercial real estate and commercial business lending has resulted in higher losses on our loans,” below.

Our entry into commercial real estate and commercial business lending has resulted in higher losses on our loans.

Beginning in 2009, we changed our business strategy to become less reliant upon one- to four-family lending and emphasize commercial business and commercial real estate lending. To support this strategy, we have hired two commercial real estate and commercial loan officers with commercial lending experience (one in fiscal 2010, and the second in fiscal 2011) and utilize third parties to conduct the underwriting analysis of such loans. We have also purchased whole commercial business and commercial real estate loans from other institutions and participated in commercial business and commercial real estate loans originated by other institutions. We recently have experienced an increase in delinquent and non-performing commercial and commercial real estate loans, particularly in our portfolio of loan participations and purchased loans. During fiscal 2012, loans 90 or more days past due increased $5.8 million, or 354%, from $1.6 million to 7.4 million, and commercial business and commercial real estate loans 90 or more days past due increased $4.1 million, or 478%, from $860,000 to $5.0 million. During the quarter ended March 31, 2012, our total non-performing loans increased $5.9 million from $1.5 million to $7.4 million. Our commercial business and commercial real estate loan purchases and participations, which totaled $9.8 million at March 31, 2011, contributed $5.2 million to the $5.9 million increase in non-performing loans during the quarter ended March 31, 2012, and comprised $5.2 million of our $7.4 million of non-performing loans at March 31, 2012. Our non-performing commercial loans at March 31, 2012, also included two internally originated commercial loans to one borrower with an outstanding balance of $1.1 million. Given the recent emphasis on commercial business and commercial real estate lending and that our portfolio of commercial business and commercial real estate loans is not seasoned, we have a limited loss history with which to measure the risk in our commercial real estate and commercial business loan portfolio and the effectiveness of our commercial business and commercial real estate loan underwriting processes and personnel. We make no assurances that delinquencies and loan losses related to our commercial real estate and commercial business loans will be reduced or that delinquencies and charge-offs will not instead increase as we continue to emphasize this type of lending activity.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover probable incurred losses in our loan portfolio, resulting in additions to our allowance. The unseasoned nature of much of our commercial real estate and commercial business loans increases the risk that our allowance may be insufficient. See “—Our recent emphasis on commercial real estate and commercial business loans has increased our credit risk,” and “—Our entry into commercial real estate and commercial business lending has resulted in higher losses on our loans,” above. While our allowance for loan losses was $3.6 million, or 2.0% of total loans at March 31, 2012, material additions to our allowance could materially decrease our net income. In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities might have a material adverse effect on our financial condition and results of operations.

Historically low interest rates may adversely affect our net interest income and profitability.

During the past four years it has been the policy of the Board of Governors of the Federal Reserve System to maintain interest rates at historically low levels through its targeted federal funds rate and the purchase of mortgage-backed securities. As a result, yields on securities we have purchased, and to a lesser extent, market rates on the loans we have originated, have been at levels lower than were available prior to 2008. Consequently, the average yield on our interest earning assets has decreased during the recent low interest rate environment. As a general matter, our interest-bearing liabilities reprice or mature more quickly than our interest-earning assets, which has resulted in increases in net interest income in the short term. However, our ability to lower our interest expense is limited at these interest rate levels, while the average yield on our interest-earning assets may continue to decrease. The Board of Governors of the Federal Reserve System has indicated its intention to maintain low interest rates in the near future. Accordingly, our net interest income (the difference between interest income earned on assets and interest expense paid on liabilities) may decrease, which may have an adverse affect on our profitability. For information with respect to changes in interest rates, see “—Changes in interest rates could adversely affect our results of operations and financial condition.”

Changes in interest rates could adversely affect our results of operations and financial condition.

Our profitability depends substantially on our net interest income, which is the difference between the interest income earned on our interest-earning assets and the interest expense paid on our interest-bearing liabilities. Increases in interest rates may decrease loan demand (which would also decrease our ability to generate non-interest income through the sale of loans into the secondary market and related fees for continuing to service those sold loans, particularly SBA loans sold) and make it more difficult for borrowers to repay adjustable-rate loans. In addition, as market interest rates rise, we will have competitive pressures to increase the rates we pay on deposits. Because interest rates we pay on our deposits would be expected to increase more quickly than the increase in the yields we earn on our interest-earning assets, our net interest income would be adversely affected.

We also are subject to reinvestment risk associated with changes in interest rates. Changes in interest rates may affect the average life of loans and mortgage-related securities. Decreases in interest rates can result in increased prepayments of loans and mortgage-related securities, as borrowers refinance to reduce borrowing costs. Under these circumstances, we are subject to reinvestment risk to the extent that we are unable to reinvest the cash received from such prepayments at rates that are comparable to the interest rates on existing loans and securities.

We could potentially recognize goodwill impairment charges.

As of March 31, 2012, we had $2.7 million of goodwill related to the acquisition of our Pasadena, Maryland branch office in 2009. Goodwill is not amortized but is tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. Impairment testing requires that the fair value of Hamilton Bank be compared to the carrying amount of the Bank’s net assets, including goodwill. If the fair value of the Bank is less than book value, an expense may be required to write-down the related goodwill to the proper carrying value. We test for impairment of goodwill during February of each year. As a result of impairment testing performed during February 2012, no impairment charge was recorded. There can be no assurance that our banking franchise value will not decline in the future to a level necessitating goodwill impairment expense that is material to our earnings.

Strong competition within our market areas may limit our growth and profitability.

Competition in the banking and financial services industry within our market area is intense. In our market area we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors have substantially greater resources and lending limits than we have and offer certain services that we do not or cannot provide. Our profitability depends upon our continued ability to successfully compete in our market area. The greater resources and broader range of deposit and loan products offered by our competition may limit our ability to increase our interest-earning assets and profitability. We expect competition to remain intense in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered barriers to entry, allowed banks to expand their geographic reach by providing services over the Internet and made it possible for non-depository institutions to offer products and services that traditionally have been provided by banks. Competition for deposits and the origination of loans could limit our ability to successfully implement our business plan, and could adversely affect our results of operations in the future.

A continued downturn in the local economy or a decline in real estate values could hurt our profits.

Our local economy may affect our future growth possibilities and operations in our primary market area. Our future growth opportunities depend on the growth and stability of our regional economy and our ability to expand our market area. In addition, nearly all of our loans are to customers in Maryland, and particularly Baltimore City and Baltimore and Anne Arundel Counties. A continued downturn in our local economy may limit funds available for deposit and may negatively affect our borrowers’ ability to repay their loans on a timely basis, both of which could have an impact on our profitability. Also, a decline in real estate valuations in this market would lower the value of the collateral securing our loans.

Income from secondary mortgage market operations is volatile, and we may incur losses or charges with respect to our secondary mortgage market operations which would negatively affect our earnings.

We generally sell in the secondary market all residential mortgage loans that we originate with terms over 10 years on a servicing released basis, earning non-interest income in the form of gains on sale. When interest rates rise, the demand for mortgage loans tends to fall and may reduce the number of loans available for sale. In addition to interest rate levels, weak or deteriorating economic conditions also tend to reduce loan demand. Although we sell loans in the secondary market without recourse, we are required to give customary representations and warranties to the buyers. If we breach those representations and warranties, the buyers can require us to repurchase the loans and we may incur a loss on the repurchase.

Government responses to economic conditions may adversely affect our operations, financial condition and earnings.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) has changed the bank regulatory framework. For example, it has created an independent Consumer Financial Protection Bureau that has assumed the consumer protection responsibilities of the various federal banking agencies, established more stringent capital standards for banks and bank holding companies and given the Board of Governors of the Federal Reserve System exclusive authority to regulate savings and loan holding companies. The legislation has also resulted in new regulations affecting the lending, funding, trading and investment activities of banks and bank holding companies. The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions such as Hamilton Bank, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. Banks and savings institutions with $10.0 billion or less in assets will continue to be examined by their applicable bank regulators. The new legislation also weakens the federal preemption available for national banks and federal savings associations, and gives state attorneys general the ability to enforce applicable federal consumer protection laws. The Dodd-Frank Act also requires the federal banking agencies to promulgate rules requiring mortgage lenders to retain a portion of the credit risk related to loans that are securitized and sold to investors. We expect that such rules would make it more difficult for us to sell loans into the secondary market. Bank regulatory agencies also have been responding aggressively to concerns and adverse trends identified in examinations. Ongoing uncertainty and adverse developments in the financial services industry and in the domestic and international credit markets, and the effect of new legislation and regulatory actions in response to these conditions, may adversely affect our operations by restricting our business activities, including our ability to originate or sell loans, modify loan terms, or foreclose on property securing loans.

The full impact of the Dodd-Frank Act on our business will not be known until all of the regulations implementing the statute are adopted and implemented. As a result, we cannot at this time predict the extent to which the Dodd-Frank Act will impact our business, operations or financial condition. However, compliance with these new laws and regulations may require us to make changes to our business and operations and will likely result in additional costs and divert management’s time from other business activities, any of which may adversely impact our results of operations, liquidity or financial condition.

Furthermore, the Board of Governors of the Federal Reserve System, in an attempt to help the overall economy, has, among other things, adopted a low interest rate policy through its targeted federal funds rate and the purchase of mortgage-backed securities. If the Board of Governors of the Federal Reserve System increases the federal funds rate, market interest rates would likely rise, which may negatively affect the housing markets and the U.S. economic recovery.

We operate in a highly regulated environment and may be adversely affected by changes in laws and regulations.

We are subject to extensive regulation, supervision and examination by the Office of the Comptroller of the Currency, our chartering authority, and by the Federal Deposit Insurance Corporation, as the insurer of our deposits. As a savings and loan holding company, Hamilton Bancorp also will be subject to regulation and oversight by the Board of Governors of the Federal Reserve System. Such regulation and supervision govern the activities in which an institution and its holding companies may engage and are intended primarily for the protection of the insurance fund and depositors. Regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of an institution, the classification of assets by the institution and the adequacy of an institution’s allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, including changes in the regulations governing savings and loan holding companies, could have a material impact on Hamilton Bank, Hamilton Bancorp, and our operations.

Risks associated with system failures, interruptions, or breaches of security could negatively affect our earnings.

Information technology systems are critical to our business. We use various technology systems to manage our customer relationships, general ledger, securities, deposits, and loans. We have established policies and procedures to prevent or limit the impact of system failures, interruptions, and security breaches, but such events may still occur and may not be adequately addressed if they do occur. In addition any compromise of our systems could deter customers from using our products and services. Although we rely on security systems to provide security and authentication necessary to effect the secure transmission of data, these precautions may not protect our systems from compromises or breaches of security.

In addition, we outsource a majority of our data processing to certain third-party providers. If these third-party providers encounter difficulties, or if we have difficulty communicating with them, our ability to adequately process and account for transactions could be affected, and our business operations could be adversely affected. Threats to information security also exist in the processing of customer information through various other vendors and their personnel.

The occurrence of any system failures, interruption, or breach of security could damage our reputation and result in a loss of customers and business thereby subjecting us to additional regulatory scrutiny, or could expose us to litigation and possible financial liability. Any of these events could have a material adverse effect on our financial condition and results of operations.

We are a community bank and our ability to maintain our reputation is critical to the success of our business and the failure to do so may materially adversely affect our performance.

We are a community bank, and our reputation is one of the most valuable components of our business. As such, we strive to conduct our business in a manner that enhances our reputation. This is done, in part, by recruiting, hiring and retaining employees who share our core values of being an integral part of the communities we serve, delivering superior service to our customers and caring about our customers and associates. If our reputation is negatively affected, by the actions of our employees or otherwise, our business and, therefore, our operating results may be materially adversely affected.

Risks Related to the Offering

The future price of our common stock may be less than the purchase price in the stock offering.

If you purchase shares of common stock in the stock offering, you may not be able to sell them at or above the purchase price in the stock offering. The purchase price in the offering is based upon an independent third-party appraisal of our pro forma market value and is subject to review and approval by the Office of the Comptroller of the Currency. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. Our aggregate pro forma market value as reflected in the final independent appraisal may exceed the market price of our shares of common stock after the completion of the offering, which may result in our stock trading below the initial offering price of $10.00 per share.

The capital we raise in the stock offering will reduce our return on equity. This could negatively affect the trading price of our shares of common stock.

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. For the years ended March 31, 2012 and 2011, our return on average equity was 0.36% and 3.22%. The decrease in our return on equity during fiscal 2012 was primarily due to a $2.1 million increase in the provision for loan losses. Following the stock offering, we expect our consolidated equity to be between $54.9 million at the minimum of the offering range and $66.5 million at the adjusted maximum of the offering range. Based upon our earnings for the year ended March 31, 2012, and these pro forma equity levels, our return on equity would be (0.12)% and (0.26)% at the minimum and adjusted maximum of the offering range, respectively. Based upon our earnings for the year ended March 31, 2011, and these pro forma equity levels, our return on equity would be 1.67% and 1.22% at the minimum and adjusted maximum of the offering range, respectively. We expect our return on equity to remain low until we are able to leverage the additional capital we receive from the stock offering. Although we will be able to increase net interest income using proceeds of the stock offering, our return on equity will be reduced by the capital raised in the stock offering, higher expenses from the costs of being a public company, and added expenses associated with our employee stock ownership plan and the stock-based benefit plan which we intend to adopt. Until we can increase our net interest income through investment of the proceeds of the offering in higher yielding longer term assets and noninterest income, we expect our return on equity to remain relatively low compared to our peer group, which may reduce the value of our shares of common stock.

Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance and the value of our common stock.

We intend to invest between $11.4 million and $15.5 million of the net proceeds of the offering (or $17.9 million at the adjusted maximum of the offering range) in Hamilton Bank. We also expect to use a portion of the net proceeds we retain to fund a loan for the purchase of shares of common stock in the offering by the employee stock ownership plan. We may use the remaining net proceeds to invest in short-term investments, repurchase shares of common stock (subject to applicable regulatory requirements), pay dividends or for other general corporate purposes. Hamilton Bank may use the net proceeds it receives to fund new loans, enhance its talent (including the addition of accounting and loan underwriting and administration staff), add self service delivery channels and other enhanced products and services, expand and enhance its retail banking franchise by opening or acquiring new branches or by acquiring other financial institutions as opportunities arise, or for other general corporate purposes. However, with the exception of the loan to the employee stock ownership plan, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have significant flexibility in determining the amount of the net proceeds we apply to different uses and the timing of such applications. Also, certain of these uses, such as opening or acquiring new branches or acquiring other financial institutions, may require the approval of the Office of the Comptroller of the Currency and/or the Board of Governors of the Federal Reserve System. We have not established a timetable for reinvesting the net proceeds, and we cannot predict how long it will take to reinvest the net proceeds.

Our stock-based benefit plans will increase our costs, which will reduce our income.

We anticipate that our employee stock ownership plan will purchase 8% of the total shares of common stock sold in the stock offering, with funds borrowed from Hamilton Bancorp. The cost of acquiring the shares of common stock for the employee stock ownership plan will be between $1.9 million at the minimum of the offering range and $3.0 million at the adjusted maximum of the offering range. We will record annual employee stock ownership plan expense in an amount equal to the fair value of shares of common stock committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.

We also intend to adopt one or more stock-based benefit plans after the stock offering that would award participants (at no cost to them) shares of our common stock and/or options to purchase shares of our common stock. The number of shares reserved for awards of restricted stock or grants of stock options under any initial stock-based benefit plan may not exceed 4% and 10%, respectively, of the total shares sold in the offering, if these plans are adopted within 12 months after the completion of the conversion. We may reserve shares of common stock for stock awards and stock options in excess of these amounts provided the stock-based benefit plan is adopted more than one year following the stock offering.

Assuming the market price of the common stock is $10.00 per share; the options are granted with an exercise price of $10.00 per share; the dividend yield on the stock is 0%; the expected option life is ten years; the risk free interest rate is 2.23% (based on the ten-year Treasury rate) and the volatility rate on the shares of common stock is 19.79% (based on an index of publicly traded thrift institutions), the estimated grant-date fair value of the options using a Black-Scholes option pricing analysis is $3.34 per option granted. Assuming this value is amortized over a five-year vesting period, the corresponding annual pre-tax expense associated with all the stock options would be $247,000 at the adjusted maximum of the offering range. In addition, assuming that all shares of restricted stock are awarded at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual pre-tax expense associated with restricted stock awarded under the stock-based benefit plan would be $296,000 at the adjusted maximum of the offering range. Moreover, if we grant shares of common stock or options in excess of these amounts, such grants would increase our costs further.

The fair value of the shares of restricted stock on the date granted under the stock-based benefit plan will be expensed by us over the vesting period of the shares. If the shares of restricted stock to be granted under the plan are repurchased in the open market (rather than issued directly from authorized but unissued shares by Hamilton Bancorp), and cost the same as the purchase price in the stock offering, the reduction to stockholders’ equity due to the stock-based benefit plan would be between $1.0 million at the minimum of the offering range and $1.5 million at the adjusted maximum of the offering range. To the extent we repurchase shares of common stock in the open market to fund the grants of shares under the plan, and the price of such shares exceeds the offering price of $10.00 per share, the reduction to stockholders’ equity would exceed the range described above. Conversely, to the extent the price of such shares is below the offering price of $10.00 per share, the reduction to stockholders’ equity would be less than the range described above.

The implementation of stock-based benefit plans may dilute your ownership interest.

We intend to adopt one or more stock-based benefit plans, which will allow participants to be awarded shares of common stock (at no cost to them) and/or options to purchase shares of our common stock, following the stock offering. These stock-based benefit plans will be funded either through open market purchases of shares of common stock, if permitted, or from the issuance of authorized but unissued shares of common stock. Stockholders would experience a reduction in ownership interest totaling 12.3% in the event newly issued shares are used to fund stock options and awards of shares of common stock under these plans in an amount equal to 10% and 4%, respectively, of the shares sold in the stock offering. We may grant shares of common stock and stock options in excess of these amounts provided the stock-based benefit plan is adopted more than one year following the stock offering. The implementation of the stock-based benefit plan will be subject to stockholder approval. Historically, the overwhelming majority of stock-based benefit plans adopted by savings institutions and their holding companies following mutual-to-stock conversions have been approved by stockholders.

The corporate governance provisions in our articles of incorporation and bylaws and the federal stock charter of Hamilton Bank, and the corporate governance provisions under Maryland law, may prevent or impede the holders of our common stock from obtaining representation on our board of directors and may impede takeovers of the company that our board of directors might conclude are not in the best interest of Hamilton Bancorp or its stockholders.

Provisions in our articles of incorporation and bylaws, as well as the federal stock charter of Hamilton Bank, may prevent or impede holders of our common stock from obtaining representation on our board of directors and may make takeovers of Hamilton Bancorp more difficult. For example, our board of directors is divided into three classes, only one of which will stand for election annually. A classified board makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur. In addition, our articles of incorporation include a provision that no person will be entitled to vote any shares of our common stock in excess of 10% of our outstanding shares of common stock. This limitation does not apply to the purchase of shares by a tax-qualified employee stock benefit plan established by us. Hamilton Bank’s federal stock charter will contain a provision that for a period of five years from the closing of the conversion, no person other than Hamilton Bancorp may offer directly or indirectly to acquire the beneficial ownership of more than 10% of any class of equity security of Hamilton Bank. This limitation does not apply to the purchase or voting of shares by a tax-qualified employee stock benefit plan established by us, as well as other acquisitions specified in the federal stock charter. In addition, our articles of incorporation and bylaws restrict who may call special meetings of stockholders and how directors may be removed from office. Additionally, in certain instances, the Maryland General Corporation Law and our bylaws could require a supermajority vote of our stockholders to approve a merger or other business combination with a large stockholder, if the proposed transaction is not approved by a majority of our directors. See “Restrictions on Acquisition of Hamilton Bancorp, Inc.”

Our stock value may be negatively affected by federal regulations that restrict takeovers.

For three years following the stock offering, Office of the Comptroller of the Currency regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the Office of the Comptroller of the Currency, or successor regulator. See “Restrictions on Acquisition of Hamilton Bancorp” for a discussion of applicable Office of the Comptroller of the Currency regulations regarding acquisitions. Certain prospective investors may choose to purchase shares of a company if they believe that the company will be acquired, thereby potentially increasing its stock value. Because federal regulations will restrict any such acquisition of us or Hamilton Bank for at least three years after the completion of the conversion, these regulations may negatively affect our stock value.

We have never issued capital stock and there is no guarantee that a liquid market for our common stock will develop.

We have never issued capital stock and there is no established market for our common stock. We expect that our common stock will be listed on the Nasdaq Capital Market, subject to completion of the offering and compliance with certain conditions. Stifel, Nicolaus & Company, Incorporated has advised us that it intends to make a market in shares of our common stock following the offering, but it is under no obligation to do so or to continue to do so once it begins. The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. In addition, our public “float,” which is the total number of our outstanding shares less the shares held by our employee stock ownership plan and our directors and executive officers, will not be very large. As a result, it is possible that an active trading market for the common stock will not develop, or that if an active market develops, it will not continue. Purchasers of common stock in this stock offering should have long-term investment intent and should recognize that there will be a limited trading market in the common stock. This may make it difficult to sell the common stock after the stock offering and may have an adverse impact on the price at which the common stock can be sold.

We are an emerging growth company within the meaning of the Securities Act, and if we decide to take advantage of certain exemptions from reporting requirements that are available to emerging growth companies, our common stock could be less attractive to investors.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 ( the “JOBS Act”). We are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, reduced disclosure about our executive compensation and omission of compensation discussion and analysis, and an exemption from the requirement of holding a non-binding advisory vote on executive compensation. We also will not be subject to certain requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes Oxley Act”), including the additional level of review of our internal control over financial reporting as may occur when outside auditors attest as to our internal control over financial reporting. As a result, our stockholders may not have access to certain information they may deem important. In addition, we are eligible to delay adoption of new or revised accounting standards applicable to public companies and we intend to take advantage of the benefits of this extended transition period. Accordingly, our financial statements may not be comparable to companies that comply with such new or revised accounting standards. If we take advantage of any of these exemptions, some investors may find our common stock less attractive, which could hurt our stock price.

We may remain an emerging growth company until the earlier of: (i) the last day of the fiscal year in which we have total annual gross revenues of $1.0 billion or more; (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of common equity securities in the stock offering; (iii) the date on which such company has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under Securities and Exchange Commission regulations (generally, at least $700 million of voting and non-voting equity held by non-affiliates).

The distribution of subscription rights could have adverse income tax consequences.

If the subscription rights granted to certain depositors of Hamilton Bank are deemed to have an ascertainable value, receipt of such rights may be taxable in an amount equal to such value. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. We have received an opinion of RP Financial, LC., that it is more likely than not that such rights have no value; however, such opinion is not binding on the Internal Revenue Service.

SELECTED FINANCIAL AND OTHER DATA

OF HAMILTON BANK

The following tables set forth selected historical financial and other data of Hamilton Bank and its subsidiaries for the periods and at the dates indicated. The following is only a summary and you should read it in conjunction with the financial statements of Hamilton Bank and notes beginning on page F-1 of this prospectus. The information at March 31, 2012 and 2011 and for the years then ended is derived in part from the audited financial statements that appear in this prospectus. The information at March 31, 2010, 2009 and 2008 and for the years then ended is derived in part from audited financial statements that do not appear in this prospectus.

	At March 31,
	2012	2011	2010	2009	2008
	(In thousands)
Selected Financial Condition Data:
Total assets	$318,468	$335,443	$320,539	$230,121	$223,460
Cash and cash equivalents	35,250	39,473	47,205	27,520	25,566
Investment securities	18,823	37,668	58,717	4,178	6,236
Mortgage-backed securities	76,008	63,483	18,410	30,786	25,845
Loans, net (1)	169,904	177,891	180,221	158,117	157,901
Federal Home Loan Bank of Atlanta stock at cost	502	504	455	404	396
Bank-owned life insurance	8,307	7,997	6,801	6,504	4,278
Deposits	281,015	298,613	284,683	195,751	189,396
Total equity	35,065	34,091	33,247	32,689	32,156

	For the Years Ended March 31,
	2012	2011	2010	2009	2008
	(In thousands, except per share data)
Selected Operating Data:
Interest income	$12,463	$12,762	$11,227	$10,698	$11,577
Interest expense	3,863	5,288	5,787	6,891	8,277

Net interest income	8,600	7,474	5,440	3,807	3,300
Provision for loan losses	2,718	616	53	14	—

Net interest income after provision for loan losses	5,882	6,858	5,387	3,793	3,300
Noninterest income	947	994	945	336	372
Noninterest expense	6,815	6,228	5,015	3,670	5,031

Income (loss) before income taxes (benefit)	14	1,624	1,317	459	(1,359)
Income taxes (benefit)	(117)	511	289	83	(482)

Net income (loss)	$131	$1,113	$1,028	$376	$(877)

(1)	Includes loans held for sale of $-0-, $-0-, $331,000, $135,000 and $-0- at March 31, 2012, 2011, 2010, 2009 and 2008, respectively.

	At or For the Years Ended March 31,
	2012	2011	2010	2009	2008
Selected Financial Ratios and Other Data:

Performance Ratios:
Return on average assets (ratio of net income to average total assets)	0.04%	0.34%	0.40%	0.17%	(0.39)%
Return on average equity (ratio of net income to average equity)	0.36%	3.22%	3.11%	1.16%	(2.70)%
Interest rate spread (1)	2.62%	2.20%	1.92%	1.27%	1.23%
Net interest margin (2)	2.77%	2.37%	2.19%	1.73%	1.60%
Efficiency ratio expressed as a percentage (3)	71.38%	73.54%	78.54%	88.58%	137.00%
Non-interest expense to average total assets	2.09%	1.88%	1.94%	1.62%	2.25%
Non-interest income to average assets	0.29%	0.30%	0.37%	0.15%	0.17%
Average interest-earning assets to average interest-bearing liabilities	111.65%	109.79%	111.77%	114.56%	109.07%
Average equity to average total assets	11.04%	10.44%	12.80%	14.06%	14.19%

Asset Quality Ratios:
Non-performing assets to total assets	2.55%	0.48%	0.04%	0.24%	0.05%
Non-performing loans to total loans	4.25%	0.91%	0.06%	0.34%	0.08%
Allowance for loan losses to non-performing loans	48.20%	72.84%	488.79%	94.83%	416.67%
Allowance for loan losses to gross loans	2.05%	0.66%	0.31%	0.32%	0.32%
Net charge-offs to average loans	0.20%	0.00%	0.00%	0.00%	0.00%

Capital Ratios:
Total capital (to risk-weighted assets)	20.66%	17.72%	20.03%	23.32%	25.44%
Tier 1 capital (to risk-weighted assets)	19.40%	17.07%	19.66%	22.95%	24.99%
Tier 1 capital (to total adjusted assets)	9.91%	9.41%	9.60%	14.00%	14.24%
Equity to total assets	11.01%	10.16%	10.37%	14.21%	14.39%
Tangible equity to tangible assets	9.91%	9.41%	9.60%	14.00%	14.24%

Number of:
Number of full service offices	5	5	5	4	4
Full time equivalent employees	51	47	47	36	34

(1)	The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(3)	The efficiency ratio represents noninterest expense divided by the sum of net interest income and non-interest income.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate acquired entities, if any;

•	changes in consumer spending, borrowing and savings habits;

•

changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

•	changes in our organization, compensation and benefit plans; and

•	changes in the financial condition, results of operations or future prospects of issuers of securities that we own.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see “Risk Factors” beginning on page 15.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $22.7 million and $31.1 million, or $35.8 million if the offering range is increased by 15%.

We intend to distribute the net proceeds as follows:

	Based Upon the Sale at $10.00 Per Share of
	2,380,000 Shares		2,800,000 Shares		3,220,000 Shares		3,703,000 Shares (1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)
Offering proceeds	$23,800		$28,000		$32,200		$37,030
Less offering expenses	(1,072)		(1,110)		(1,149)		(1,193)

Net offering proceeds (2)	$22,728	100.0%	$26,890	100.0%	$31,051	100.0%	$35,837	100.0%

Distribution of net proceeds:
To Hamilton Bank	$11,364	50.0%	$13,445	50.0%	$15,526	50.0%	$17,919	50.0%
To fund loan to employee stock ownership plan	$1,904	8.4%	$2,240	8.3%	$2,576	8.3%	$2,962	8.3%
Retained by Hamilton Bancorp	$9,460	41.6%	$11,205	41.7%	$12,950	41.7%	$14,956	41.7%

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Assumes that all shares of common stock are sold in the subscription and community offerings.

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Hamilton Bank’s deposits. The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription and community offerings.

Hamilton Bancorp may use the proceeds it retains from the offering:

•	to invest in securities;

•	to pay cash dividends to our stockholders;

•	to repurchase shares of our common stock subject to compliance with applicable regulatory requirements;

•	to finance the acquisition of financial institutions, although we do not currently have any agreements or understandings regarding any specific acquisition transaction; and

•	for other general corporate purposes.

Initially, we intend to invest a substantial portion of the net proceeds in investment grade securities, including securities issued by U.S. Government agencies and mortgage-backed securities issued by U.S. Government agencies and U.S. Government-sponsored enterprises.

See “Our Dividend Policy” for a discussion of our expected dividend policy following the completion of the conversion. Under applicable Federal regulations, we may not repurchase shares of our common stock during the first year following the completion of the conversion, except when extraordinary circumstances exist and with prior regulatory approval, or except to fund management recognition plans (which would require notification to the Board of Governors of the Federal Reserve System) or tax qualified employee stock benefit plans.

Hamilton Bank may use the net proceeds it receives from the offering:

•	to fund new loans;

•	to enhance existing products and services and to support the development of new products and services;

•	to invest in securities issued by U.S. Government agencies and mortgage-backed securities issued by U.S. Government agencies and U.S. Government-sponsored enterprises;

•

to expand its retail banking franchise by establishing or acquiring new branches or by acquiring other financial institutions as opportunities arise, although we do not currently have any understandings or agreements to acquire a financial institution or to establish or acquire any new branch offices; and

•	for other general corporate purposes.

Initially, a substantial portion of the net proceeds will be invested in securities issued by U.S. Government agencies and mortgage-backed securities issued by U.S. Government agencies and U.S. Government-sponsored enterprises. We have not determined specific amounts of the net proceeds that would be used for the purposes described above. The use of the proceeds outlined above may change based on many factors, including, but not limited to, changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of opportunities to expand our operations thru establishing or acquiring new branches or acquiring other financial institutions, our ability to receive regulatory approval for any such expansion activities, and overall market conditions.

We expect our return on equity to decrease as compared to our performance in recent years, until we are able to reinvest effectively the additional capital raised in the stock offering. See “Risk Factors—Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance and the value of our common stock.”

OUR DIVIDEND POLICY

Following completion of the stock offering, our board of directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the payment of dividends. In determining whether to pay a cash dividend and the amount of such cash dividend, the board of directors is expected to take into account a number of factors, including capital requirements, our financial condition and results of operations, other uses of funds for the long-term value of stockholders, tax considerations, statutory and regulatory limitations and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in the future. Special cash dividends, stock dividends or returns of capital, to the extent permitted by regulations and policies of the Board of Governors of the Federal Reserve System and the Office of the Comptroller of the Currency, may be paid in addition to, or in lieu of, regular cash dividends.

We will file a consolidated Federal tax return with Hamilton Bank. Accordingly, it is anticipated that any cash distributions that we make to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes. Additionally, pursuant to regulations of the Board of Governors of the Federal Reserve System, during the three-year period following the stock offering, we will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

Pursuant to our Articles of Incorporation, we are authorized to issue preferred stock. If we issue preferred stock, the holders thereof may have a priority over the holders of our shares of common stock with respect to the payment of dividends. For a further discussion concerning the payment of dividends on our shares of common stock, see “Description of Capital Stock—Common Stock.” Dividends we can declare and pay will depend, in part, upon receipt of dividends from Hamilton Bank, because initially we will have no source of income other than dividends from Hamilton Bank and earnings from the investment of the net proceeds from the sale of shares of common stock retained by Hamilton Bancorp and interest payments received in connection with the loan to the employee stock ownership plan. Regulations of the Office of the Comptroller of the Currency impose limitations on “capital distributions” by savings institutions. See “Regulation and Supervision—Federal Banking Regulation—Capital Distributions.”

Any payment of dividends by Hamilton Bank to us that would be deemed to be drawn out of Hamilton Bank’s bad debt reserves, if any, would require a payment of taxes at the then-current tax rate by Hamilton Bank on the amount of earnings deemed to be removed from the reserves for such distribution. Hamilton Bank does not intend to make any distribution to us that would create such a federal tax liability. See “Taxation—Federal Taxation” and “—State Taxation.”

MARKET FOR THE COMMON STOCK

We have never issued capital stock and there is no established market for our shares of common stock. We expect that our shares of common stock will be traded on the Nasdaq Capital Market under the symbol “HBK”. In order to list our stock on the Nasdaq Capital Market, we are required to have at least three broker-dealers who will make a market in our common stock, and we believe we will be able to comply with this requirement. Stifel, Nicolaus & Company, Incorporated has advised us that it intends to make a market in shares of our common stock following the offering, but it is under no obligation to do so or to continue to do so once it begins.

The development and maintenance of a public market, having the desirable characteristics of depth, liquidity and orderliness, depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of shares of our common stock at any particular time may be limited, which may have an adverse effect on the price at which shares of our common stock can be sold. There can be no assurance that persons purchasing the shares of common stock will be able to sell their shares at or above the $10.00 offering purchase price per share. You should have a long-term investment intent if you purchase shares of our common stock and you should recognize that there may be a limited trading market in the shares of our common stock.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At March 31, 2012, Hamilton Bank exceeded all of the applicable regulatory capital requirements and was considered “well capitalized.” The table below sets forth the historical equity capital and regulatory capital of Hamilton Bank at March 31, 2012, and the pro forma equity capital and regulatory capital of Hamilton Bank, after giving effect to the sale of shares of common stock at $10.00 per share. The table assumes the receipt by Hamilton Bank of 50% of the net offering proceeds. See “How We Intend to Use the Proceeds from the Offering.”

	Hamilton Bank Historical at March 31, 2012		Pro Forma at March 31, 2012, Based Upon the Sale in the Offering of (1)
			2,380,000 Shares		2,800,000 Shares		3,220,000 Shares		3,703,000 Shares (2)
	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)
	(Dollars in thousands)
Equity	$35,065	11.01%	$44,525	13.58%	$46,270	14.04%	$48,014	14.49%	$50,021	15.00%

Core capital	$31,506	9.91%	$40,966	12.51%	$42,711	12.98%	$44,456	13.44%	$46,462	13.96%
Core requirement (4)	15,896	5.00%	16,369	5.00%	16,456	5.00%	16,544	5.00%	16,644	5.00%

Excess	$15,610	4.91%	$24,597	7.51%	$26,255	7.98%	$27,912	8.44%	$29,818	8.96%

Tier 1 risk-based capital (5)	$31,506	19.40%	$40,966	24.93%	$42,711	25.94%	$44,456	26.94%	$46,462	28.09%
Risk-based requirement	9,744	6.00%	9,858	6.00%	9,879	6.00%	9,899	6.00%	9,924	6.00%

Excess	$21,762	13.40%	$31,108	18.93%	$32,832	19.94%	$34,557	20.94%	$36,538	22.09%

Total risk-based capital (5)	$33,552	20.66%	$43,011	26.18%	$44,757	27.18%	$46,502	28.18%	$48,508	29.33%
Risk-based requirement	16,240	10.00%	16,429	10.00%	16,464	10.00%	16,499	10.00%	16,539	10.00%

Excess	$17,312	10.66%	$26,582	16.18%	$28,293	17.18%	$30,003	18.18%	$31,969	19.33%

Reconciliation of capital infused into Hamilton Bank:
Net proceeds			$11,364		$13,445		$15,526		$17,919
Less: Common stock acquired by employee stock ownership plan			(1,904)		(2,240)		(2,576)		(2,576)

Pro forma increase			$9,460		$11,205		$12,950		$14,956

(1)	Pro forma capital levels assume that the employee stock ownership plan purchases 8% of the shares of common stock sold in the stock offering with funds we lend. Pro forma capital calculated under generally accepted accounting principles (“GAAP”) and regulatory capital have been reduced by the amount required to fund this plan. See “Management” for a discussion of the employee stock ownership plan.
(2)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(3)	Core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(4)	The current core capital requirement is 3% of total adjusted assets for financial institutions that receive the highest supervisory rating for safety and soundness and a 4% to 5% core capital ratio requirement for all other financial institutions.
(5)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

CAPITALIZATION

The following table presents the historical consolidated capitalization of Hamilton Bank at March 31, 2012 and the pro forma consolidated capitalization of Hamilton Bancorp after giving effect to the conversion and offering, based upon the assumptions set forth in the “Pro Forma Data” section.

	Hamilton Bank Historical at March 31, 2012	Pro Forma at March 31, 2012 Based upon the Sale in the Offering at $10.00 per Share of
		2,380,000 Shares	2,800,000 Shares	3,220,000 Shares	3,703,000 Shares (1)
	(Dollars in thousands)
Deposits (2)	$281,015	$281,015	$281,015	$281,015	$281,015
Borrowed funds	—	—	—	—	—

Total deposits and borrowed funds	$281,015	$281,015	$281,015	$281,015	$281,015

Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized (post-conversion)	—	—	—	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized (post-conversion); shares to be issued as reflected (3)	—	24	28	32	37
Additional paid-in capital (4)	—	22,704	26,862	31,019	35,800
Retained earnings (5)	34,434	34,434	34,434	34,434	34,434
Accumulated other comprehensive income	631	631	631	631	631

Less:
Common stock held by employee stock ownership plan (6)	—	(1,904)	(2,240)	(2,576)	(2,962)
Common stock to be acquired by stock-based benefit plan (7)	—	(952)	(1,120)	(1,288)	(1,481)

Total stockholders’ equity	$35,065	$54,937	$58,595	$62,252	$66,458

Pro forma shares outstanding		2,380,000	2,800,000	3,220,000	3,703,000
Total stockholders’ equity as a percentage of total assets (2)	11.01%	16.24%	17.13%	18.01%	19.00%
Tangible equity as a percentage of total assets	10.09%	15.37%	16.28%	17.16%	18.16%
Tangible book value per share	$—	$21.85	$18.42	$19.88	$17.16

(1)	As adjusted to give effect to an increase in the number of shares of common stock that could occur due to a 15% increase in the offering range to reflect demand for shares or changes in market conditions following the commencement of the subscription and community offerings.
(2)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the conversion and offering. These withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals.
(3)	No effect has been given to the issuance of additional shares of Hamilton Bancorp common stock pursuant to the exercise of options under one or more stock-based benefit plans. If the plans are implemented within the first year after the closing of the offering, an amount up to 10% of the shares of Hamilton Bancorp common stock sold in the offering will be reserved for issuance upon the exercise of options under the plans.
(4)	On a pro forma basis, common stock and additional paid-in capital have been revised to reflect the number of shares of Hamilton Bancorp common stock to be outstanding.
(5)	The retained earnings of Hamilton Bank will be substantially restricted after the conversion. See “The Conversion and Offering—Liquidation Rights” and “Regulation and Supervision.”
(6)	Assumes that 8% of the shares sold in the offering will be acquired by the employee stock ownership plan financed by a loan from Hamilton Bancorp. The loan will be repaid principally from Hamilton Bank’s contributions to the employee stock ownership plan. Since Hamilton Bancorp will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no liability will be reflected on Hamilton Bancorp’s consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.
(7)	Assumes a number of shares of common stock equal to 4% of the shares of common stock to be sold in the offering will be purchased for grant by one or more stock-based benefit plans in open market purchases by Hamilton Bancorp. The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering. As Hamilton Bancorp accrues compensation expense to reflect the vesting of shares pursuant to the stock-based benefit plan, the credit to equity will be offset by a charge to noninterest expense. Implementation of the stock-based benefit plans will require stockholder approval.

PRO FORMA DATA

The following tables summarize historical data of Hamilton Bank and pro forma data of Hamilton Bancorp at and for the year ended March 31, 2012. This information is based on assumptions set forth below and in the table, and should not be used as a basis for projections of market value of the shares of common stock following the conversion and offering.

The net proceeds in the tables are based upon the following assumptions:

•	all shares of common stock will be sold in the subscription offering;

•	157,250 shares of common stock will be purchased by our executive officers and directors, and their associates;

•

our employee stock ownership plan will purchase 8% of the shares of common stock sold in the stock offering with a loan from Hamilton Bancorp. The loan will be repaid in substantially equal payments of principal and interest (at the prime interest rate, adjusted annually) over a period of 20 years;

•

Stifel, Nicolaus & Company, Incorporated will receive a success fee equal to 1.0% of the dollar amount of the shares of common stock sold in the subscription offering, excluding shares purchased by our directors, officers and employees and members of their immediate families, our employee stock ownership plan and our tax-qualified or stock-based compensation or similar plans (except individual retirement accounts); and

•	expenses of the stock offering, other than fees and expenses to be paid to Stifel, Nicolaus & Company, Incorporated, will be $738,500.

Pro forma earnings on net proceeds have been calculated assuming the stock has been sold at the beginning of the period and the net proceeds have been invested at a yield of 1.04% for the year ended March 31, 2012. This represents the five-year U.S. Treasury Note rate as of March 31, 2012, which, in light of current market interest rates, we consider to more accurately reflect the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate generally required by regulations of the Office of the Comptroller of the Currency. The pro forma after-tax yield on the net proceeds from the offering is assumed to be 0.69% for the year ended March 31, 2012, based on an effective tax rate of 34%.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock. We adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts for each period as if the shares of common stock were outstanding at the beginning of each period, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma tables give effect to the implementation of stock-based benefit plans. Subject to the receipt of stockholder approval, we have assumed that the stock-based benefit plans will acquire for restricted stock awards a number of shares of common stock equal to 4% of our outstanding shares of common stock at the same price for which they were sold in the stock offering. We assume that shares of common stock are granted under the plans in awards that vest over a five-year period.

We have also assumed that the stock-based benefit plans will grant options to acquire shares of common stock equal to 10% of our outstanding shares of common stock. In preparing the tables below, we assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $3.34 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model assumed an estimated volatility rate of 19.79% for the shares of common stock, no dividend yield, an expected option life of ten years and a risk-free interest rate of 2.23%. Finally, we assumed that 25% of the stock options were non-qualified options granted to directors, resulting in a tax benefit (at an assumed tax rate of 34%) for a deduction equal to the grant date fair value of the options.

We may reserve shares for the exercise of stock options and the grant of stock awards under one or more stock-based benefit plans in excess of 10% and 4%, respectively, of our total outstanding shares if the stock-based benefit plans are adopted more than one year following the stock offering. In addition, we may grant options and award shares that vest more rapidly than over a five-year period if the stock-based benefit plans are adopted more than one year following the stock offering.

As discussed under “How We Intend to Use the Proceeds from the Offering,” we intend to contribute at least 50% of the net proceeds from the stock offering to Hamilton Bank, and we will retain the remainder of the net proceeds from the stock offering. We will use portions of the proceeds we retain for the purpose of making a loan to the employee stock ownership plan and retain the rest of the proceeds for future use.

The pro forma table does not give effect to: (i) withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the stock offering; (ii) our results of operations after the stock offering; or (iii) changes in the market price of the shares of common stock after the stock offering.

The following pro forma information may not represent the financial effects of the stock offering at the date on which the stock offering actually occurs and you should not use the table to indicate future results of operations. Pro forma stockholders’ equity represents the difference between the stated amount of our assets and liabilities, computed in accordance with GAAP. We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Pro forma stockholders’ equity does not give effect to the impact of intangible assets, bad debt reserve or the liquidation account we will establish in the conversion in the unlikely event we are liquidated.

	At or for the Year Ended March 31, 2012 Based upon the Sale at $10.00 Per Share of
	2,380,000 Shares	2,800,000 Shares	3,220,000 Shares	3,703,000 Shares (1)
	(Dollars in thousands, except per share amounts)
Gross proceeds of offering	$23,800	$28,000	$32,200	$37,030
Less: Expenses	(1,072)	(1,110)	(1,149)	(1,193)

Estimated net proceeds	22,728	26,890	31,051	35,837
Less: Common stock purchased by ESOP (2)	(1,904)	(2,240)	(2,576)	(2,962)
Less: Common stock purchased by stock-based benefit plans (3)	(952)	(1,120)	(1,288)	(1,481)

Estimated net proceeds	$19,872	$23,530	$27,187	$31,393

For the Year Ended March 31, 2012
Consolidated net earnings:
Historical	$131	$131	$131	$131
Pro forma adjustments:
Income on adjusted net proceeds	136	162	187	215
Employee stock ownership plan (2)	(63)	(74)	(85)	(98)
Stock awards (3)	(126)	(148)	(170)	(196)
Stock options (4)	(145)	(171)	(197)	(226)

Pro forma net income	$(67)	$(100)	$(134)	$(174)

Earnings per share:
Historical	$0.06	$0.05	$0.04	$0.04
Pro form adjustments:
Income on adjusted net proceeds	0.06	0.06	0.06	0.06
Employee stock ownership plan (2)	(0.03)	(0.03)	(0.03)	(0.03)
Stock awards (3)	(0.06)	(0.06)	(0.06)	(0.06)
Stock options (4)	(0.07)	(0.07)	(0.07)	(0.07)

Pro forma earnings per share	$(0.04)	$(0.05)	$(0.06)	$(0.06)

Offering price to pro forma net earnings per share	NM	NM	NM	NM
Number of shares used in earnings per share calculations	2,194,360	2,581,600	2,968,840	3,414,166

At March 31, 2012
Stockholders’ equity:
Historical	$35,065	$35,065	$35,065	$35,065
Estimated net proceeds	22,728	26,890	31,051	35,837
Less: Common stock acquired by ESOP (2)	(1,904)	(2,240)	(2,576)	(2,962)
Less: Common stock acquired by stock-based benefit plans (3)(4)	(952)	(1,120)	(1,288)	(1,481)

Pro forma stockholders’ equity (5)	$54,937	$58,595	$62,252	$66,458
Less: Intangibles	(2,928)	(2,928)	(2,928)	(2,928)

Pro forma tangible stockholders equity	$52,009	$55,667	$59,324	$63,530

Stockholders’ equity per share:
Historical	$14.73	$12.52	$10.89	$9.47
Estimated net proceeds	9.55	9.60	9.64	9.68
Less: Common stock acquired by ESOP (2)	(0.80)	(0.80)	(0.80)	(0.80)
Less: Common stock acquired by stock-based benefit plans (3)(4)	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma stockholders’ equity per share (5)	$23.08	$20.92	$19.33	$17.95

Offering price as percentage of pro forma stockholders’ equity per share	43.33%	47.80%	51.73%	55.71%
Offering price as percentage of pro forma tangible stockholders’ equity per share	45.77%	50.33%	54.29%	58.28%
Number of shares outstanding for pro forma book value per share calculations	2,380,000	2,800,000	3,220,000	3,703,000

(Footnotes begin on following page)

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Assumes that 8% of shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Hamilton Bancorp. Hamilton Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Hamilton Bank’s total annual payments on the employee stock ownership plan debt are based upon 20 equal annual installments of principal and interest. Financial Accounting Standards Board Accounting Standards Codification 718-40, “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”) requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Hamilton Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective tax rate of 34%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 9,520, 11,200, 12,880, and 14,812 shares were committed to be released during the year ended March 31, 2012 at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with ASC 718-40, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of income per share calculations.
(3)	If approved by Hamilton Bancorp’s stockholders, one or more stock-based benefit plans may purchase an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock-based benefit plans, and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from Hamilton Bancorp or through open market purchases. The funds to be used by the stock-based benefit plans to purchase the shares will be provided by Hamilton Bancorp. The table assumes that (i) the stock-based benefit plans acquire the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the stock-based benefit plans is amortized as an expense during the year, and (iii) the stock-based benefit plans expense reflects an effective tax rate of 34%. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock equal to 4% of the shares sold in the offering are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 3.8%.
(4)	If approved by Hamilton Bancorp’s stockholders, one or more stock-based benefit plans may grant options to acquire an aggregate number of shares of common stock equal to 10% of the shares to be sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock-based benefit plans may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock options to be granted under stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $3.34 for each option, and the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options. The actual expense of the stock options to be granted under the stock-based benefit plans will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock-based benefit plans is obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock used to fund stock options (equal to 10% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 9.1%.
(5)	The retained earnings of Hamilton Bank will be substantially restricted after the conversion. See “Our Dividend Policy,” “The Conversion and Offering—Liquidation Rights” and “Supervision and Regulation.” The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

This discussion and analysis reflects our financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived from the audited and unaudited financial statements, which appear beginning on page F-1 of this prospectus. You should read the information in this section in conjunction with the business and financial information regarding Hamilton Bank provided in this prospectus.

Overview

Hamilton Bank has grown from $223.5 million in assets at March 31, 2008, to $318.5 million in total assets at March 31, 2012. A significant portion of our growth over this period resulted from our acquisition of our Pasadena, Maryland branch office from K Bank in December 2009. As part of the K Bank branch acquisition, we acquired $57.0 million in assets, consisting of $25.6 million in loans, $27.6 million in cash, $758,000 in premises and equipment, and $434,000 recorded as a core deposit intangible. A total of $57.0 million in liabilities, consisting entirely of deposits, was also part of the sales contract. The branch acquisition resulted in the Bank recording $2.7 million in goodwill.

Although we reached $335.4 million in assets at March 31, 2011, our asset size decreased $17.0 million, or 5.1% during fiscal 2012. This decrease reflects a decrease of $8.0 million in net loans receivable, a decrease of $6.3 million in investment securities and a decrease of $4.2 million in cash and cash equivalents. The decrease in loans was primarily due to our origination of fewer loans during fiscal 2012 combined with the repayment of loans in our portfolio. The decrease in assets also reflects our decision to allow higher priced certificates of deposit to runoff at maturity, which resulted in a decrease in securities and cash and cash equivalents.

Hamilton Bank historically had very few non-performing loans. We recently have experienced an increase in delinquencies and non-performing commercial business and commercial real estate loans, particularly in our loan participations and purchased loans. During the quarter ended March 31, 2012, our non-performing loans increased $5.9 million, from $1.5 million to $7.4 million. Our commercial business and commercial real estate loan purchases and participations, which totaled $9.8 million at March 31, 2011, contributed $5.2 million to the $5.9 million increase in non-performing loans during the quarter ended March 31, 2012, and comprised $5.2 million of our $7.4 million of non-performing loans at March 31, 2012. Our non-performing commercial loans at March 31, 2012, also included two internally originated commercial loans to one borrower with an aggregate outstanding balance of $1.1 million which was non-performing due to the failure of the borrower’s business. Given the recent emphasis on commercial and commercial real estate lending and that our portfolio of commercial business and commercial real estate loans is not seasoned, we have limited loss history with which to measure the risk in our commercial real estate and commercial loan portfolio or the effectiveness of our commercial business and commercial real estate loan underwriting processes and personnel. In connection with our recent emphasis on commercial business and commercial real estate lending, as well as the recent increase in such loans that are delinquent or non-performing, we have increased our lending staff and enhanced our delinquent loan monitoring system to ensure that management and the board of directors receive more up-to-date information on delinquent loans. We have also established a formal loan delinquency committee to address delinquent and non-performing loans. However, we can make no assurances that delinquencies or loan losses related to our commercial real estate and commercial business loans will be reduced or will not increase as we continue to emphasize this type of lending activity. See “Risk Factors—Our recent emphasis on commercial real estate and commercial business loans has increased our credit risk” and “—Our entry into commercial real estate and commercial business lending has resulted in higher losses on our loans.”

At March 31, 2012, our investment portfolio consisted entirely of securities and mortgage-backed securities issued by U.S. Government agencies or U.S. Government-sponsored enterprises, including stock in the Federal Home Loan Mortgage Corporation. The principal and interest on our mortgage-backed securities are guaranteed by the issuing entity.

Business Strategy

Our principal objective is to build long-term value for our stockholders by operating a profitable community-oriented financial institution dedicated to meeting the banking needs of our customers. Our board of directors has sought to accomplish this objective with a strategy designed to increase profitability, while maintaining a strong capital position and high asset quality. We cannot assure you that we will successfully implement our business strategy.

Highlights of our business strategy are as follows:

•

Continuing to emphasize the origination of commercial business and commercial real estate loans to decrease our reliance on one- to four-family lending. In 2009, we revised our overall operating strategy to become less reliant on one- to four-family lending and began to emphasize our commercial operations, including the origination of commercial business and commercial real estate loans and the attraction of commercial deposit relationships. We also began to originate for sale in the secondary market longer term (terms of 10 years or greater) one- to four-family loans rather than retain such loans in portfolio as we did in the past. To accomplish these changes in strategy, we hired two commercial lenders with experience with such types of loans (one in fiscal 2010, and the second in fiscal 2011) and additional lending support staff. Additionally, instead of hiring additional internal underwriting staff, we determined to engage experienced third parties to conduct outsourced underwriting analysis of all our commercial and commercial real estate loans and assist us with the underwriting of our Small Business Administration guaranteed loans. We also engaged an experienced third party underwriting firm to assist us with the underwriting and sale of our longer term one- to four-family residential mortgage loans. In addition to originating commercial loans, we initially also purchased whole commercial business and commercial real estate loans from other institutions and participated in commercial loans originated by other institutions. During 2010, we decided that we would not purchase or participate in commercial business or commercial real estate loans in the near future, although we may look at opportunities for participations and purchases on a case by case basis. We have recently, modified our lending strategies so that we currently do not purchase whole commercial real estate and commercial loans or enter into participations with respect to such loans. As a result of these strategies, we significantly increased our commercial real estate and commercial business loan portfolio and our commercial deposits during the last three years, and we intend to continue to grow our portfolios of such loans and deposits in the near term, subject to market conditions. At March 31, 2012, commercial real estate loans totaled $31.0 million, or 17.9% of total loans, compared to $6.9 million, or 4.4% of total loans, at March 31, 2009. At March 31, 2012, commercial business loans and lines of credit outstanding totaled $27.2 million, or 15.7% of total loans, compared to $1.3 million, or 0.8% of total loans, at March 31, 2009.

•

Emphasizing lower-cost core deposits from new customers through our increased commercial business and commercial real estate lending. Our emphasis on originating commercial business and commercial real estate lending relationships is also designed to encourage relationship banking and increase our core deposits, including non-interest bearing transaction accounts, and decrease our dependence on certificates of deposit. Non-interest bearing deposits increased $6.1 million from $5.7 million at March 31, 2010 to $11.8 million at March 31, 2012, and represented 4.2% of total deposits at March 31, 2012. Certificates of deposit decreased $23.8 million from $243.2 million to $219.4 million during fiscal 2012, and represented 78.1% of total deposits at March 31, 2012.

•

Managing interest rate risk by emphasizing the origination of shorter-term loans for retention in our portfolio and continuing to sell our newly originated longer-term one- to four-family residential mortgage loans. Our emphasis on originating commercial business and commercial real estate loans for our portfolio, and selling substantially all of our newly originated residential mortgage loans with terms longer than 10 years, is designed to decrease our interest rate risk in the current interest rate environment. Our commercial business and commercial real estate loans generally have shorter terms and repricing characteristics than fixed rate longer-term one- to four-family residential mortgage loans. We have also contracted with a third party to provide us with quarterly interest rate risk reports.

•

Maintaining prudent loan underwriting standards and improving the monitoring of our loan portfolio to improve asset quality. Hamilton Bank historically had very few non-performing loans. We recently have experienced an increase in delinquencies and non-performing loans, primarily related to commercial business and commercial real estate loans. In particular, at March 31, 2012,

$5.2 million of our $9.8 million of commercial real estate and commercial business loan participations and purchased loans were non-performing. Beginning in fiscal 2010, we decided we would not participate in commercial business or commercial real estate loans in the near future, although we may look at opportunities for participations and purchases on a case by case basis. In connection with our recent emphasis on commercial business and commercial real estate lending, as well as the recent increase in such loans that are delinquent or non-performing, we have increased our lending staff and enhanced our delinquent loan monitoring system to ensure that management and the board of directors receive more up-to-date information on delinquent loans. We have also established a formal loan delinquency committee to address delinquent and non-performing loans. We also have contracted with a third party to review our commercial loans twice a year. This review focuses on large troubled loans and a sample of other loans.

•

Expanding our banking franchise as opportunities arise through de novo branching, branch acquisitions or acquisitions of other financial institutions. We currently operate from five full-service banking offices and our executive and administrative office, which is a limited service banking office. We believe there are branch expansion opportunities in our primary market area and adjacent communities. We evaluate branch expansion opportunities, as well as opportunities to acquire other financial institutions, as such opportunities arise, and will continue to do so after the conversion. However, we currently have no understandings or agreements with respect to establishing new branches or any acquisition transactions.

•

Improving Our Operating Efficiencies Through Increased Use of Technology. We strive to continue to increase our operating efficiencies through the upgrading of our account and data processing systems, improvement in our loan monitoring and quality control systems, upgrading of our accounting systems and relying upon outsourcing when appropriate. We are also in the process of developing an improved cost and profit center accounting to better assess the performance of our products and services and a sales activity database to better track our sales performance and market penetration. Our improved loan monitoring systems now include improved modules which perform commercial loan monitoring, financial analysis of borrowers and loan allowance and charge-off activity.

Anticipated Increase in Noninterest Expense

Following the completion of the conversion, our non-interest expense is expected to increase because of the increased costs associated with operating as a public company, and the increased compensation expenses associated with the purchase of shares of common stock by our employee stock ownership plan and the possible implementation of one or more stock-based benefit plans, if approved by our stockholders no earlier than six months after the completion of the conversion. For further information, see “Summary—Benefits to Management and Potential Dilution to Stockholders Resulting from the Conversion;” “Risk Factors—Our stock-based benefit plans would increase our expenses and reduce our income;” and “Management—Benefits to be Considered Following Completion of the Conversion.” In addition, after the conversion, we expect that we will add additional accounting and lending staff, which will increase our compensation costs.

Critical Accounting Policies

The discussion and analysis of the financial condition and results of operations are based on our financial statements, which are prepared in conformity with generally accepted accounting principles used in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of income and expenses. We consider the accounting policies discussed below to be critical accounting policies. The estimates and assumptions that we use are based on historical experience and various other factors and are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions, resulting in a change that could have a material impact on the carrying value of our assets and liabilities and our results of operations.

On April 5, 2012, the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) was signed into law. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company” we may delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We intend to take advantage of the benefits of this extended transition period. Accordingly, our financial statements may not be comparable to companies that comply with such new or revised accounting standards.

The following represent our critical accounting policies:

Allowance for Loan Losses. The allowance for loan losses is the estimated amount considered necessary to cover inherent, but unconfirmed, credit losses in the loan portfolio at the balance sheet date. The allowance is established through the provision for losses on loans which is charged against income. In determining the allowance for loan losses, management makes significant estimates and has identified this policy as one of our most critical accounting policies.

Management performs a quarterly evaluation of the allowance for loan losses. Consideration is given to a variety of factors in establishing this estimate including, but not limited to, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower, results of internal loan reviews and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.

The analysis has two components, specific and general allocations. Specific percentage allocations can be made for unconfirmed losses related to loans that are determined to be impaired. Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. If the fair value of the loan is less than the loan’s carrying value, a charge is recorded for the difference. The general allocation is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history. We also analyze historical loss experience, delinquency trends, general economic conditions and geographic and industry concentrations. This analysis establishes factors that are applied to the loan groups to determine the amount of the general reserve. Actual loan losses may be significantly more than the allowances we have established which could result in a material negative effect on our financial results.

Securities Valuation and Impairment. We classify our investments in debt and equity securities as either held-to-maturity or available-for-sale. Securities classified as held-to maturity are recorded at cost or amortized cost. Available-for-sale securities are carried at fair value. We obtain our fair values from a third party service. This service’s fair value calculations are based on quoted market prices when such prices are available. If quoted market prices are not available, estimates of fair value are computed using a variety of techniques, including extrapolation from the quoted prices of similar instruments or recent trades for thinly traded securities, fundamental analysis, or through obtaining purchase quotes. Due to the subjective nature of the valuation process, it is possible that the actual fair values of these investments could differ from the estimated amounts, thereby affecting our financial position, results of operations and cash flows. If the estimated value of investments is less than the cost or amortized cost, we evaluate whether an event or change in circumstances has occurred that may have a significant adverse effect on the fair value of the investment. If such an event or change has occurred and we determine that the impairment is other-than-temporary, we expense the impairment of the investment in the period in which the event or change occurred. We also consider how long a security has been in a loss position in determining if it is other than temporarily impaired. Management also assesses the nature of the unrealized losses taking into consideration factors such as changes in risk-free interest rates, general credit spread widening, market supply and demand, creditworthiness of the issuer, and quality of the underlying collateral. At March 31, 2012, all of our securities were issued by U.S. government agencies or U.S. government-sponsored enterprises, and the principal and interest on 99.9% of our securities were guaranteed by the issuing entity.

Goodwill Impairment. Goodwill represents the excess purchase price paid for our Pasadena branch over the fair value of the net assets acquired. Goodwill is not amortized but is tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. The Bank is considered the Reporting Unit for purposes of impairment testing. Impairment testing requires that the fair value of the Bank be compared to the carrying amount of the Bank’s net assets, including goodwill. If the fair value of the Bank exceeds the book value, no write-down of recorded goodwill is required. If the fair value of the Bank is less than book value, an expense may be required to write-down the related goodwill to the proper carrying value. We test for impairment of goodwill during February of each year. We estimate the fair value of the Bank utilizing three valuation methods including the Comparable Transactions Approach, the Public Market Peers Approach, and the Discounted Cash Flow Approach.

Based on our impairment testing during February 2012, there was no evidence of impairment of the Bank’s goodwill or intangible assets.

Net Interest Income

Net interest income represents the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Net interest income also depends on the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them, respectively.

Comparison of Financial Condition at March 31, 2012 and March 31, 2011

Total assets decreased $17.0 million, or 5.0%, to $318.5 million at March 31, 2012 from $335.4 million at March 31, 2011. The decrease was primarily the result of an $8.0 million decrease in net loans receivable, a $6.3 million decrease in securities and a $4.2 million decrease in cash and cash equivalents.

Net loans receivable decreased by $8.0 million, or 4.5%, to $169.9 million at March 31, 2012 from $177.9 million at March 31, 2011. The decrease in loans receivable during this period was due to a decrease of $17.8 million, or 15.9%, in total residential mortgage loans, a decrease of $2.9 million, or 15.0%, in home equity loans and lines of credit, and a decrease of $2.6 million, or 40.7%, in construction loans, partially offset by a $10.0 million, or 47.5%, increase in commercial real estate loans and a $7.7 million, or 39.8%, increase in commercial business loans. The increases in commercial real estate and commercial business loans reflected our continued emphasis on originating these types of loans. The decrease in residential mortgage loans was primarily due to our origination of fewer loans during fiscal 2012 and the repayment of residential mortgage loans in our portfolio.

Investment securities decreased $6.3 million, or 6.2%, to $94.8 million at March 31, 2012. The decrease in securities during fiscal 2012 was primarily due to the need to fund the decrease in deposits as part of our strategy to allow higher costing certificates of deposit to runoff at maturity, and gradually replace them with lower-cost core deposits.

During the year ended March 31, 2012, cash and cash equivalents decreased by $4.2 million, or 10.7%, to $35.2 million, and foreclosed real estate increased from none at March 31, 2011, to $756,000 at March 31, 2012. At March 31, 2012, our investment in bank-owned life insurance was $8.3 million, an increase of $310,000 from $8.0 million at March 31, 2011. We invest in bank-owned life insurance to provide us with a funding source for our benefit plan obligations. Bank-owned life insurance also generally provides us noninterest income that is non-taxable. Federal regulations generally limit our investment in bank-owned life insurance to 25% of our Tier 1 capital plus our allowance for loan losses.

Total deposits decreased $17.6 million, or 5.9%, to $281.0 million at March 31, 2012 from $298.6 million at March 31, 2011. During fiscal 2012, certificates of deposit decreased $23.8 million, or 9.8%, to $219.4 million, and money market accounts increased $1.9 million, or 7.9%. Statement savings and NOW accounts remained relatively the same between March 31, 2011 and March 31, 2012, with statement savings accounts increasing $403,000 to $15.7 million and NOW accounts decreasing $72,000 to $7.5 million. Non-interest bearing deposits increased $4.1 million, or 53.4%, from $7.7 million at March 31, 2011 to $11.8 million at March 31, 2012.

As part of our efforts to rely less on certificates of deposit, we allowed higher costing certificates of deposit to runoff at maturity during fiscal 2012, as we increased our emphasis on increasing the level of core deposits.

We had no borrowings outstanding at March 31, 2012 or 2011. At March 31, 2012, we had the ability to borrow approximately $48.1 million from the Federal Home Loan Bank of Atlanta, subject to our pledging sufficient assets.

Total equity increased $973,000, or 2.9%, to $35.1 million at March 31, 2012 from $34.1 million at March 31, 2011. The increase was attributable to net income of $131,000 and an $842,000 increase in accumulated other comprehensive income resulting from increases in the market value of available for sale securities.

Comparison of Results of Operations for the Years Ended March 31, 2012 and March 31, 2011

General. Net income decreased $982,000, or 88.2%, to $131,000 for the year ended March 31, 2012 from $1.1 million for the year ended March 31, 2011. The reasons for the decrease were a $2.1 million increase in the provision for loan losses, a $588,000 increase in noninterest expense and a $47,000 decrease in noninterest income, partially offset by an increase of $1.1 million in net interest income.

Net Interest Income. Net interest income increased by $1.1 million, or 15.1%, to $8.6 million for the year ended March 31, 2012 from $7.5 million for the year ended March 31, 2011. The increase primarily resulted from a decrease of $1.4 million in interest expense, partially offset by a decrease of $299,000 in interest and dividend income. The increase in net interest income was primarily driven by declining market interest rates during the year ended March 31, 2012. Rates for deposits, in particular, certificates of deposit, declined faster than the average yield on our interest-earning assets. As a result, our net interest margin increased 40 basis points to 2.77% for the year ended March 31, 2012 from 2.37% for the year ended March 31, 2011, and our net interest rate spread increased 42 basis points to 2.62% for the year ended March 31, 2012 from 2.20% for the year ended March 31, 2011. The increase was also positively impacted by a $4.3 million increase in our net interest-earning assets for fiscal 2012.

Interest and Dividend Income. Interest and dividend income decreased $299,000 to $12.5 million for the year ended March 31, 2012 from $12.8 million for the year ended March 31, 2011. The decrease resulted primarily from a $648,000 decrease in interest income on loans and a $60,000 decrease in interest on cash and cash equivalents, partially offset by an increase in interest and dividend income on securities of $410,000.

Interest income on loans decreased $648,000, or 6.1%, to $10.0 million for the year ended March 31, 2012 from $10.6 million for the year ended March 31, 2011. This decrease primarily resulted from a 20 basis point decrease in the average yield to 5.66% for the year ended March 31, 2012 from 5.86% for the year ended March 31, 2011, reflecting decreases in market interest rates. The decrease was also due in part to a decrease in the average balance of loans of $5.0 million, or 2.8%, to $176.1 million for the year ended March 31, 2012 from $181.1 million for the year ended March 31, 2011.

Interest and dividend income on total securities increased $410,000 to $2.4 million for the year ended March 31, 2012 from $2.0 million for the year ended March 31, 2011. The increase resulted from a $756,000 increase in interest income on mortgage-backed securities and a $346,000 decrease in interest and dividend income on investment securities. The increase in interest income from mortgage-backed securities was primarily due to a $33.9 million increase in the average balance of mortgage-backed securities, partially offset by a 28 basis point decrease in the average yield on mortgage-backed securities. The decrease in interest income on investment securities was primarily due to a $15.9 million decrease in the average balance of investment securities and, to a significantly lesser extent, a 5 basis point decrease in the average yield on investment securities. Although the average yield on mortgage-backed securities decreased more than the average yield on investment securities during fiscal 2012, the average yield on mortgage-backed securities during fiscal 2012 was still 50 basis points higher than the average yield on investment securities. Accordingly, the shift in our mix of securities during fiscal 2012 resulted in increased income on our total securities portfolio.

Interest Expense. Interest expense, consisting entirely of the cost of interest-bearing deposits, decreased $1.4 million, or 27.0%, to $3.9 million for the year ended March 31, 2012 from $5.3 million for the year ended March 31, 2011. The decrease in the cost of interest-bearing deposits was due to a decrease of 45 basis points in the average rate paid on interest-bearing deposits to 1.39% for the year ended March 31, 2012 from 1.84% for the year ended March 31, 2011. We experienced decreases in the cost of all categories of interest-bearing deposits for the year ended March 31, 2012, especially certificates of deposit, reflecting lower market interest rates. The decrease in interest expense was also due to a $9.4 million, or 3.3%, decrease in the average balance of interest-bearing deposits to $278.1 million for the year ended March 31, 2012 from $287.5 million for the year ended March 31, 2011. The decline in the average balance of interest-bearing deposits was primarily due to our strategy to allow higher costing certificates of deposit to runoff, and gradually replace them with lower-cost core deposits. The average balance of certificates of deposit decreased $13.2 million for the year ended March 31, 2012 compared to the year ended March 31, 2011, while the average balances of all other deposit categories increased, including an increase in the average balance of non-interest bearing demand accounts of $3.1 million, or 50.4%, and an increase in the average balance of money market accounts of $2.5 million, or 10.7%.

Provision for Loan Losses. We establish provisions for loan losses that are charged to operations in order to maintain the allowance for loan losses at a level believed, to the best of management’s knowledge, to cover all known and inherent losses in the portfolio both probable and reasonable to estimate at each reporting date. We recorded a provision for loan losses of $2.7 million for the year ended March 31, 2012 and a provision for loan losses of $616,000 for the year ended March 31, 2011. The allowance for loan losses was $3.6 million, or 48.2% of non-performing loans, at March 31, 2012, compared to $1.2 million, or 72.8% of non-performing loans, at March 31, 2011. The increased provision reflects management’s view of the losses inherent in the loan portfolio. Our non-performing loans increased by $5.8 million, or 354%, to $7.4 million at March 31, 2012 from $1.6 million at March 31, 2011. During the year ended March 31, 2012, loan charge offs also increased to $349,000, compared to no charge offs during fiscal 2011. In addition, during fiscal 2012 we increased the amount of our commercial real estate and commercial business loans, which are generally considered to bear higher risk than one- to four-family mortgage loans. The increase in our non-performing loans, our view of the increased inherent loss in our loan portfolio and a weakened economy caused us to increase the overall level of our allowance for loan losses.

Noninterest Income. Noninterest income decreased $47,000 to $947,000 for the year ended March 31, 2012 compared to $994,000 for the year ended March 31, 2011. The decrease was primarily due to a decrease of $67,000 in gain on sale of investment securities and a decrease of $35,000 in gain on sale of loans held for sale, partially offset by increases of $14,000 and $40,000 in earnings on bank-owned life insurance, and other noninterest income, respectively.

Noninterest Expense. Noninterest expense increased $588,000, or 9.4%, to $6.8 million for the year ended March 31, 2012 from $6.2 million for the year ended March 31, 2011. The largest components of this increase were advertising, which increased by $149,000, salaries, which increased $122,000, employee benefits, which increased by $114,000, occupancy, which increased by $221,000, and furniture and equipment, which increased by $75,000. These increases were partially offset by a $178,000 decrease in FDIC assessments. Normal salary increases and increases in payroll taxes primarily accounted for the increase in salaries and employee benefits expense.

Income Tax Expense. We recorded a $117,000 income tax benefit for the year ended March 31, 2012 and a $511,000 tax expense for the year ended March 31, 2011. The income tax benefit for the year ended March 31, 2012, was the result of Hamilton Bank’s tax exempt income totaling approximately $320,000, compared to income before income taxes of approximately $14,000.

The following table sets forth average balance sheets, average yields and costs, and certain other information for the periods indicated. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

	At March 31, 2012	For the Years Ended March 31,
		2012			2011			2010
	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/ Rate	Average Outstanding Balance	Interest	Average Yield/ Rate	Average Outstanding Balance	Interest	Average Yield/ Rate
		(Dollars in thousands)
Interest-earning assets:
Loans (1)	5.74%	$176,107	$9,973	5.66%	$181,122	$10,621	5.86%	$166,383	$9,471	5.69%
Investment securities (2)	2.10	27,831	567	2.04	43,723	913	2.09	27,453	664	2.42
Mortgage-backed securities	3.38	72,601	1,846	2.54	38,666	1,091	2.82	22,803	1,024	4.49
Cash and cash equivalents	0.15	33,938	77	0.23	52,121	137	0.26	31,252	68	0.22

Total interest-earning assets	4.27	310,477	12,463	4.01	315,632	12,762	4.04	247,891	11,227	4.53
Non-interest-earning assets		15,098			14,870			10,604

Total assets		$325,575			$330,502			$258,495

Interest-bearing liabilities:
Certificates of deposit	1.49%	$229,460	3,706	1.62	$242,621	5,038	2.08	$189,001	5,550	2.94
Money market	0.47	25,434	119	0.47	22,978	165	0.72	16,749	164	0.98
Statement savings	0.20	15,572	32	0.21	15,339	72	0.47	11,765	62	0.53
NOW accounts	0.07	7,617	6	0.08	6,550	13	0.20	4,276	11	0.26

Total interest-bearing liabilities	1.27	278,083	3,863	1.39	287,488	5,288	1.84	221,791	5,787	2.61
Non-interest-bearing liabilities:
Non-interest bearing deposits		9,280			6,169			2,288
Other non-interest-bearing liabilities		2,281			2,327			1,330

Total liabilities		289,644			295,984			225,409
Total equity		35,931			34,518			33,086

Total liabilities and equity		$325,575			$330,502			$258,495

Net interest income			$8,600			$7,474			$5,440

Net interest rate spread (3)				2.62%			2.20%			1.92%

Net interest-earning assets (4)			$32,394			$28,144			$26,100

Net interest margin (5)				2.77%			2.37%			2.19%

Average interest-earning assets to average interest-bearing liabilities				111.65%			109.79%			111.77%

(1)	Includes non-accrual loans and loans held for sale aggregating $7.3 million, $1.25 million and $186,000 for the years ended March 31, 2012, 2011 and 2010, respectively.
(2)	Includes U.S. agency securities, and to a much lesser extent, FHLMC debt securities and Federal Home Loan Bank equity securities.
(3)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on our net interest income for the fiscal years indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately, based on the changes due to rate and the changes due to volume.

	Year Ended March 31, 2012 vs. 2011			Year Ended March 31, 2011 vs. 2010
	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate		Volume	Rate
	(In thousands)
Interest-earning assets:
Loans	$(294)	$(354)	$(648)	$838	$312	$1,150
Investment securities	(332)	(14)	(346)	394	(145)	249
Mortgage-backed securities	957	(202)	755	712	(645)	67
Cash and cash equivalents	(47)	(13)	(60)	46	23	69

Total interest-earning assets	$284	$(583)	$(299)	$1,990	$(455)	$1,535

Interest-bearing liabilities:
Certificates of deposit	$(274)	$(1,058)	$(1,332)	$1,576	$(2,088)	$(512)
Money market	18	(64)	(46)	61	(60)	1
Statement savings	1	(41)	(40)	19	(9)	10
NOW accounts	2	(9)	(7)	6	(4)	2

Total interest-bearing liabilities	(253)	(1,172)	(1,425)	1,662	(2,161)	(499)

Change in net interest income	$537	$589	$1,126	$328	$1,706	$2,034

Management of Market Risk

General. Our most significant form of market risk is interest rate risk because, as a financial institution, the majority of our assets and liabilities are sensitive to changes in interest rates. Therefore, a principal part of our operations is to manage interest rate risk and limit the exposure of our financial condition and results of operations to changes in market interest rates. Our Asset-Liability Management Committee is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the policy and guidelines approved by our board of directors.

Historically, we have operated as a traditional thrift institution. A significant portion of our assets consist of longer-term, fixed-rate residential mortgage loans and securities, which we have funded primarily with deposits. Since 2009, in an effort to improve our earnings and to decrease our exposure to interest rate risk, we generally have sold all newly originated residential mortgage loans with terms of over ten years and we have shifted our focus to originating commercial real estate and commercial business loans. Such loans generally have shorter maturities than one- to four-family residential mortgage loans.

Net Interest Income Analysis. We analyze our sensitivity to changes in interest rates through our net interest income simulation model which is provided to us by an independent third party. Net interest income is the difference between the interest income we earn on our interest-earning assets, such as loans and securities, and the interest we pay on our interest-bearing liabilities, such as deposits and borrowings. We estimate what our net interest income would be for a one-year period based on current interest rates. We then calculate what the net interest income would be for the same period under different interest rate assumptions. We also estimate the impact over a five year time horizon. The following table shows the estimated impact on net interest income for the one-year period beginning March 31, 2012 resulting from potential changes in interest rates. These estimates require certain assumptions to be made, including loan and mortgage-related investment prepayment speeds, reinvestment rates, and deposit maturities and decay rates. These assumptions are inherently uncertain. As a result, no simulation model can precisely predict the impact of changes in interest rates on our net interest income. Although the net interest income table below provides an indication of our interest rate risk exposure at a particular point in time, such estimates are not intended to, and do not, provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

Rate Shift (1)	Net Interest Income Year 1 Forecast	Year 1 Change from Level
+400	$10,342,731	18.6%
+300	$10,122,456	16.1%
+200	$10,042,738	15.1%
+100	$ 9,603,022	10.1%
Level	$ 8,722,208	0.0%
-100	$ 8,156,096	(6.5%)
-200	$ 8,069,254	(7.5%)
-300	$ 8,135,996	(6.7%)

(1)	The calculated changes assume an immediate shock of the static yield curve.

Economic Value of Equity Analysis. We also analyze the sensitivity of our financial condition to changes in interest rates through our economic value of equity model, which is also provided to us by an independent third party. This analysis measures the difference between predicted changes in the present value of our assets and predicted changes in the present value of our liabilities assuming various changes in current interest rates. As with the net interest income simulation model, the estimates of changes in the economic value of our equity require certain assumptions to be made. These assumptions include loan and mortgage-related investment prepayment speeds, reinvestment rates, and deposit maturities and decay rates. These assumptions are inherently uncertain and, as a result, we cannot precisely predict the impact of changes in interest rates on the economic value of our equity. Although our economic value of equity analysis provides an indication of our interest rate risk exposure at a particular point in time, such estimates are not intended to, and do not, provide a precise forecast of the effect of changes in market interest rates on the economic value of our equity and will differ from actual results.

Rate Shift (1)	Economic Value of Equity	% Change In Equity from Level
+400	$23,138,039	(49.2%)
+300	$28,816,845	(36.8%)
+200	$35,133,196	(22.9%)
+100	$41,040,473	(9.9%)
Level	$45,562,394	0.0%
-100	$47,988,923	5.3%
-200	$53,302,537	17.0%
-300	$58,418,227	28.2%

(1)	The calculated changes assume an immediate shock of the static yield curve.

Liquidity and Capital Resources

Liquidity describes our ability to meet the financial obligations that arise in the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures. Our primary sources of funds are deposits, scheduled amortization and prepayments of loan principal and mortgage-backed securities, maturities and calls of investment securities and funds provided by our operations. In addition, we have the ability to borrow from the Federal Home Loan Bank of Atlanta. At March 31, 2012, we had the capacity to borrow approximately $48.1 million from the Federal Home Loan Bank of Atlanta, subject to our pledging sufficient assets. However, we have historically not used Federal Home Loan Bank borrowings to fund our operations, and at March 31, 2012 and 2011, we had no outstanding borrowings from the Federal Home Loan Bank of Atlanta.

Hamilton Bank may also borrow up to $5.0 million from a correspondent bank under a secured federal funds line of credit, and $1.0 million under an unsecured line of credit. We would be required to pledge investment securities to draw upon the secured line of credit.

Loan repayments and maturing securities are a relatively predictable source of funds. However, deposit flows, calls of securities and prepayments of loans and mortgage-backed securities are strongly influenced by interest rates, general and local economic conditions and competition in the marketplace. These factors reduce the predictability of these sources of funds.

Our primary investing activities are the origination of one- to four-family real estate loans, commercial real estate, commercial business, construction and consumer loans, and the purchase of securities. For the year ended March 31, 2012, loan originations totaled $36.7 million, compared to $15.0 million for the year ended March 31, 2011. Purchases of investment and mortgage-backed securities totaled $57.2 million for the year ended March 31, 2012 and $107.9 million for the year ended March 31, 2011.

Total deposits decreased $17.6 million during the year ended March 31, 2012, while total deposits increased $13.9 million during the year ended March 31, 2011. Deposit flows are affected by the level of interest rates, the interest rates and products offered by competitors and other factors. At March 31, 2012, certificates of deposit scheduled to mature within one year totaled $133.2 million. Our ability to retain these deposits will be determined in part by the interest rates we are willing to pay on such deposits.

We are committed to maintaining a strong liquidity position. We monitor our liquidity position on a daily basis. We anticipate that we will have sufficient funds to meet our current funding commitments. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of maturing time deposits will be retained.

At March 31, 2012 and 2011, we exceeded all of the applicable regulatory capital requirements. Our core (Tier 1) capital was $31.5 million and $31.3 million, or 9.91% and 9.41% of total assets, at March 31, 2012 and 2011, respectively. In order to be classified as “well-capitalized” under federal banking regulations, we were required to have core capital of at least $15.9 million, or 5.0% of assets, as of March 31, 2012. To be classified as a well-capitalized savings bank, we must also have a ratio of total risk-based capital to risk-weighted assets of at least 10.0%, and a Tier 1 risk-based capital to risk-weighted assets of at least 6%. At March 31, 2012 and 2011, we had a total risk-based capital ratios of 20.66% and 17.72%, respectively, and Tier 1 risk-based capital ratios of 19.40% and 17.07%, respectively. Our regulatory capital ratios increased during fiscal 2012 due to a $17.0 million, or 5.1%, decrease in assets, and a $973,000, or 2.9%, increase in total equity.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

Commitments. As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit. While these contractual obligations represent our future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans we make.

Contractual Obligations. In the ordinary course of our operations, we enter into certain contractual obligations. Such obligations include data processing services, operating leases for premises and equipment, agreements with respect to borrowed funds and deposit liabilities.

Recent Accounting Pronouncements

ASU No. 2011-03, “Transfers and Servicing (Topic 860)—Reconsideration of Effective Control for Repurchase Agreements.” ASU 2011-03 is intended to improve financial reporting of repurchase agreements and other agreements that both entitle and obligate a transferor to repurchase or redeem financial assets before their maturity. ASU 2011-03 removes from the assessment of effective control (i) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee, and (ii) the collateral maintenance guidance related to that criterion. ASU 2011-03 became effective for Hamilton on April 1, 2012, and is not expected to have a significant impact on our financial statements.

ASU 2011-04, “Fair Value Measurement (Topic 820)—Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in U.S. GAAP and IFRSs.” ASU 2011-04 amends Topic 820, “Fair Value Measurements and Disclosures,” to converge the fair value measurement guidance in U.S. generally accepted accounting principles and International Financial Reporting Standards. ASU 2011-04 clarifies the application of existing fair value measurement requirements, changes certain principles in Topic 820 and requires additional fair value disclosures. ASU 2011-04 became effective for Hamilton on April 1, 2012, and is not expected to have a significant impact on our financial statements.

ASU 2011-05, “Comprehensive Income (Topic 220)—Presentation of Comprehensive Income.” ASU 2011-05 amends Topic 220, “Comprehensive Income,” to require that all non-owner changes in stockholders’ equity be presented in either a single continuous statement of comprehensive income or in two separate but consecutive statements. Additionally, ASU 2011-05 requires entities to present, on the face of the financial statements, reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement or statements where the components of net income and the components of other comprehensive income are presented. The option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity was eliminated. ASU 2011-05 became effective for Hamilton on April 1, 2012; however, certain provisions related to the presentation of reclassification adjustments have been deferred by ASU 2011-12 “Comprehensive Income (Topic 220) – Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05,” as further discussed below. In connection with the application of ASU 2011-05, our financial statements include separate statements of comprehensive income.

ASU 2011-08, “Intangibles – Goodwill and Other (Topic 350)—Testing Goodwill for Impairment.” ASU 2011-08 amends Topic 350, “Intangibles – Goodwill and Other,” to give entities the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary. However, if an entity concludes otherwise, then it is required to perform the first step of the two-step impairment test by calculating the fair value of the reporting unit and comparing the fair value with the carrying amount of the reporting unit. ASU 2011-08 became effective for Hamilton on April 1, 2012, and is not expected to have a significant impact on our financial statements.

ASU 2011-11, “Balance Sheet (Topic 210)—“Disclosures about Offsetting Assets and Liabilities.” ASU 2011-11 amends Topic 210, “Balance Sheet,” to require an entity to disclose both gross and net information about financial instruments, such as sales and repurchase agreements and reverse sale and repurchase agreements and securities borrowing/lending arrangements, and derivative instruments that are eligible for offset in the statement of financial position and/or subject to a master netting arrangement or similar agreement. ASU 2011-11 is effective for annual and interim periods beginning on April 1, 2013, and is not expected to have a significant impact on our financial statements.

ASU 2011-12 “Comprehensive Income (Topic 220)—Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.” ASU 2011-12 defers changes in ASU No. 2011-05 that relate to the presentation of reclassification adjustments to allow the FASB time to redeliberate whether to require presentation of such adjustments on the face of the financial statements to show the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income. ASU 2011-12 allows entities to continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect before ASU No. 2011-05. All other requirements in ASU No. 2011-05 are not affected by ASU No. 2011-12. ASU 2011-12 became effective for Hamilton on April 1, 2012 and is not expected to have a significant impact on our financial statements.

Effect of Inflation and Changing Prices

The consolidated financial statements and related consolidated financial data presented herein regarding Hamilton Bank have been prepared in accordance with accounting principles generally accepted in the United States of America, which generally require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of Hamilton Bank’s assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on Hamilton Bank’s performance than does the effect of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, because such prices are affected by inflation to a larger extent than interest rates.

BUSINESS OF HAMILTON BANCORP, INC.

Hamilton Bancorp is a Maryland corporation, organized on June 7, 2012. Upon completion of the conversion, Hamilton Bancorp will become the holding company of Hamilton Bank.

Initially following the completion of the conversion, Hamilton Bancorp’s assets will be the stock of Hamilton Bank as well as the net proceeds it retains from the stock offering, part of which will be used to make a loan to the Hamilton Bank Employee Stock Ownership Plan, and will have no significant liabilities. See “How We Intend to Use the Proceeds From the Offering.” Hamilton Bancorp intends to use the support staff and offices of Hamilton Bank and will pay Hamilton Bank for these services. If Hamilton Bancorp expands or changes its business in the future, it may hire its own employees.

Hamilton Bancorp intends to invest the net proceeds of the offering as discussed under “How We Intend to Use the Proceeds From the Offering.” In the future, we may pursue other business activities, including mergers and acquisitions, investment alternatives and diversification of operations. There are, however, no current understandings or agreements for these activities.

BUSINESS OF HAMILTON BANK

Hamilton Bank

Hamilton Bank is a federally chartered savings bank headquartered in Towson, Maryland. Our primary business activity consists of taking deposits from the general public and investing those deposits, together with funds generated from operations, in one- to four-family residential mortgage loans (including both owner-occupied and investor loans), commercial real estate loans, commercial business loans, home equity loans and lines of credit, construction loans and, to a much lesser extent, consumer loans (consisting primarily of loans secured by deposits and automobile loans). At March 31, 2012, $76.7 million, or 44.2%, of our total loan portfolio was comprised of owner occupied one- to four-family residential mortgage loans. At that same date, $17.3 million, or 9.9% of our total loans, was comprised of loans to investors for the purchase of one- to four-family residential properties that are not owner-occupied.

We also invest in securities, which historically have consisted primarily of U.S. government agency obligations, mortgage-backed securities and collateralized mortgage obligations issued or guaranteed by U.S. government-sponsored enterprises, and to a much lesser extent, equity securities of the Federal Home Loan Bank of Atlanta and securities of the Federal Home Loan Mortgage Corporation.

We offer a variety of deposit accounts to consumers and small businesses, including certificate of deposit accounts, money market accounts, savings accounts, NOW accounts and individual retirement accounts. We historically have not used borrowings to fund our operations.

Market Area

We conduct our operations from our five full-service banking offices in Maryland. Our primary deposit market includes the areas surrounding our banking offices in Cockeysville, Pasadena, Towson, and the Overlea and Hamilton areas of Baltimore City. Our primary lending market includes Baltimore City and the Maryland counties of Anne Arundel and Baltimore. However, we occasionally make loans secured by properties located outside of our primary lending market, especially to borrowers with whom we have an existing relationship and who have a presence within our primary market.

Our primary lending market contains a diverse cross section of employment sectors, with a mix of services, manufacturing, wholesale/retail trade, federal and local government, health care facilities and finance-related employment. Like most previously industrial cities in the United States, Greater Baltimore’s employment base has experienced a gradual shift away from manufacturing and heavy industry and toward services and retail trade. The city of Baltimore is now considered a major center for the financial services and health services industries.

In recent years Baltimore City and Baltimore County have experienced relatively slow growth, while Anne Arundel County has grown at a faster pace. According to data from SNL Financial, from 2010 to 2011, Baltimore City and Baltimore County’s population increased at annual rates of 0.2% and 0.1%, respectively, while the annual population growth rate for Anne Arundel County was 0.6%, which exceeded the comparable Maryland growth rate of 0.5%. The stronger population growth experienced in Anne Arundel County was reflected in stronger household growth as well. SNL Financial projects that our market area will experience population and household growth in line with recent historical trends over the next five years, except for Baltimore City, which is projected to experience a slight decline.

Income levels in our market area reflect the nature of the markets served, with higher income levels in the faster growing suburban markets. Median household income for 2011 for Baltimore City, Baltimore County and Anne Arundel County was approximately $36,000, $63,000 and $80,000, respectively, compared to $68,000 and $50,000 for Maryland and the United States, respectively. Between 2011 and 2016, median household income is projected to grow at 2.0%, 4.1% and 2.4% for Baltimore City, Baltimore County and Anne Arundel County, respectively, compared to growth rates of 2.9% and 2.6% for Maryland and the United States, respectively.

Baltimore City, Baltimore County and Anne Arundel County reported unemployment rates of 10.0%, 7.1% and 6.1%, respectively, for March 2012, compared to the statewide and national averages of 6.6% and 8.2%, respectively. Unemployment rates throughout our primary market area decreased from March 2011 to March 2012, paralleling the decreases in the state and national unemployment rates.

Competition

We face significant competition within our market both in making loans and attracting deposits. Our market area has a high concentration of financial institutions including large money center and regional banks, community banks and credit unions. Some of our competitors offer products and services that we currently do not offer, such as trust services and private banking. Our competition for loans and deposits comes principally from commercial banks, savings institutions, mortgage banking firms, consumer finance companies and credit unions. We face additional competition for deposits from short-term money market funds, brokerage firms, mutual funds and insurance companies. Our primary focus is to build and develop profitable customer relationships across all lines of business while maintaining our position as a community bank.

As of June 30, 2011 (the latest date for which information is available), our market share was 0.56% of total deposits in Baltimore City, making us the 10th largest out of 36 financial institutions in Baltimore City based upon deposit share as of that date. In addition, as of June 30, 2011, our deposit market share was 0.68% and 0.57% of total deposits in Baltimore County and Anne Arundel County, respectively, making us the 22nd largest out of 42 financial institutions in Baltimore County and the 18th largest out of 32 financial institutions in Anne Arundel County.

Lending Activities

General. Historically, our principal lending activity was the origination, for retention in our portfolio, of mortgage loans collateralized by one- to four-family residential real estate located within our primary market area. However, in 2009 we changed our business strategy to become less reliant upon one- to four-family lending and to emphasize commercial business and commercial real estate lending. In connection with this strategy, we have hired two commercial real estate and commercial business loan officers with experience with such types of loans (one in 2010, and the second in 2011), and utilize third parties to conduct the underwriting analysis of such loans based on our underwriting policies. We have also purchased commercial business and commercial real estate loans and participated in commercial and commercial real estate loans originated by other institutions. We currently sell almost all of our one- to four-family mortgage loans with terms over 10 years into the secondary market. In addition to commercial business loans, commercial real estate loans and residential mortgage loans, we also make home equity loans and lines of credit, residential and commercial construction loans, and, to a much lesser extent, consumer loans. A portion of the loans that we make for one- to four-family properties, are made to investors who reside in our community.

Loan Portfolio Composition. Set forth below is selected information concerning the composition of our loan portfolio in dollar amounts and in percentages as of the dates indicated. Amounts shown do not include loans held for sale equal to $-0-, $-0-, $331,000, $135,000 and $-0- at March 31, 2012, 2011, 2010, 2009 and 2008, respectively.

	At March31,
	2012		2011		2010
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
Residential mortgage loans:
One- to four-family residential	$76,687	44.2%	$92,144	51.5%	$117,635	65.0%
One- to four-family investor	17,265	9.9	19,568	10.9	19,949	11.0
Construction	3,865	2.2	6,514	3.6	2,837	1.6
Commercial real estate	31,018	17.9	21,034	11.7	11,421	6.3

Total real estate loans	128,835	74.2	139,260	77.7	151,842	83.9

Commercial business loans	27,158	15.7	19,425	10.8	8,574	4.7
Consumer:
Home equity loans and lines of credit	16,344	9.4	19,224	10.8	19,196	10.7
Other consumer	1,181	0.7	1,310	0.7	1,353	0.7

Total consumer loans	17,525	10.1	20,534	11.5	20,549	11.4

Total loans receivable	173,518	100.0%	179,219	100.0%	180,965	100.0%

Premium on purchased loans	38		61		84
Net deferred loan origination fees and costs	(100)		(206)		(261)
Allowance for loan losses	(3,552)		(1,183)		(567)

Total loans receivable, net	$169,904		$177,891		$180,221

	At March 31,
	2009		2008
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
Residential mortgage loans:
One- to four-family residential	$120,616	76.0%	$127,502	80.4%
One- to four-family investor	8,426	5.3	6,751	4.3
Construction	1,815	1.1	1,393	0.9
Commercial real estate	6,946	4.4	3,192	2.0

Total real estate loans	137,803	86.8	138,838	87.6

Commercial business loans	1,331	0.8	396	0.2
Consumer:
Home equity loans and lines of credit	19,362	12.2	19,186	12.1
Other consumer	248	0.2	183	0.1

Total consumer loans	19,610	12.4	19,369	12.2

Total loans receivable	158,744	100.0%	158,603	100.0%

Premium on purchased loans	—		—
Net deferred loan origination fees and costs	(248)		(202)
Allowance for loan losses	(514)		(500)

Total loans receivable, net	$157,982		$157,901

Loan Portfolio Maturities and Yields. The following table summarizes the scheduled repayments of our loan portfolio at March 31, 2012. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less.

	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX
	One- to Four-Family Residential Real Estate		One- to Four-Family Investor Real Estate		Construction Real Estate		Commercial Real Estate
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Due During the Years Ending March 31,
2013	$197	6.37%	$—	0.00%	$1,337	6.75%	$4,602	6.16%
2014	662	5.43	329	6.48	—	0.00	1,807	5.84
2015	227	4.96	243	6.34	—	0.00	1,630	5.43
2016 to 2017	5,106	5.09	8,096	7.15	—	0.00	17,435	6.39
2018 to 2022	16,174	4.75	6,862	6.45	260	5.00	4,950	6.95
2023 to 2027	6,339	4.92	623	5.38	—	0.00	77	5.75
2028 and beyond	47,982	5.55	1,112	6.25	2,268	7.50	517	6.50

Total	$76,687	5.30%	$17,265	6.73%	$3,865	7.07%	$31,018	6.37%

	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX
	Commercial Business		Home Equity Loans and Lines of Credit		Other Consumer		Total
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Due During the Years Ending March 31,
2013	$11,135	5.45%	$237	4.27%	$38	5.24%	$17,546	5.73%
2014	1,045	7.04	354	5.00	13	6.14	4,210	6.05
2015	4,782	5.81	229	5.11	29	6.05	7,140	5.69
2016 to 2017	2,198	7.27	1,128	5.46	19	6.50	33,982	6.40
2018 to 2022	7,387	6.94	1,887	5.86	—	0.00	37,520	5.84
2023 to 2027	315	6.75	4,896	3.87	—	0.00	12,250	4.58
2028 and beyond	296	6.93	7,613	4.81	1,082	3.99	60,870	5.53

Total	$27,158	6.16%	$16,344	4.70%	$1,181	4.14%	$173,518	5.74%

Fixed and Adjustable-Rate Loan Schedule. The following table sets forth at March 31, 2012, the dollar amount of all fixed-rate and adjustable-rate loans due after March 31, 2013.

	Due after March 31, 2013
	Fixed	Adjustable	Total
		(In thousands)
Real estate loans:
One- to four-family residential	$75,018	$1,472	$76,490
One- to four-family investor	17,142	123	17,265
Construction	2,528	—	2,528
Commercial	24,772	1,644	26,416
Commercial business loans	12,965	3,058	16,023
Consumer loans:
Home equity loans and lines of credit	9,037	7,070	16,107
Other consumer	1,143	—	1,143

Total loans	$142,605	$13,367	$155,972

Residential Mortgage Loans. Hamilton Bank originates mortgage loans secured by owner occupied one-to four-family residential properties. To a lesser extent, we have also made loans to investors for the purchase of one- to four-family residential properties that are not owner-occupied. As of March 31, 2012, we had a total of $94.0 million of residential mortgage loans secured by one- to four-family properties, of which $76.7 million, or 81.6%, were secured by properties serving as the primary residence of the owner. The remaining $17.3 million, or 18.4%, of such loans were secured by non owner-occupied properties. Almost all of our residential mortgage loans are secured by properties in the Greater Baltimore area.

Historically, the terms of our one- to four-family mortgage loans retained in our portfolio ranged from 10 to 30 years. In order to lower our interest rate risk, beginning in 2009 we have sold to the secondary market almost all one- to four-family loans that we originate with terms exceeding 10 years. During fiscal 2012 and 2011, we sold $6.9 million and $1.5 million of one- to four-family mortgage loans that we originated, respectively. Our residential mortgage portfolio is almost entirely comprised of fixed-rate loans, with 98.3% of residential mortgage loans due after March 31, 2013 having fixed rates at March 31, 2012. During the year ended March 31, 2012, we originated no residential mortgage loans with adjustable-rates.

We generally do not make new one- to four-family mortgage loans on owner-occupied properties with loan-to-value ratios exceeding 95% at the time the loan is originated, and all loans with loan-to-value ratios in excess of 80% require private mortgage insurance. Loan to value ratios on refinances may not exceed 80%, and loan-to-value ratios for non-owner occupied properties may not exceed 65%. In addition, borrower debt may generally not exceed 36% of the borrower’s monthly cash flow. With respect to borrower debt on loans secured by non-owner occupied properties, we look to the investor’s aggregate debt and cash flows from all investment properties the investor operates. We require all properties securing residential mortgage loans to be appraised by a board-approved independent appraiser.

Loans secured by non-owner occupied properties typically have 7 year terms and amortize over a 30 year period. Because of the increased risk associated with non-owner occupied properties, interest rates on such loans are higher than for owner-occupied properties, and are currently at 8%. We have generally only originated loans secured by non-owner occupied properties to investors that reside in our market area.

In an effort to provide financing for first-time home buyers, we offer 30-year fixed-rate one- to four-family mortgage loans with loan-to-value ratios up to 95%, which cannot be readily sold to the secondary market and are held in portfolio. In fiscal 2012, we originated $354,000 of such loans which we did not sell.

We also make “jumbo loans” (loans above $417,000, the current maximum conforming loan amount as established by the Federal Housing Finance Agency) that we retain in our portfolio. Jumbo loans that we originate typically have 7 year terms, 30 year amortization and maximum loan-to-value ratios of 80%. At March 31, 2012, our largest outstanding jumbo residential mortgage loan was for $1.7 million and was performing in accordance with its original terms.

Beginning in 2009, applications for loans that we intend to sell are processed through Mortgage Department Services, LLC (“MDS”), a company in which we have a minority interest. Prior to delivering applications to MDS, we review each application to ensure that the loan meets MDS’ standards for sale to the secondary market. However, we have outsourced the loan processing and loan underwriting to MDS as a cost savings measure. See “—Loan Originations, Participations, Purchases and Sales”. We receive an origination fee for each loan processed and sold to the secondary market through MDS. All such loans are sold with servicing released and without recourse to Hamilton Bank other than for breaches of customary representations and warranties to the buyers.

All residential mortgage loans that we originate include “due-on-sale” clauses, which give us the right to declare a loan immediately due and payable in the event that, among other things, the borrower sells or otherwise disposes of the real property subject to the mortgage and the loan is not repaid. All borrowers are required to obtain title insurance for the benefit of Hamilton Bank. We also require homeowner’s insurance and fire and casualty insurance and, where circumstances warrant, flood insurance on properties securing real estate loans.

Commercial Real Estate Loans. We originate commercial real estate loans in the Greater Baltimore area that are secured by properties used for business purposes such as small office buildings or retail facilities. We have increased our origination of commercial real estate loans over the last several years, and intend to continue to grow this portion of our loan portfolio in the future. At March 31, 2012, commercial real estate loans totaled $31.0 million, which amounted to 17.9% of total loans, compared to approximately $3.2 million, or 2.0% of total loans, at March 31, 2008.

Our commercial real estate loans are underwritten by a third-party underwriter, based on our loan underwriting polices. These third parties provide Hamilton Bank with a report on each loan application, which our lending officers then present to the board of directors or the appropriate loan committee. Our policies provide that such loans may be made in amounts of up to 80% of the appraised value of the property, provided that the property is more than 50% owner-occupied, or 75% of the appraised value of the property if it is not owner-occupied. Our commercial real estate loans have terms of up to 5 years and amortize for a period of up to 20 years. Interest rates may be fixed or adjustable if adjustable then they are generally based on the Prime rate of interest.

Our loans-to-one borrower limit is 15% of Hamilton Bank’s unimpaired capital, which limit was $5.3 million at March 31, 2012. We generally target commercial real estate loans with balances of $250,000 to $3.0 million. At March 31, 2012, our average commercial real estate loan had a balance of $722,000. At that same date, our largest commercial real estate relationship included two loans totaling $2.6 million. These loans were secured by a country club, and were performing in accordance with their original terms at March 31, 2012.

Commercial real estate lending involves additional risks compared to one- to four-family residential lending because payments on loans secured by commercial real estate properties are often dependent on the successful operation or management of the properties, and/or the collateral value of the commercial real estate securing the loan. Repayment of such loans may be subject, to a greater extent than residential loans, to adverse conditions in the real estate market or the economy. Also, commercial real estate loans typically involve large loan balances to single borrowers or groups of related borrowers. Commercial real estate loans generally have a higher rate of interest and shorter term than residential mortgage loans because of increased risks associated with commercial real estate lending. We seek to minimize these risks through our underwriting standards. However, we have recently experienced an increase in delinquencies and non-performing loans in our commercial real estate loan portfolio. See “Risk Factors—Our entry into commercial real estate and commercial business lending has resulted in higher losses on our loans.”

Commercial Business Loans. We originate commercial business loans and lines of credit secured by non-real estate business assets. These loans are generally originated to small businesses in our primary market area. Our commercial business loans are generally used for working capital purposes or for acquiring equipment, inventory or furniture, and are primarily secured by business assets other than real estate, such as business equipment, inventory and accounts receivable. We have increased our origination of commercial business loans over the last few years, and intend to continue to grow this portfolio at a moderate pace. At March 31, 2012, commercial business loans and lines of credit outstanding totaled $27.2 million, which amounted to 15.7% of total loans, compared to approximately $1.3 million, or 0.8% of total loans, at March 31, 2009. At March 31, 2012, we also had $8.2 million of unfunded commitments on such loans.

Our commercial business loans have terms up to 5 years at both fixed and adjustable rates of interest, although, adjustable rates of interest are preferred and obtained when possible. Our commercial business loans are underwritten by the same third-party underwriter who underwrites our commercial real estate loans, based on our commercial business loan underwriting policies. Our commercial real estate loans are underwritten by a third-party underwriter, based on our loan underwriting polices. These third parties provide Hamilton Bank with a report on each loan application, which our lending officers then present to the board of directors or the appropriate loan committee. Our lending policies require that commercial business loans secured by accounts receivable do not exceed 75% of the value of the outstanding receivables less than 90 days past due. Commercial business loans in excess of $1.0 million require an audit of the accounts receivable aging report by an outside accounting firm. Commercial business advances secured by inventory are not to exceed 40% of the inventory book value and those secured by equipment are not to exceed 90% of the equipment’s carrying cost. We typically avoid making commercial business loans to purchase highly specialized, custom made equipment which may be difficult to dispose of in the event of default. When making commercial business loans, we consider the financial statements, lending history and debt service capabilities of the borrower (generally requiring a minimum debt service coverage ratio of 1.25:1.00), the projected cash flows of the business, and the value of the collateral, if any. Virtually all commercial business loans are guaranteed by the principals of the borrower.

Hamilton Bank is also qualified to make Small Business Administration (“SBA”) loans. The SBA program is an economic development program which finances the expansion of small businesses. Under the SBA program, we originate and fund SBA 7(a) loans which qualify for guarantees up to 90% of principal and accrued interest. We also originate 504 chapter loans in which we generally provide 50% of the financing, taking a first lien on the real property as collateral. We do not treat the SBA guarantee as a substitute for a borrower meeting our credit standards, and, except for minimum capital levels or maximum loan terms, the borrower must meet our other credit standards as applicable to loans outside the SBA process. During fiscal 2012, we originated $4.3 million of loans under SBA programs. No such loans were originated prior to fiscal 2012.

We focus on the origination of commercial business loans in amounts between $500,000 and $1.5 million. At March 31, 2012, our average commercial business loan had a balance of $367,000. At that same date, our largest commercial business loan was a $3.5 million line of credit to a security guard agency secured by accounts receivable, of which $2.3 million was outstanding. This loan was performing in accordance with its original terms at March 31, 2012.

Commercial business loans generally have a greater credit risk than one- to four-family residential mortgage loans. Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment and other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself. Further, the collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business. We seek to minimize these risks through our underwriting standards. However, we have recently experienced an increase in delinquencies and non-performing loans in our commercial business loan portfolio. See “Risk Factors—Our entry into commercial real estate and commercial business lending has resulted in higher losses on our loans.”

Home Equity Loans and Lines of Credit. In addition to traditional one- to four-family residential mortgage loans, we offer home equity loans and lines of credit that are secured by the borrower’s primary or secondary residence. At March 31, 2012, we had $16.3 million, or 9.4% of our total loan portfolio in home equity loans and lines of credit. At that date we also had $16.4 million of undisbursed funds related to home equity lines of credit.

Home equity loans and lines of credit are generally underwritten using the same criteria that we use to underwrite one- to four-family residential mortgage loans. Home equity loans and lines of credit may be underwritten with a loan-to-value ratio of up to 80% when combined with the principal balance of the existing first mortgage loan. Our home equity loans are primarily originated with fixed rates of interest with terms of up to 20 years. Our home equity lines of credit are originated with adjustable-rates based on the prime rate of interest minus an applicable margin and require interest paid monthly. Our adjustable-rate lines of credit have floors of 4% and ceilings of 18%. Home equity loans and lines of credit are available in amounts of between $10,000 and $250,000.

Home equity loans and lines of credit secured by second mortgages have greater risk than one- to four-family residential mortgage loans secured by first mortgages. We face the risk that the collateral will be insufficient to compensate us for loan losses and costs of foreclosure. When customers default on their loans, we attempt to foreclose on the property and resell the property as soon as possible to minimize foreclosure and carrying costs. However, the value of the collateral may not be sufficient to compensate us for the amount of the unpaid loan and we may be unsuccessful in recovering the remaining balance from those customers. Particularly with respect to our home equity loans and lines of credit, decreases in real estate values could adversely affect the value of property securing the loan.

Construction Loans. We originate construction loans for both commercial and residential real estate. Construction loans we originate generally provide for the payment of interest only during the construction phase. At the end of the construction phase, the loan converts to a permanent mortgage loan at the same rate of interest. Before making a commitment to fund a construction loan, Hamilton Bank requires detailed cost estimates to complete the project and an appraisal of the property by an independent licensed appraiser. Hamilton Bank also reviews and inspects each property before disbursement of funds during the term of the construction loan. Loan proceeds are disbursed after inspection based on the percentage of completion method. Construction loans for one- to four-family residential real estate may be underwritten with a loan-to-value ratio of up to 80%. Commercial construction loans generally may not exceed a loan-to-value ratio of 75%.

Construction lending generally involves a greater degree of risk than other one- to four-family mortgage lending. The repayment of the construction loan is, to a great degree, dependent upon the successful and timely completion of construction. Various potential factors including construction delays or the financial viability of the builder may further impair the borrower’s ability to repay the loan.

At March 31, 2012, total construction loans represented $3.9 million, or 2.2%, of Hamilton Bank’s total loans, of which $3.6 million consisted of commercial construction loans. At March 31, 2012, the unadvanced portion of total construction loans totaled $495,000. At March 31, 2012, our largest construction loan had a principal balance of $2.3 million, and was performing in accordance with its original terms. However, this loan is classified as Special Mention due to potential cash flow issues and has been evaluated for impairment. Management has set up a specific reserve on this loan for $419,000 and has a $332,000 unadvanced balance remaining.

Other Consumer Loans. We make loans secured by deposit accounts up to 90% of the amount of the depositor’s deposit account balance. On a more limited basis, we also originate automobile loans to our customers. Other consumer loans totaled $1.2 million, or 0.7% of our total loan portfolio, at March 31, 2012.

Loan Originations, Participations, Purchases and Sales. Most of our loan originations are generated by our loan personnel operating at our corporate headquarters and banking office locations. All loans we originate are underwritten pursuant to our policies and procedures, although we currently outsource most of our loan processing and underwriting to third parties. While we originate both fixed-rate and adjustable-rate loans, our ability to generate each type of loan depends upon relative borrower demand and the pricing levels as set in the local marketplace by competing banks, thrifts, credit unions, and mortgage banking companies. Our volume of real estate loan originations is influenced significantly by market interest rates, and, accordingly, the volume of our real estate loan originations can vary from period to period.

Consistent with our interest rate risk strategy, in the low interest rate environment that has existed in recent years, we have sold on a servicing-released basis almost all of the one- to four-family residential mortgage loans with maturities over 10 years that we have originated. All loan applications that we have the intention of selling are processed through MDS. We have outsourced the loan processing and loan underwriting to the MDS as a cost savings measure. We pay a flat fee to MDS for each loan settled and we receive a fee per loan in return for delivery of the loan to the secondary market. All loans sold through MDS are sold without recourse to Hamilton Bank other than for breaches of customary representations and warranties to the buyers.

From time to time, we have purchased loan participations in commercial loans in which we are not the lead lender that are secured by real estate or other assets within the state of Maryland, but not necessarily our primary lending area. With regard to all loan participations, we follow our customary loan underwriting and approval policies, and although we may be only approving and servicing a portion of the loan, we underwrite the loan request as if we had originated the loan to ensure cash flow and collateral are sufficient. At March 31, 2012, our loan participations totaled $18.0 million, or 10.4% of our total loan portfolio, the majority of which were in our primary market area. Of these $18.0 million in participations, $3.4 million were non-performing at March 31, 2012. We do not expect to enter into additional loan participations in the near future, however, we do look at opportunities for participations on a case by case basis.

During fiscal 2010, in connection with the acquisition of our Pasadena, Maryland office from K Bank, we purchased approximately $25.6 million of K Bank’s loans. As of March 31, 2012, the remaining balance of loans purchased from K Bank totaled $15.2 million, or 8.8% of total gross loans. Of these $15.2 million in purchased loans, $2.2 million were non-performing at March 31, 2012. We do not expect to acquire whole loans from other financial institutions in the near future, however, we do look at opportunities for such purchases on a case by case basis.

The following table shows our loan origination, repayment and sale activities for the years indicated.

	Year Ended March 31,
	2012	2011
	(In thousands)
Total loans at beginning of year	$179,219	$180,965
Loans originated:
Real estate loans:
Residential mortgage loans:
One- to four-family residential	5,231	9,631
One- to four-family investor	124	368
Construction	400	3,960
Commercial real estate	7,825	18,168

Total real estate loans	13,580	32,127
Commercial business loans	15,633	22,351
Consumer:
Home equity loans and lines of credit	1,688	3,178
Other consumer	5	109

Total consumer loans	1,693	3,287

Total loans originated	30,906	57,885
Deduct:
Principal repayments	30,650	47,118
Unused lines of credit	4,383	5,262
Loan sales	1,574	7,131

Net loan activity	(5,701)	(1,746)

Total loans at end of year	$173,518	$179,219

Loan Approval Procedures and Authority. Our lending activities follow written, non-discriminatory underwriting standards and loan origination procedures established by our board of directors. The loan approval process is intended to assess the borrower’s ability to repay the loan and the value of the collateral that will secure the loan. To assess the borrower’s ability to repay, our policies provide for the review of the borrower’s employment and credit history and information on the historical and projected income and expenses of the borrower. We will also evaluate a guarantor when a guarantee is provided as part of the loan. As a cost saving measure, we have outsourced most of the processing and underwriting of our loan applications to third parties. These third parties provide Hamilton Bank with a report on each loan application, which our lending officers then present for approval.

Hamilton Bank’s policies and loan approval limits are established by our board of directors. Residential real estate loans and home equity loans and lines of credit of up to $1.0 million may be approved by a Loan Committee consisting of our President, our Executive Vice President and our Vice President—Risk Compliance. All real estate loans and home equity loans and lines of credit above $1.0 million must be approved by the full board of directors. All commercial business loans and commercial real estate loans require two levels of approval. The first level of approval is the Vice President of Business Banking or other senior loan officer presenting the loan. The second level of approval required depends on the amount of the loan as follows: (i) secured commercial loans up to $1.0 million must be approved by a loan committee consisting of the President and Executive Vice President; (ii) secured commercial loans up to $2.0 million must be approved by an executive loan committee consisting of the Chairman of the Board, the President and the Executive Vice President; and (iii) secured commercial loans over $2.0 million, loans that would bring the total loan relationship above $2.0 million, and all unsecured commercial loans, must be approved by the full board of directors. We currently have no unsecured commercial business loans.

Collection Procedures. When a residential mortgage borrower fails to make required payments on a loan, we take a number of steps to induce the borrower to cure the delinquency and restore the loan to current status. With respect to residential real estate loans, we generally send a written notice of non-payment to the borrower 15 days after a loan is first past due. When a loan becomes 90 days past due, the loan is turned over to our attorneys to ensure that further collection activities are conducted in accordance with applicable laws and regulations. All loans past due 90 days are put on non-accrual and reported to the board of directors monthly. If our attorneys do not receive a response from the borrower, or if the terms of any payment plan established are not followed, then foreclosure proceedings will be implemented. Management submits an Asset Classification Report detailing delinquencies to the board of directors on a monthly basis. Our attorneys issue a monthly report to the board of directors regarding the status of any loans on which they are working.

With respect to home equity loans and lines of credit, a complete listing of all delinquent accounts is given to senior management for evaluation on a monthly basis. The data center produces and sends late charge notifications to customers that alert customers of their payment status. If the account remains past due when the next late charge notice is produced, a collection letter is sent requiring delinquent accounts to be brought current within 10 days. Failure to comply or respond to collection efforts will result in the loan being turned over to our attorneys for collection.

Commercial loan officers are responsible for the prompt follow up with borrowers who become delinquent on commercial loans. Officers determine the cause of the delinquency and work with the borrower to institute a short-term plan to eliminate the delinquency. Commercial loans that become over 30 days delinquent are reported to the Vice President of Business Banking for collection. If no reasonable plan to cure a delinquency over 60 days is reached, the Bank will initiate legal action, repossession, foreclosure, non-accrual or charge-off. When a commercial loan becomes 75 days delinquent, the Vice President of Business Banking is required to re-verify all documentation, including adequate insurance coverage. Commercial loans 90 days delinquent are placed on non-accrual and evaluated for charge-off. All loans over 90 days delinquent are reported to the board of directors monthly. All charged-off loans and subsequent recoveries are reported in aggregate on a monthly basis to the Vice President of Business Banking. Prior to the extension of non-accrual status beyond six months, a request for extension must be properly executed with appropriate approval signed by the President or Executive Vice President. At the time the loan is placed in non-accrual, the accrued, but unpaid interest is reversed against the loan account in accordance with the Bank’s non-accrual policy. A loan may not be removed from non-accrual status without prior approval of the board of directors and Vice President of Business Banking.

Delinquent Loans. The following table sets forth certain information regarding delinquencies in our loan portfolio.

	60 to 89 Days Delinquent		90 or More Days Delinquent		Total
	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
At March 31, 2012:
Real Estate Loans:
One- to four-family residential	1	$7	8	$706	9	$713
One- to four-family investor	—	—	4	305	4	305
Construction	—	—	1	1,337	1	1,337
Commercial	—	—	2	2,598	2	2,598
Commercial business loans	—	—	5	2,375	5	2,375
Consumer loans:
Home equity loans and lines of credit	—	—	2	30	2	30
Other consumer	1	1	3	18	4	19

Total loans	2	$8	25	$7,369	27	$7,377

At March 31, 2011:
Real Estate Loans:
One- to four-family residential	—	$—	9	$757	9	$757
One- to four-family investor	—	—	—	—	—	—
Construction	—	—	—	—	—	—
Commercial	—	—	1	695	1	695
Commercial business loans	—	—	2	165	2	165
Consumer loans:
Home equity loans and lines of credit	2	55	—	—	2	55
Other consumer	—	—	2	7	2	7

Total loans	2	$55	14	$1,624	16	$1,679

At March 31, 2010:
Real Estate Loans:
One- to four-family residential	5	$208	3	$110	8	$318
One- to four-family investor	—	—	—	—	—	—
Construction	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Commercial business loans	2	1,350	—	—	2	1,350
Consumer loans:
Home equity loans and lines of credit	1	25	—	—	1	25
Other consumer	2	34	1	6	3	40

Total loans	10	$1,617	4	$116	14	$1,733

At March 31, 2009:
Real Estate Loans:
One- to four-family residential	4	$309	7	$514	11	$823
One- to four-family investor	—	—	—	—	—	—
Construction	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Commercial business loans	—	—	—	—	—	—
Consumer loans:
Home equity loans and lines of credit	2	164	1	28	3	192
Other consumer	—	—	—	—	—	—

Total loans	6	$473	8	$542	14	$1,015

At March 31, 2008:
Real Estate Loans:
One- to four-family residential	4	$166	1	$120	5	$286
One- to four-family investor	—	—	—	—	—	—
Construction	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Commercial business loans	—	—	—	—	—	—
Consumer loans:
Home equity loans and lines of credit	1	3	—	—	1	3
Other consumer	—	—	—	—	—	—

Total loans	5	$169	1	$120	6	$289

The increase in loans 90 or more days delinquent between March 31, 2011 to March 31, 2012 resulted primarily from increases in non-performing commercial business loans, commercial real estate loans and construction loans. See the discussion of non-performing loans below for additional information regarding loans that are 90 or more days delinquent.

Non-Performing Assets. The table below sets forth the amounts and categories of our non-performing assets at the dates indicated.

	At March 31,
	2012	2011	2010	2009	2008
	(Dollars in thousands)
Non-accrual loans:
Real estate loans:
One- to four-family residential	$706	$757	$87	$326	$120
One-to-four family investor	305	—	—	—	—
Construction	1,337	—	—	—	—
Commercial	2,598	695	—	—	—
Commercial business loans	2,375	—	—	—	—
Consumer loans:
Home equity loans and lines of credit	30	—	—	28	—
Other consumer	18	—	—	—	—

Total non-accrual loans	7,369	1,452	87	354	120

Loans delinquent 90 days or greater and still accruing:
Real estate loans:
One- to four-family residential	—	—	23	188	—
One-to-four family investor	—	—	—	—	—
Construction	—	—	—	—	—
Commercial	—	—	—	—	—
Commercial business loans	—	165	—	—	—
Consumer loans:
Home equity loans and lines of credit	—	—	—	—	—
Other consumer	—	7	6	—	—

Total loans delinquent 90 days or greater and still accruing	—	172	29	188	—

Total non-performing loans	7,369	1,624	116	542	120

Other real estate owned and foreclosed assets:
Real estate loans:
One- to four-family residential	—	—	—	—	—
One-to-four family investor	—	—	—	—	—
Construction	—	—	—	—	—
Commercial	756	—	—	—	—
Commercial business loans	—	—	—	—	—
Consumer loans:
Home equity loans and lines of credit	—	—	—	—	—
Other consumer	—	—	—	—	—

Total other real estate owned and foreclosed assets	756	—	—	—	—

Total non-performing assets	$8,125	$1,624	$116	$542	$120

Performing troubled debt restructurings	1,417	—	—	—	—

Total non-performing assets and performing troubled debt restructurings	$9,542	$—	$—	$—	$—

Ratios:
Non-performing loans to total loans	4.25%	0.91%	0.06%	0.34%	0.08%
Non-performing assets to total assets	2.55%	0.48%	0.04%	0.24%	0.05%

Non-performing loans totaled $7.4 million at March 31, 2012 compared to $1.6 million at March 31, 2011. The increase in non-performing loans during fiscal 2012 resulted primarily from a $2.4 million increase in non-performing commercial business loans, a $1.9 million increase in non-performing commercial real estate loans and a $1.3 million increase in non-performing construction loans.

At March 31, 2012, non-performing commercial business loans consisted of five loans. Two of these loans, with outstanding balances totaling approximately $600,000, were made to one borrower and are secured by the business assets, primarily accounts receivable, of a failed heating and air conditioning business. At March 31, 2012, the Bank had allocated $571,000 of its allowance for loan losses for these loans. During the first quarter of fiscal 2013, the Bank took a charge-off of $600,000 for these loans. Three non-performing commercial loans, with a total outstanding principal balance of $1.8 million, were made to one borrower and are secured by the business assets of three separate dental practices located in the Washington, D.C and northern Virginia area. One of these loans, with a balance of $298,000 was paid in full subsequent to March 31, 2012. A second dental practice with an outstanding balance of $298,000 is currently under contract for sale and is expected to close prior to July 2012. The Bank expects to be paid in full upon the sale of this practice. The borrower is currently trying to refinance the third loan, which has an outstanding balance of $1.2 million. We have allocated $200,000 from our allowance for loan losses for this loan. In April and May 2012, the borrower has made two payments on this loan totaling $120,000 in an effort to bring the loan current.

Non-performing commercial real estate loans at March 31, 2012, consisted primarily of loans to two borrowers. One commercial real estate loan with an outstanding balance of $499,000 was made to the same operator of the failed heating and air conditioning business referenced above who has two non-performing commercial business loans discussed above. This loan is secured by a building in Baltimore City that was appraised in April 2012 at $460,000. As of March 31, 2012, the Bank had not allocated any of its allowance for loan losses for this loan. The second borrower has one commercial real estate loan with an outstanding balance of $2.1 million as of March 31, 2012. This loan is a 50% participation in which Hamilton Bank is not the lead lender, and is secured by a commercial shopping center located on the Eastern Shore of Maryland. The shopping center was recently valued at approximately $1.7 million. The largest tenant has moved out of the center and the current cash flow is not adequate to make monthly payments due on the loan. The Bank has been receiving smaller periodic payments from the borrower. The Bank currently has allocated $417,000 from its allowance for loan losses for this loan. At March 31, 2012, non-performing construction loans consisted of one loan with an outstanding principal balance of approximately $1.3 million. The purpose of this loan is for the purchase of land and development of residential lots to be sold to homebuilders. A minimal amount of infrastructure was completed prior to the borrower’s contractor defaulting on the contract to develop the lots. The property has been valued on an “as is” basis, including selling costs, at approximately $800,000. The Bank has allocated $573,000 of its allowance for loan losses for this loan as of March 31, 2012. This loan is a 68% participation in which Hamilton Bank is not the lead lender.

The majority of the balance of non-performing residential loans at March 31, 2012, consisted of one loan with an outstanding balance of $622,000 and a carrying value of $380,000. Based upon a recent appraisal of $380,000, net of selling costs, the Bank charged-off $242,000 of the outstanding loan balance during the fourth quarter of fiscal 2012.

For the year ended March 31, 2012, gross interest income that would have been recorded had our non-accruing loans been current in accordance with their original terms was $268,000. Interest income recognized on such loans for the year ended March 31, 2012 was $87,000.

Troubled Debt Restructurings. At March 31, 2012, Hamilton Bank had total troubled debt restructurings of $1.4 million, all of which were one- to four residential real estate loans. At March 31, 2012, all of our troubled debt restructurings were accruing and performing in accordance with their modified terms. We had no troubled debt restructurings at March 31, 2011, 2010, 2009 or 2008.

For the year ended March 31, 2012, gross interest income that would have been recorded had our troubled debt restructurings been current in accordance with their original terms was $95,000. Interest income recognized on such loans for the year ended March 31, 2012 was $54,000.

Other Modified Loans. In 2009, we purchased 33 one- to four-family loans, with an aggregate outstanding balance of $20.8 million, secured by properties in our local market area in connection with the acquisition of our Pasadena, Maryland branch from K Bank, a bank that has since failed. At March 31, 2012, 22 of these loans remained with an aggregate outstanding balance of $13.1 million. Eight of these loans were originated with ten years of interest only payments followed by 20 years of principal and interest payments. The Bank has modified one of these eight loans so that it now has 25 years of principal and interest payments over 25 years. The modification was made at above market interest rates at the time of modification. This loan was performing in accordance with its terms prior to being modified, and is performing under its modified terms. The Bank is in the process of modifying some of the other seven loans with initial interest only terms to make them principal and interest loans as well. All such loans are currently performing under their original terms. When these loans are modified, an updated appraisal is not obtained by the Bank if the loan is performing in accordance with its original terms when modified. Due to the decrease in real estate values in our market area in recent years, the value of the property securing these loans may be less than the amount of the loan balance.

Classified Assets. Federal regulations require that each insured savings institution classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, federal examiners have authority to identify problem assets and, if appropriate, classify them. There are three classifications for problem assets: “substandard,” “doubtful” and “loss.” Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a higher possibility of loss. An asset classified as a loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. Another category designated “special mention” also may be established and maintained for assets which do not currently expose an insured institution to a sufficient degree of risk to warrant classification as substandard, doubtful or loss. If a classified asset is deemed to be impaired with measurement of loss, Hamilton Bank will establish a charge-off of the loan pursuant to Accounting Standards Codification Topic 310, “Receivables.”

The following table sets forth information regarding classified assets and special mention assets as of March 31, 2012, 2011 and 2010.

	At March 31,
	2012	2011	2010
	(In thousands)
Classification of Assets:
Substandard	$7,719	$2,755	$1,138
Doubtful	593	110	—
Loss	—	—	—

Total Classified Assets	$8,312	$2,865	$1,138

Special Mention	$2,286	$—	$—

At March 31, 2012, substandard assets consisted of two commercial real estate loans totaling $2.6 million, one construction loan for $1.4 million, and four commercial business loans totaling $1.8 million. At that same date, there were ten residential mortgage loans totaling $1.9 million that were classified as substandard, of which amount $1.3 million related to two loans.

At March 31, 2012, loans classified as doubtful consisted of one commercial business loan.

At March 31, 2012, special mention loans consisted of one construction loan that is current.

Potential problem loans are loans that are currently performing and are not included in non-accrual loans above, but may be delinquent. These loans require an increased level of management attention, because we have serious doubts as to the ability of the borrower to comply with the present loan repayment terms and as a result such loans may be included at a later date in non-accrual loans. At March 31, 2012, we had no potential problem loans that are not discussed above under “—Classified Assets.”

Allowance for Loan Losses. We maintain the allowance through provisions for loan losses that we charge to income. We charge losses on loans against the allowance for loan losses when we believe the collection of loan principal is unlikely. Recoveries on loans charged-off are restored to the allowance for loan losses. The allowance for loan losses is maintained at a level believed, to the best of management’s knowledge, to cover all known and inherent losses in the portfolio both probable and reasonable to estimate at each reporting date. The level of allowance for loan losses is based on management’s periodic review of the collectability of the loans principally in light of our historical experience, augmented by the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and current and anticipated economic conditions in the primary lending area. We evaluate our allowance for loan losses quarterly. We have not made any changes to the external factors in the calculation during the year as we believe the local economy has stabilized. We will continue to monitor all items involved in the allowance calculation closely.

In addition, the regulatory agencies, as an integral part of their examination and review process, periodically review our loan portfolios and the related allowance for loan losses. Regulatory agencies may require us to increase the allowance for loan losses based on their judgments of information available to them at the time of their examination, thereby adversely affecting our results of operations.

We recorded a provision for loan losses of $2.7 million for the year ended March 31, 2012 and a provision for loan losses of $616,000 for the year ended March 31, 2011. The allowance for loan losses was $3.6 million, or 2.05% of total loans, at March 31, 2012, compared to $1.2 million, or 0.66% of total loans, at March 31, 2011. The increased provision reflects management’s view of the risks inherent in the loan portfolio. Our non-performing loans increased by $5.8 million, or 354%, to $7.4 million at March 31, 2012 from $1.6 million at March 31, 2011. During the year ended March 31, 2012, loan charge offs also increased to $349,000, compared to no charge offs during fiscal 2011. In addition, during fiscal 2012 we increased the amount of our commercial real estate and commercial business loans, which bear higher risk than our one- to four-family mortgage loans. In view of the increase in our delinquent and non-performing loans, the added inherent loss in our loan portfolio and a weakened economy caused us to increase the overall level of our allowance for loan losses.

The following table sets forth the analysis of the activity in the allowance for loan losses for the periods indicated:

	At or For the Year Ended March 31,
	2012	2011	2010	2009	2008
	(Dollars in thousands)
Balance at beginning of year	$1,183	$567	$514	$500	$500
Charge offs:
One- to four-family residential	337	—	—	—	—
One- to four-family investor	—	—	—	—	—
Construction	—	—	—	—	—
Commercial real estate	12	—	—	—	—
Commercial business	—	—	—	—	—
Home equity and lines of credit	—	—	—	—	—
Other consumer	—	—	—	—	—

Total charge-offs	349	—	—	—	—

Recoveries:
One- to four-family residential	—	—	—	—	—
One- to four-family investor	—	—	—	—	—
Construction	—	—	—	—	—
Commercial real estate	—	—	—	—	—
Commercial business	—	—	—	—	—
Home equity and lines of credit	—	—	—	—	—
Other consumer	—	—	—	—	—

Total recoveries	—	—	—	—	—

Net loan charge-offs	349	—	—	—	—
Additions charged to operations	2,718	616	53	14	—

Balance at end of period	$3,552	$1,183	$567	$514	$500

Total loans outstanding	$173,518	$179,219	$180,965	$158,744	$158,603
Average net loans outstanding	$176,107	$181,122	$166,383	$157,941	$157,863
Allowance for loan losses as a percentage of total loans at end of year	2.1%	0.7%	0.3%	0.3%	0.3%

Net loans charged off as a percent of average net loans outstanding	0.2%	—%	—%	—%	—%

Allowance for loan losses to non-performing loans	48.2%	72.8%	488.8%	94.8%	416.7%

Allocation of Allowance for Loan Losses. The following table sets forth the allocation of allowance for loan losses by loan category at the dates indicated. The table also reflects each loan category as a percentage of total loans receivable. The allocation of the allowance by category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

	At March 31,
	2012		2011		2010
	Amount	Percent of Loans in Each Category to Loans	Amount	Percent of Loans in Each Category to Loans	Amount	Percent of Loans in Each Category to Loans
	(Dollars in thousands)
One- to four-family residential	$246	44.2%	$554	51.5%	$288	65.0%
One- to four-family investor	96	9.9	98	10.9	—	11.0
Construction	1,048	2.2	49	3.6	89	1.6
Commercial real estate	880	17.9	160	11.7	73	6.3
Commercial business	1,232	15.7	194	10.8	62	4.7
Home equity loans and lines of credit	42	9.4	38	10.8	38	10.7
Other consumer	—	0.7	1	0.7	1	0.7
Unallocated	8	—	89	—	16	—

Total	$3,552	100.0%	$1,183	100.0%	$567	100.0%

	At March 31,
	2009		2008
	Amount	Percent of Loans in Each Category to Loans	Amount	Percent of Loans in Each Category to Loans
	(Dollars in thousands)
One- to four-family residential	$340	76.0%	$328	80.4%
One- to four-family investor	—	5.3	—	4.3
Construction	10	1.1	29	0.9
Commercial real estate	93	4.4	46	2.0
Commercial business	10	0.8	3	0.2
Home equity loans and lines of credit	50	12.2	48	12.1
Other consumer	1	0.2	1	0.1
Unallocated	10	—	45	—

Total	$514	100.0%	$500	100.0%

Securities Activities

General. Our investment policy is established by the board of directors. The objectives of the policy are to: (i) ensure adequate liquidity for loan demand and deposit fluctuations, and to allow us to alter our liquidity position to meet both day-to-day and long-term changes in assets and liabilities; (ii) manage interest rate risk in accordance with our interest rate risk policy; (iii) provide collateral for pledging requirements; (iv) maximize return on our investments; and (v) maintain a balance of high quality diversified investments to minimize risk.

Our Investment Committee, consisting of our President and Chief Executive Officer, our Executive Vice President and our Chief Financial Officer, is responsible for implementing our investment policy, including approval of investment strategies and monitoring investment performance. Each member of the Investment Committee is authorized to execute purchases or sales of securities. The board of directors regularly reviews our investment strategies and the market value of our investment portfolio.

We account for investment and mortgage-backed securities in accordance with Accounting Standards Codification Topic 320, “Investments—Debt and Equity Securities.” Accounting Standards Codification 320 requires that investments be categorized as held-to maturity, trading, or available for sale. Our securities are generally categorized as available-for-sale based on our need to meet daily liquidity needs and to take advantage of profits that may occur from time to time. At March 31, 2012, all of our securities were classified as available for sale.

Federally chartered savings institutions have authority to invest in various types of assets, including government-sponsored enterprise obligations, securities of various federal agencies, residential mortgage-backed securities, certain certificates of deposit of insured financial institutions, overnight and short-term loans to other banks, corporate debt instruments, debt instruments of municipalities and Fannie Mae and Freddie Mac equity securities. At March 31, 2012, our investment portfolio consisted entirely of securities and mortgage-backed securities issued by U.S. Government agencies or U.S. Government-sponsored enterprises, including stock in the Federal Home Loan Mortgage Corporation. The principal and interest on our mortgage-backed securities are guaranteed by the issuing entity. At March 31, 2012, we owned $502,000 in Federal Home Loan Bank of Atlanta stock. As a member of Federal Home Loan Bank of Atlanta, we are required to purchase stock in the Federal Home Loan Bank of Atlanta.

Amortized Cost and Estimated Fair Value of Securities. The following table sets forth certain information regarding the amortized cost and estimated fair values of our securities as of the dates indicated.

	At March 31,
	2012		2011		2010
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
			(In thousands)
Mortgage-backed securities:
Fannie Mae	$30,975	$31,134	$18,605	$18,663	$6,362	$6,388
Ginnie Mae	22,049	22,571	11,810	11,757	4,399	4,425
Freddie Mac	21,992	22,303	28,553	28,515	7,281	7,597
Other	—	—	4,463	4,548	—	—

Total mortgage-backed securities	75,016	76,008	63,431	63,483	18,042	18,410
U.S. Government agencies	18,766	18,821	38,062	37,665	58,984	58,708
FHLMC stock	7	2	7	3	7	9

Total	$93,789	$94,831	$101,500	$101,151	$77,033	$77,127

Portfolio Maturities and Yields. The composition and maturities of the investment securities portfolio at March 31, 2012 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur.

	At March 31, 2012
	One Year or Less		More Than One Year through Five Years		More Than Five Years through Ten Years		More Than Ten Years		Total Securities
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Estimated Fair Value	Weighted Average Yield
	(Dollars in thousands)
Mortgage-backed securities:
Fannie Mae	$—	—%	$—	—%	$10,997	3.24%	$19,978	3.42%	$30,975	$31,134	3.36%
Ginnie Mae	—	—	41	6.05	—	—	22,008	3.21	22,049	22,571	3.22
Other	—	—	50	6.05	313	4.23	21,629	3.54	21,992	22,303	3.56

Total mortgage-backed securities	—	—	91	6.05	11,310	3.27	63,615	3.39	75,016	76,008	3.38
U.S. government agencies	1,013	2.85	3,711	3.11	5,992	2.16	8,050	1.50	18,766	18,821	2.10

Total	$1,013	2.85%	$3,802	3.18%	$17,302	2.88%	$71,665	3.18%	$93,789	$94,831	3.12%

Sources of Funds.

General. Deposits, scheduled amortization and prepayments of loan principal, maturities and calls of securities and funds provided by operations are our primary sources of funds for use in lending, investing and for other general purposes. We historically have not used Federal Home Loan Bank advances to fund our operations, and we had no such advances as of March 31, 2012 or 2011.

Deposits. We offer deposit products having a range of interest rates and terms. We currently offer statement savings accounts, NOW accounts, non-interest-bearing demand accounts, money market accounts and certificates of deposit. We also offer the Certificate of Deposit Account Registry Service (CDARS) program to our customers. Our strategic plan includes a greater emphasis on developing commercial business activities, both deposit and lending customer relationships.

Deposit flows are significantly influenced by general and local economic conditions, changes in prevailing interest rates, internal pricing decisions and competition. Our deposits are primarily obtained from areas surrounding our branch offices. In order to attract and retain deposits we rely on paying competitive interest rates and providing quality service.

The flow of deposits is influenced significantly by general economic conditions, changes in money market and other prevailing interest rates and competition. Our deposits are primarily obtained from areas surrounding our branch offices. In order to attract and retain deposits we rely on paying competitive interest rates and providing quality service. Based on experience, we believe that our deposits are relatively stable. However, the ability to attract and maintain deposits and the rates paid on these deposits, has been and will continue to be significantly affected by market conditions. At March 31, 2012, $219.4 million, or 78.1% of our total deposit accounts were certificates of deposit, of which $133.2 million had maturities of one year or less.

The following tables set forth the distribution of our average deposit accounts, by account type, for the years indicated.

	For the Years Ended March 31,
	2012			2011			2010
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Deposit type:
Certificates of deposit	$229,460	79.8%	1.62%	$242,621	82.6%	2.08%	$189,001	84.3%	2.94%
Money market	25,434	8.9	0.47	22,978	7.8	0.72	16,749	7.5	0.98
Statement savings	15,572	5.4	0.21	15,339	5.2	0.47	11,765	5.3	0.53
Non-interest bearing demand	9,280	3.2	0.00	6,169	2.1	0.00	2,288	1.0	0.00
NOW accounts	7,617	2.7	0.08	6,550	2.3	0.20	4,276	1.9	0.26

Total deposits	$287,363	100.00%	1.35%	$293,657	100.00%	1.80%	$224,079	100.00%	2.58%

The following table sets forth certificates of deposit classified by interest rate as of the dates indicated.

	At March 31,
	2012	2011	2010
	(In thousands)
Interest Rate:
Less than 2.00%	$177,657	$193,275	$71,120
2.00% to 2.99%	24,486	21,737	110,381
3.00% to 3.99%	4,747	7,956	24,238
4.00% to 4.99%	10,982	12,485	19,867
5.00% and above	1,518	7,776	10,790

Total	$219,390	$243,229	$236,396

Maturities of Certificates of Deposit Accounts. The following table sets forth the amount and maturities of certificates of deposit accounts at the dates indicated.

	At March 31, 2012
	Period to Maturity
	Less Than or Equal to One Year	More Than One to Two Years	More Than Two to Three Years	More Than Three Years	Total	Percent of Total
	(Dollars in thousands)
Interest Rate Range:
Less than 2.00%	$121,255	$29,926	$20,337	$6,139	$177,657	81.0%
2.00% to 2.99%	3,041	1,210	6,677	13,558	24,486	11.1
3.00% to 3.99%	570	4,001	176	—	4,747	2.2
4.00% to 4.99%	6,870	4,096	16	—	10,982	5.0
5.00% to 5.99%	1,469	49	—	—	1,518	0.7
6.00% to 6.99%	—	—	—	—	—	0.0

Total	$133,205	$39,282	$27,206	$19,697	$219,390	100.00%

As of March 31, 2012, the aggregate amount of outstanding certificates of deposit at Hamilton Bank in amounts greater than or equal to $100,000 was approximately $81.8 million. The following table presents the maturity of these certificates of deposit at such date.

Maturity Period	At March 31, 2012
(In thousands)
Three months or less	$19,377
Over three through six months	12,239
Over six months through one year	16,113
Over one year to three years	24,687
Over three years	9,385

Total	$81,801

Borrowed Funds. As a member of the Federal Home Loan Bank of Atlanta, Hamilton Bank is eligible to obtain advances upon the security of the Federal Home Loan Bank common stock owned and certain residential mortgage loans, provided certain standards related to credit-worthiness have been met. Federal Home Loan Bank advances are available pursuant to several credit programs, each of which has its own interest rate and range of maturities. At March 31, 2012, based on available collateral, we had the ability to borrow approximately $48.1 million from the Federal Home Loan Bank of Atlanta. However, we historically have not used Federal Home Loan Bank advances to fund our operations, and had no such advances as of March 31, 2012 or 2011.

Hamilton Bank may also borrow up to $5.0 million from a correspondent bank under a secured federal funds line of credit, and $1 million under an unsecured line of credit. We would be required to pledge investment securities to draw upon the secured line of credit.

Employees

As of March 31, 2012, we had 51 full-time equivalent employees. Our employees are not represented by any collective bargaining group. Management believes that we have a good working relationship with our employees.

Subsidiary Activities

Upon completion of the Conversion, Hamilton Bank will become the wholly owned subsidiary of Hamilton Bancorp. Hamilton Bank has two wholly owned subsidiaries, 3110 FC, LLC, a Maryland limited liability company that was formed to hold other real estate owned acquired through foreclosure or deed-in-lieu of foreclosure, and Belmar Services Corporation, an inactive Maryland corporation.

Legal Proceedings

We are not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business which, in the aggregate, involve amounts that are believed by management to be immaterial to its financial condition or results of operations.

Expense and Tax Allocation Agreements

Hamilton Bank will enter into an agreement with Hamilton Bancorp to provide it with certain administrative support services, whereby Hamilton Bank will be compensated at not less than the fair market value of the services provided. In addition, Hamilton Bank and Hamilton Bancorp will enter into an agreement to establish a method for allocating and for reimbursing the payment of their consolidated tax liability.

Properties

We conduct our business through our main banking office located in Baltimore City, Maryland, and four other full-service branch offices located in Baltimore City and the Maryland counties of Baltimore and Anne Arundel. The aggregate net book value of our premises was $2.0 million at March 31, 2012. Our facilities are adequate and suitable for our operations as conducted by us. The following table sets forth certain information with respect to our offices at March 31, 2012, including lease expiration dates for leased properties.

Location	Leased or Owned	Year Opened/ Acquired	Lease Expiration Date
Main Office:

5600 Harford Rd. Baltimore, Maryland 21214	Owned	1937	—

Branches:

19 W. Pennsylvania Ave. Towson, Maryland 21204	Owned	1975	—

6301 Belair Road Baltimore, Maryland 21206	Owned	1999	—

9 Cranbrook Road Cockeysville, Maryland 21030	Leased	2000	May 1, 2015

8108 Jumpers Hole Road Pasadena, Maryland 21122	Owned	2009	—

Executive and Administrative Office (1):

501 Fairmount Ave. Suite 200 Towson, Maryland 21286	Leased	2011	November 29, 2016

(1)	Our executive and administrative office is a limited service banking office.

REGULATION AND SUPERVISION

General

As a federal savings association, Hamilton Bank is subject to examination and regulation by the Office of the Comptroller of the Currency, and is also subject to examination by the Federal Deposit Insurance Corporation. Prior to July 21, 2011, the Office of Thrift Supervision was Hamilton Bank’s primary federal regulator. However, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which is discussed further below, eliminated the Office of Thrift Supervision and transferred the Office of Thrift Supervision’s functions relating to federal savings associations, including rulemaking authority, to the Office of the Comptroller of the Currency, effective July 21, 2011. The federal system of regulation and supervision establishes a comprehensive framework of activities in which Hamilton Bank may engage and is intended primarily for the protection of depositors and the Federal Deposit Insurance Corporation’s Deposit Insurance Fund.

Hamilton Bank also is regulated to a lesser extent by the Board of Governors of the Federal Reserve System, or the “Federal Reserve Board”, which governs the reserves to be maintained against deposits and other matters. In addition, Hamilton Bank is a member of and owns stock in the Federal Home Loan Bank of Atlanta, which is one of the twelve regional banks in the Federal Home Loan Bank System. Hamilton Bank’s relationship with its depositors and borrowers also is regulated to a great extent by federal law and, to a lesser extent, state law, including in matters concerning the ownership of deposit accounts and the form and content of Hamilton Bank’s loan documents.

As a savings and loan holding company, Hamilton Bancorp will be subject to examination and supervision by, and be required to file certain reports with, the Board of Governors of the Federal Reserve System (“Federal Reserve Board”). The Office of Thrift Supervision’s functions relating to savings and loan holding companies were transferred to the Federal Reserve Board on July 21, 2011 pursuant to the Dodd-Frank Act regulatory restructuring. Hamilton Bancorp will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Set forth below are certain material regulatory requirements that are applicable to Hamilton Bank and Hamilton Bancorp. This description of statutes and regulations is not intended to be a complete description of such statutes and regulations and their effects on Hamilton Bank and Hamilton Bancorp. Any change in these laws or regulations, whether by Congress or the applicable regulatory agencies, could have a material adverse impact on Hamilton Bancorp, Hamilton Bank and their operations.

Dodd-Frank Act

As noted above, the Dodd-Frank Act made significant changes to the regulatory structure for depository institutions and their holding companies. However, the Dodd-Frank Act’s changes go well beyond that and affect the lending, investments and other operations of all depository institutions. The Dodd-Frank Act required the Federal Reserve Board to set minimum capital levels for both bank and savings and loan holding companies that are as stringent as those required for the insured depository subsidiaries, and the components of Tier 1 capital for holding companies were restricted to capital instruments that were then currently considered to be Tier 1 capital for insured depository institutions. Bank holding companies with assets of less than $500 million are exempt from these capital requirements. Proceeds of trust preferred securities are excluded from Tier 1 capital unless such securities were issued prior to May 19, 2010 by bank or savings and loan holding companies with less than $15 billion of assets. These capital requirements do not apply to savings and loan holding companies until five years after the July 21, 2010 enactment date of the Dodd Frank Act. The legislation also established a floor for capital of insured depository institutions that cannot be lower than the standards in effect upon passage, and directed the federal banking regulators to implement new leverage and capital requirements that take into account off-balance sheet activities and other risks, including risks relating to securitized products and derivatives.

The Dodd-Frank Act created a new Consumer Financial Protection Bureau with broad powers to supervise and enforce consumer protection laws. The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions such as Hamilton Bank, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. The Consumer Financial Protection Bureau has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets. Banks and savings institutions with $10 billion or less in assets are still examined for compliance by their applicable bank regulators. The new legislation also weakened the federal preemption available for national banks and federal savings associations, and gave state attorneys general the ability to enforce applicable federal consumer protection laws.

The Dodd-Frank Act broadened the base for Federal Deposit Insurance Corporation insurance assessments. Assessments are now based on the average consolidated total assets less tangible equity capital of a financial institution. The legislation also permanently increased the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor, retroactive to January 1, 2008, and noninterest bearing transaction accounts have unlimited deposit insurance through December 31, 2012. The Dodd-Frank Act increased stockholder influence over boards of directors by requiring companies to give stockholders a non-binding vote on executive compensation and so-called “golden parachute” payments. The legislation also directs the Federal Reserve Board to promulgate rules prohibiting excessive compensation paid to bank holding company executives, regardless of whether the company is publicly traded or not. Further, the legislation requires that originators of securitized loans retain a percentage of the risk for transferred loans, directs the Federal Reserve Board to regulate pricing of certain debit card interchange fees and contains a number of reforms related to mortgage origination.

Many provisions of the Dodd-Frank Act involve delayed effective dates and/or require implementing regulations. Their impact on operations cannot yet fully be assessed. However, there is a significant possibility that the Dodd-Frank Act will result in an increased regulatory burden and compliance, operating and interest expense for Hamilton Bank and Hamilton Bancorp.

Federal Banking Regulation

Business Activities. A federal savings association derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and applicable federal regulations. Under these laws and regulations, Hamilton Bank may invest in mortgage loans secured by residential and commercial real estate, commercial business and consumer loans, certain types of debt securities and certain other assets, subject to applicable limits. The Dodd-Frank Act authorized, for the first time, the payment of interest on commercial checking accounts, effective July 21, 2011. Hamilton Bank may also establish subsidiaries that may engage in certain activities not otherwise permissible for Hamilton Bank, including real estate investment and securities and insurance brokerage.

Capital Requirements. Federal regulations require savings associations to meet three minimum capital standards: a 1.5% tangible capital ratio, a 4% core capital to assets leverage ratio (3% for savings associations receiving the highest rating on the CAMELS rating system), and an 8% risk-based capital ratio.

The risk-based capital standard for savings associations requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 200%, assigned by the regulations, based on the risks believed inherent in the type of asset. Core capital is defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital. Additionally, a savings association that retains credit risk in connection with an asset sale is required to maintain additional regulatory capital because of the purchaser’s recourse against the savings association. In assessing an institution’s capital adequacy, the Office of the Comptroller of the Currency takes into consideration, not only these numeric factors, but qualitative factors as well, and has the authority to establish higher capital requirements for individual associations where necessary.

At March 31, 2012, Hamilton Bank’s capital exceeded all applicable requirements. See “Historical and Pro Forma Regulatory Capital Compliance.”

Loans-to-One Borrower. Generally, a federal savings association may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. As of March 31, 2012, Hamilton Bank was in compliance with the loans-to-one borrower limitations.

Qualified Thrift Lender Test. As a federal savings association, Hamilton Bank must satisfy the qualified thrift lender, or “QTL,” test. Under the QTL test, Hamilton Bank must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” (primarily residential mortgages and related investments, including mortgage-backed securities) in at least nine months of the most recent 12-month period. “Portfolio assets” generally means total assets of a savings association, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings association’s business.

Hamilton Bank also may satisfy the QTL test by qualifying as a “domestic building and loan association” as defined in the Internal Revenue Code of 1986, as amended.

A savings association that fails the qualified thrift lender test must operate under specified restrictions set forth in the Home Owners’ Loan Act. The Dodd-Frank Act made noncompliance with the QTL test subject to agency enforcement action for a violation of law. At March 31, 2012, Hamilton Bank maintained approximately 91.0% of its portfolio assets in qualified thrift investments and, therefore, satisfied the QTL test.

Capital Distributions. Federal regulations govern capital distributions by a federal savings association, which include cash dividends, stock repurchases and other transactions charged to the savings association’s capital account. A federal savings association must file an application for approval of a capital distribution if:

•

the total capital distributions for the applicable calendar year exceed the sum of the savings association’s net income for that year to date plus the savings association’s retained net income for the preceding two years;

•	the savings association would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or regulatory condition; or

•	the savings association is not eligible for expedited treatment of its filings.

Even if an application is not otherwise required, every savings association that is a subsidiary of a savings and loan holding company, such as Hamilton Bank, must still file a notice with the Federal Reserve Board at least 30 days before the board of directors declares a dividend or approves a capital distribution.

A notice or application related to a capital distribution may be disapproved if:

•	the federal savings association would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

In addition, the Federal Deposit Insurance Act provides that an insured depository institution shall not make any capital distribution if, after making such distribution, the institution would fail to meet any applicable regulatory capital requirement. A federal savings association also may not make a capital distribution that would reduce its regulatory capital below the amount required for the liquidation account established in connection with its conversion to stock form.

Community Reinvestment Act and Fair Lending Laws. All federal savings associations have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate-income borrowers. In connection with its examination of a federal savings association, the Office of the Comptroller of the Currency is required to assess the federal savings association’s record of compliance with the Community Reinvestment Act. A savings association’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of the Comptroller of the Currency, as well as other federal regulatory agencies and the Department of Justice.

The Community Reinvestment Act requires all institutions insured by the Federal Deposit Insurance Corporation to publicly disclose their rating. Hamilton Bank received an “outstanding” Community Reinvestment Act rating in its most recent federal examination.

Transactions with Related Parties. A federal savings association’s authority to engage in transactions with its affiliates is limited by Sections 23A and 23B of the Federal Reserve Act and federal regulation. An affiliate is generally a company that controls, or is under common control with an insured depository institution such as Hamilton Bank. Hamilton Bancorp is an affiliate of Hamilton Bank because of its control of Hamilton Bank. In general, transactions between an insured depository institution and its affiliates are subject to certain quantitative limits and collateral requirements. In addition, federal regulations prohibit a savings association from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary. Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve the purchase of low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates. Federal regulations require savings associations to maintain detailed records of all transactions with affiliates.

Hamilton Bank’s authority to extend credit to its directors, executive officers and 10% stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions generally require that extensions of credit to insiders:

(i)	be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and

(ii)	not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Hamilton Bank’s capital.

In addition, extensions of credit in excess of certain limits must be approved by Hamilton Bank’s board of directors. Extensions of credit to executive officers are subject to additional limits based on the type of extension involved.

Enforcement. The Office of the Comptroller of the Currency has primary enforcement responsibility over federal savings associations and has authority to bring enforcement action against all “institution-affiliated parties,” including directors, officers, stockholders, attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on a federal savings association. Formal enforcement action by the Office of the Comptroller of the Currency may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution and the appointment of a receiver or conservator. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The Federal Deposit Insurance Corporation also has the authority to terminate deposit insurance or recommend to the Office of the Comptroller of the Currency that enforcement action be taken with respect to a particular savings association. If such action is not taken, the Federal Deposit Insurance Corporation has authority to take the action under specified circumstances.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate. Interagency guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to implement an acceptable compliance plan. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order or the imposition of civil money penalties.

Prompt Corrective Action Regulations. Under the federal Prompt Corrective Action statute, the Office of the Comptroller of the Currency is required to take supervisory actions against undercapitalized savings institutions under its jurisdiction, the severity of which depends upon the institution’s level of capital. A savings institution that has total risk-based capital of less than 8% or a leverage ratio or a Tier 1 risk-based capital ratio that generally is less than 4% is considered to be undercapitalized. A savings institution that has total risk-based capital less than 6%, a Tier 1 core risk-based capital ratio of less than 3% or a leverage ratio that is less than 3% is considered to be “significantly undercapitalized.” A savings institution that has a tangible capital to assets ratio equal to or less than 2% is deemed to be “critically undercapitalized.”

Generally, the Office of the Comptroller of the Currency is required to appoint a receiver or conservator for a savings association that is “critically undercapitalized” within specific time frames. The regulations also provide that a capital restoration plan must be filed with the Office of the Comptroller of the Currency within 45 days of the date a federal savings association is deemed to have received notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Any holding company of a federal savings association that is required to submit a capital restoration plan must guarantee performance under the plan in an amount of up to the lesser of 5% of the savings association’s assets at the time it was deemed to be undercapitalized by the Office of the Comptroller of the Currency or the amount necessary to restore the savings association to adequately capitalized status. This guarantee remains in place until the Office of the Comptroller of the Currency notifies the savings association that it has maintained adequately capitalized status for each of four consecutive calendar quarters. Institutions that are undercapitalized become subject to certain mandatory measures such as a restrictions on capital distributions and asset growth. The Office of the Comptroller of the Currency may also take any one of a number of discretionary supervisory actions against undercapitalized federal savings associations, including the issuance of a capital directive and the replacement of senior executive officers and directors.

At March 31, 2012, Hamilton Bank met the criteria for being considered “well-capitalized.”

Insurance of Deposit Accounts. The Deposit Insurance Fund of the Federal Deposit Insurance Corporation, or FDIC, insures deposits at FDIC insured financial institutions such as Hamilton Bank. Deposit accounts in Hamilton Bank are insured by the FDIC generally up to a maximum of $250,000 per separately insured depositor and up to a maximum of $250,000 for self-directed retirement accounts. The FDIC charges insured depository institutions premiums to maintain the Deposit Insurance Fund.

Under the FDIC’s risk-based assessment system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other risk factors. Rates are based on each institution’s risk category and certain specified risk adjustments. Stronger institutions pay lower rates while riskier institutions pay higher rates.

In February 2011, the FDIC published a final rule under the Dodd-Frank Act to reform the deposit insurance assessment system. The rule redefined the assessment base used for calculating deposit insurance assessments effective April 1, 2011. Under the new rule, assessments are based on an institution’s average consolidated total assets minus average tangible equity instead of total deposits. The proposed rule revised the assessment rate schedule to establish assessments ranging from 2.5 to 45 basis points.

In addition to the FDIC assessments, the Financing Corporation (“FICO”) is authorized to impose and collect, with the approval of the FDIC, assessments for anticipated payments, issuance costs and custodial fees on bonds issued by the FICO in the 1980s to recapitalize the former Federal Savings and Loan Insurance Corporation. The bonds issued by the FICO are due to mature in 2017 through 2019. For the quarter ended March 31, 2012, the annualized Financing Corporation assessment was equal to 0.66 basis points of total assets less tangible capital.

The Federal Deposit Insurance Corporation has authority to increase insurance assessments. Any significant increases would have an adverse effect on the operating expenses and results of operations of Hamilton Bank. Management cannot predict what assessment rates will be in the future.

Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. We do not currently know of any practice, condition or violation that may lead to termination of our deposit insurance.

Prohibitions Against Tying Arrangements. Federal savings associations are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Federal Home Loan Bank System. Hamilton Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions as well as other entities involved in home mortgage lending. As a member of the Federal Home Loan Bank of Atlanta, Hamilton Bank is required to acquire and hold shares of capital stock in the Federal Home Loan Bank. As of March 31, 2012, Hamilton Bank was in compliance with this requirement. While Hamilton Bank’s ability to borrow from the Federal Home Loan Bank of Atlanta provides an additional source of liquidity, the Bank has historically not used advances from the Federal Home Loan Bank to fund its operations.

Other Regulations

Interest and other charges collected or contracted for by Hamilton Bank are subject to state usury laws and federal laws concerning interest rates. Hamilton Bank’s operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•

Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

•	Truth in Savings Act; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of Hamilton Bank also are subject to the:

•

Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•

Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•

Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

•

The USA PATRIOT Act, which requires savings associations to, among other things, establish broadened anti-money laundering compliance programs, and due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements that also apply to financial institutions under the Bank Secrecy Act and the Office of Foreign Assets Control regulations; and

•

The Gramm-Leach-Bliley Act, which places limitations on the sharing of consumer financial information by financial institutions with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of certain personal financial information with unaffiliated third parties.

Holding Company Regulation

General. Hamilton Bancorp will be a non-diversified savings and loan holding company within the meaning of the Home Owners’ Loan Act. As such, Hamilton Bancorp will be registered with the Federal Reserve Board and be subject to regulations, examinations, supervision and reporting requirements applicable to savings and loan holding companies. In addition, the Federal Reserve Board has enforcement authority over Hamilton Bancorp and its subsidiaries. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. The Federal Reserve Board assumed the regulatory authority over savings and loan holding companies previously exercised by the Office of Thrift Supervision on July 21, 2011.

Permissible Activities. Under present law, the business activities of Hamilton Bancorp are generally limited to those activities permissible for financial holding companies under Section 4(k) of the Bank Holding Company Act of 1956, as amended, provided certain conditions are met, or for multiple savings and loan holding companies. A financial holding company may engage in activities that are financial in nature, including underwriting equity securities and insurance as well as activities that are incidental to financial activities or complementary to a financial activity. A multiple savings and loan holding company is generally limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to regulatory approval, and certain additional activities authorized by federal regulations.

Federal law prohibits a savings and loan holding company, including Hamilton Bancorp, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of another savings institution or holding company thereof, without prior regulatory approval. It also prohibits the acquisition or retention of, with certain exceptions, more than 5% of a nonsubsidiary company engaged in activities that are not closely related to banking or financial in nature, or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Federal Reserve Board must consider the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors.

The Federal Reserve Board is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions:

(i)	the approval of interstate supervisory acquisitions by savings and loan holding companies; and

(ii)	the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisition.

The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Capital. Savings and loan holding companies are not currently subject to specific regulatory capital requirements. The Dodd-Frank Act, however, requires the Federal Reserve Board to promulgate consolidated capital requirements for depository institution holding companies that are no less stringent, both quantitatively and in terms of components of capital, than those applicable to institutions themselves. Instruments such as cumulative preferred stock and trust preferred securities will no longer be includable as Tier 1 capital, which is currently permitted for bank holding companies. Instruments that were issued by May 19, 2010 are grandfathered for companies with consolidated assets of $15 billion or less. There is a five-year transition period (from the July 21, 2010 effective date of the Dodd-Frank Act) before the capital requirements will apply to savings and loan holding companies. The Dodd-Frank Act contains an exception for bank holding companies of less than $500 million in assets, but it is uncertain at this time whether the exception will apply to similarly sized savings and loan holding companies.

Source of Strength. The Dodd-Frank Act extended the “source of strength” doctrine to savings and loan holding companies. The regulatory agencies must issue regulations requiring that all bank and savings and loan holding companies serve as a source of strength to their subsidiary depository institutions by providing capital, liquidity and other support in times of financial stress.

Dividends. As previously noted, Hamilton Bank must notify the Federal Reserve Board thirty days before declaring any dividend to the Company. The financial impact of a holding company on its subsidiary institution is a matter that is evaluated by the regulator and the agency has authority to order cessation of activities or divestiture of subsidiaries deemed to pose a threat to the safety and soundness of the institution.

Acquisition. Under the Federal Change in Bank Control Act, a notice must be submitted to the Federal Reserve Board if any person (including a company), or group acting in concert, seeks to acquire direct or indirect “control” of a savings and loan holding company. Under certain circumstances, a change of control may occur, and prior notice is required, upon the acquisition of 10% or more of the company’s outstanding voting stock, unless the Federal Reserve Board has found that the acquisition will not result in control of the company. A change in control definitively occurs upon the acquisition of 25% or more of the company’s outstanding voting stock. Under the Change in Bank Control Act, the Federal Reserve Board generally has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition.

Federal Securities Laws

Hamilton Bancorp’s common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Hamilton Bancorp is subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

Emerging Growth Company Status

The Jumpstart Our Business Startups Act (the “JOBS Act”), which was enacted in April 2012, has made numerous changes to the federal securities laws to facilitate access to capital markets. Under the JOBS Act, a company with total annual gross revenues of less than $1.0 billion during its most recently completed fiscal year qualifies as an “emerging growth company.” Hamilton Bancorp qualifies as an emerging growth company under the JOBS Act.

An “emerging growth company” may choose not to hold stockholder votes to approve annual executive compensation (more frequently referred to as “say-on-pay” votes) or executive compensation payable in connection with a merger (more frequently referred to as “say-on-golden parachute” votes). An emerging growth company also is not subject to the requirement that its auditors attest to the effectiveness of the company’s internal control over financial reporting, and can provide scaled disclosure regarding executive compensation; however, Hamilton Bancorp will also not be subject to the auditor attestation requirement or additional executive compensation disclosure so long as it remains a “smaller reporting company” under Securities and Exchange Commission regulations (generally less than $75 million of voting and non-voting equity held by non-affiliates). Finally, an emerging growth company may elect to comply with new or amended accounting pronouncements in the same manner as a private company, but must make such election when the company is first required to file a registration statement. Such an election is irrevocable during the period a company is an emerging growth company. Hamilton Bancorp has elected to comply with new or amended accounting pronouncements in the same manner as a private company.

A company loses emerging growth company status on the earlier of: (i) the last day of the fiscal year of the company during which it had total annual gross revenues of $1.0 billion or more; (ii) the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the company pursuant to an effective registration statement under the Securities Act of 1933; (iii) the date on which such company has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which such company is deemed to be a “large accelerated filer” under Securities and Exchange Commission regulations (generally, at least $700 million of voting and non-voting equity held by non-affiliates).

TAXATION

Federal Taxation

General. Hamilton Bancorp and Hamilton Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to Hamilton Bancorp and Hamilton Bank.

Method of Accounting. For federal income tax purposes, Hamilton Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending March 31st for filing its federal income tax returns. The Small Business Protection Act of 1996 eliminated the use of the reserve method of accounting for bad debt reserves by savings institutions, effective for taxable years beginning after 1995.

Minimum Tax. The Internal Revenue Code of 1986, as amended, imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, less an exemption amount, referred to as “alternative minimum taxable income.” The alternative minimum tax is payable to the extent tax computed this way exceeds tax computed by applying the regular tax rates to regular taxable income. Net operating losses can, in general, offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. At March 31, 2012, Hamilton Bank had no minimum tax credit carryforward.

Net Operating Loss Carryovers. Generally, a financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. However, as a result of recent legislation, subject to certain limitations, the carryback period for net operating losses incurred in 2008 or 2009 (but not both years) has been expanded to five years. At March 31, 2012, Hamilton Bank had no net operating loss carryforward.

Capital Loss Carryovers. Generally, a financial institution may carry back capital losses to the preceding three taxable years and forward to the succeeding five taxable years. Any capital loss carryback or carryover is treated as a short-term capital loss for the year to which it is carried. As such, it is grouped with any other capital losses for the year to which carried and is used to offset any capital gains. Any undeducted loss remaining after the five year carryover period is not deductible. At March 31, 2012, Hamilton Bank had a capital loss carryover of $23,256, which will expire during the year ending March 31, 2017.

Corporate Dividends. We may generally exclude from our income 100% of dividends received from Hamilton Bank as a member of the same affiliated group of corporations.

Audit of Tax Returns. Hamilton Bank’s federal income tax returns have not been audited in the most recent five-year period.

State Taxation

The State of Maryland imposes an income tax of 8.25% on income measured substantially the same as federally taxable income, except that U.S. Government interest is not fully taxable. Hamilton Bank’s state income tax returns have not been audited in the most recent five-year period.

MANAGEMENT

Shared Management Structure

The directors of Hamilton Bancorp are the same persons who are the directors of Hamilton Bank. In addition, each executive officer of Hamilton Bancorp is also an executive officer of Hamilton Bank. We expect that Hamilton Bancorp and Hamilton Bank will continue to have common executive officers and directors until there is a business reason to establish separate management structures.

Executive Officers of Hamilton Bancorp and Hamilton Bank

The following table sets forth information regarding the executive officers of Hamilton Bancorp and Hamilton Bank. Age information is as of March 31, 2012. The executive officers of Hamilton Bancorp and Hamilton Bank are elected annually.

Name	Age	Position
Robert A. DeAlmeida	57	President and Chief Executive Officer
James F. Hershner	59	Executive Vice President
John P. Marzullo	41	Vice President, Chief Financial Officer and Treasurer

Directors of Hamilton Bancorp and Hamilton Bank

Hamilton Bancorp has seven directors. Directors serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting. Directors of Hamilton Bank will be elected by Hamilton Bancorp as its sole stockholder. The following table states our directors’ names, their ages as of March 31, 2012, the years when they began serving as directors of Hamilton Bank and when their current term expires.

Name (1)	Position(s) Held With Hamilton Bank	Age	Director Since	Current Term Expires
Russell K. Frome	Chairman of the Board	66	1975	2013
Robert A. DeAlmeida	President, Chief Executive Officer and Director	57	2005	2015
William E. Ballard	Director	64	2010	2014
Carol L. Coughlin	Director	53	2010	2014
William W. Furr	Director	63	1977	2013
James F. Hershner	Executive Vice President and Director	59	2005	2014
Bobbi R. Macdonald	Director	46	2008	2015

(1)	The mailing address for each person listed is 501 Fairmount Avenue, Suite 200, Towson, Maryland 21286.

The Business Background of Our Directors and Executive Officers

The business experience for the past five years of each of our directors and executive officers is set forth below. With respect to directors, the biographies also contain information regarding the person’s experience, qualifications, attributes or skills that caused the Nominating Committee and the board of directors to determine that the person should serve as a director. Each director is also a director of Hamilton Bank. Unless otherwise indicated, directors and executive officers have held their positions for the past five years.

Directors

William E. Ballard. Mr. Ballard is a partner and project manager of EFI Group, LLC, which provides a wide range of engineering and manufacturing consulting services to address industry profitability challenges. Services include strategic planning and expansion project implementation. He is responsible for maintaining EFI Group’s Project Management and Lean Manufacturing standards, assigning the right resources to projects and ensuring EFI Group’s clients have an exceptional experience overall. Prior to joining EFI Group in 2001, Mr. Ballard led capital project evaluation, capital expansion and manufacturing improvement-planning activities for a major chemical company, and also held line positions in both manufacturing and maintenance. He is a Mechanical Engineering professional and earned his MBA in Finance from the University of Baltimore. Bill is a member of the Region Manufacturing Institute, a group that promotes the growth of manufacturing throughout Maryland. Mr. Ballard’s management experience and knowledge of the local business community provides the board valuable insights regarding business development in our market area.

Carol L. Coughlin. Ms. Coughlin is the Chief Executive Officer of Bottom Line Growth Strategies, Inc., an executive financial advisory company she formed in 2006 to help organizations and entrepreneurs realize increased growth and profitability. In her role as a CFO advisor with Bottom Line Growth Strategies, Ms. Coughlin has experience with corporate turnarounds, development of financial infrastructure, negotiation of sales and mergers, development of financial and management reporting, annual planning, budget and strategy development processes. She has consulted on board and committee governance and developed a financial literacy training program for an insurance company with $1 billion in revenues. Prior to establishing Bottom Line Growth Strategies, Ms. Coughlin served as the chief financial officer of four fast growing, healthcare and insurance companies, including three turnarounds and the sale of three of the companies (two of the three were sold to publicly held companies; Ms. Coughlin led her team through the Sarbanes-Oxley process). During her time as chief financial officer, Ms. Coughlin worked with the insurance regulators and directed her team through financial audits. She served as officer of these companies and worked with their respective Boards and Audit Committees. She also serves on the board of directors of Junior Achievement and Network 2000, sits on a number of advisory boards and is active in community and civic organizations. She is a magna cum laude graduate from Loyola College in Baltimore with a Masters in Business Administration, and also holds a BS in Business/Accounting from Towson University. She is a Certified Public Accountant (active status, Maryland) and a Certified Exit Planning Advisor. Ms. Coughlin’s extensive financial and management experience, knowledge of the local business community and her community and civic involvement make her an invaluable addition to the Bank’s board of directors.

Robert A. DeAlmeida. Mr. DeAlmeida has served as President and Chief Executive Officer of Hamilton Bank since 2005. Mr. DeAlmeida joined Hamilton Bank in 1990 as the Bank’s Chief Financial Officer, and was appointed Vice President and Treasurer that same year. Mr. DeAlmeida is vice chairman of the Maryland Bankers Association, and is on the board of directors of Healthy Neighborhoods, a program of the Baltimore Community Foundation which helps fund housing for first time home buyers in Baltimore City. He is also on a special committee to advise the president of the Maryland Chamber of Commerce, and is a past director of both Harbel Housing Services and Neighborhood Housing Services of Baltimore. Mr. DeAlmeida earned his bachelor’s degree in accounting from Loyola College of Maryland and his master’s degree in economics from the University of Baltimore. Mr. DeAlmeida’s 22 years of experience with Hamilton Bank and extensive knowledge of the local business and banking community make him a valuable asset to the board of directors.

Russell K. Frome. Mr. Frome has served as Chairman of the Board of Hamilton Bank since 2008. Prior to his retirement in 2000, Mr. Frome served as Maintenance Engineer at Millennium Chemicals in Baltimore. Mr. Frome has 30 years of capital budget and management experience in the chemical industry. He also served as a U.S. Army Reserve Officer on Active Duty from 1969 to 1971. Mr. Frome received a Bachelor of Mechanical Engineering from the Georgia Institute of Technology, and has taken graduate courses in business at Georgia Southern and Loyola University Maryland. Mr. Frome’s management experience and knowledge of the local business community provides the board valuable insights regarding the budget process and management of the Bank, as well as business development in our market area. Mr. Frome is the brother-in-law of director Hershner.

William W. Furr. Since 2005, Mr. Furr has worked as a consultant in marketing, customer service and insurance regulatory compliance for insurance operations and small businesses. In 2004, the Maryland Insurance Commissioner appointed Mr. Furr as Deputy Receiver for Carroll County Mutual Insurance (“CCMI”) with the charge to rehabilitate and save CCMI, which was founded in 1869. In August 2005, CCMI demutualized and was purchased by an investor and now operates as Westminster American Insurance Company, providing insurance products to businesses throughout the Mid-Atlantic. Prior to his work with CCMI, Mr. Furr was a manager of the Baltimore regional office of AMICA Insurance for 28 years until his retirement in 2004. He also serves on the board of directors of Westminster American Insurance Company. He received a Bachelor of Arts degree from the University of Richmond and is a Chartered Property Casualty Underwriter. He has served on multiple Property/Casualty Insurance Industry Boards, including the District of Columbia Property Insurance Facility, and The Maryland Joint Insurance Association where he is still a consultant. He has also served on the Boards of a number of local non-profit organizations including the Joseph Richey Hospice and the All Saints Sisters of the Poor convent in Catonsville. Mr. Furr’s commitment to excellence, his experience as manager for an insurance company and knowledge of the local business community provides the board valuable insights regarding internal processes and also external customer service and marketing matters to support the development of business in our market area.

James F. Hershner. Mr. Hershner began his career at Hamilton Bank in June 1970. His involvement with the Bank has taken his career from a summer teller position to Executive Vice President and Director since 2005. Mr. Hershner held the position of Compliance Officer from 1990 to 2005. He is presently the Security Officer. As an Executive Officer, Mr. Hershner is involved with the underwriting and administration of residential and commercial lending. Currently he is a member of the Executive, Investment, Commercial and Residential Loan Committees. Mr. Hershner, a graduate of the Baltimore Polytechnic Institute, pursued his career with the Bank by completing numerous courses at Loyola College and the University of Baltimore. He was a student of the Institute of Financial Education from 1972 to 1979, where he graduated with a Degree of Distinction. Mr. Hershner is a past President of the Institute of Financial Education, Maryland Chapter #89, Inc. and a past President of the Maryland Chapter of Financial Managers Society and an active member of the Financial Managers Society. Mr. Hershner serves on the board of the Maryland Bank Services, Inc., a subsidiary of the Maryland Bankers Association. Growing up near the community of Hamilton, his 42 years of experience with Hamilton Bank, his extensive knowledge of the Bank’s operations and the local business and banking community, make him a valuable asset to the board of directors. Mr. Hershner is the brother-in-law of director Frome.

Bobbi R. Macdonald. Mrs. Macdonald is the Executive Director and founder of The City Neighbors Foundation, Inc. The City Neighbors Foundation strives to achieve two goals. First to provide an outstanding public education to the students who enter the three City Neighbors schools. Second, to serve as a model for urban public education that is progressive, child-centered, developmentally appropriate, arts integrated, and community engaged. The City Neighbors Foundation seeks to disseminate best practices and create forums that allow urban educators to redefine public education. Driven by a core personal vision of “nothing without joy,” Mrs. Macdonald has been a dynamic leader in the movement for transforming public education in Baltimore. Mrs. Macdonald oversees the management of $7 million of public funds and works on an annual basis to raise more funds to support the mission/work of the three City Neighbors schools. Recently, Mrs. Macdonald helped to facilitate a partnership with three schools of Northeast Baltimore and the Mainstreets Program and received community grants to build the Northeast Schools Alliance. Mrs. Macdonald is an advocate for grassroots organizing for building strong communities. She received her Bachelor’s Degree from the University of Illinois in Human Development and Family Ecology, and holds a Master’s Degree from the University of Maryland, College Park, in Curriculum and Instruction. Mrs. Macdonald is a board member of the Maryland Charter School Network, and founding member and past Chair of the Coalition for Baltimore Charter Schools. She is also an adjunct professor at the Johns Hopkins School of Education.

Executive Officer Who Is Not Also A Director

John P. Marzullo. Mr. Marzullo has served as Vice President and Treasurer of Hamilton Bank since being hired in December 2010, and will also serve as Chief Financial Officer of Hamilton Bancorp. Prior to joining Hamilton Bank, Mr. Marzullo worked at K Bank in Maryland, where he was Assistant Controller and Assistant Vice President. Mr. Marzullo has 15 years of experience in accounting, both as a certified public accountant and in the banking industry. Mr. Marzullo graduated with a bachelor’s degree in finance in 1994 and a bachelor’s degree in accounting in 1996, both from Towson University. He is a member of the Maryland Association of CPAs and the American Institute of CPAs.

Board Independence

The board of directors has determined that directors William E. Ballard, Carol L. Coughlin, William W. Furr and Bobbi Macdonald are “independent” as defined in the listing standards of the Nasdaq Stock Market. Directors DeAlmeida and Hershner are not independent because they are executive officers of Hamilton Bancorp, and director Frome is not independent because he is the brother-in-law of director Hershner.

In determining the independence of the directors listed above, the board of directors reviewed accounts that directors and their affiliates had with Hamilton Bank, none of which are required to be reported under “—Transactions With Certain Related Persons,” below.

Meetings and Committees of the Board of Directors

We conduct business through meetings of our board of directors and its committees. During the fiscal year ended March 31, 2012, the board of directors of Hamilton Bank met 13 times. The board of directors of Hamilton Bancorp has established standing committees, including a Compensation Committee, a Nominating Committee and an Audit Committee. Each of these committees operates under a written charter, which governs its composition, responsibilities and operations.

The table below sets forth the directors of each of the listed standing committees as of May 31, 2012, and the number of meetings held by the comparable committee of Hamilton Bank during fiscal 2012. The board of directors of Hamilton Bancorp has designated director Carol L. Coughlin as an “audit committee financial expert”, as that term is defined by the rules and regulations of the Securities and Exchange Commission.

	Nominating Committee	Compensation	Audit
William E. Ballard	X	X
Carol L. Coughlin	X	X	X*
William W. Furr		X*	X
Bobbi R. Macdonald	X*		X
Number of Meetings in Fiscal 2012:	1	2	2

*	Denotes committee chair as of May 31, 2012.

Transactions With Certain Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits us from making loans to our executive officers and directors, but it contains a specific exemption from such prohibition for loans made by Hamilton Bank to our executive officers and directors in compliance with federal banking regulations. At March 31, 2012, all of our loans to directors and executive officers were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Hamilton Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. These loans were performing according to their original terms at March 31, 2012, and were made in compliance with federal banking regulations.

Executive Compensation

Summary Compensation Table. The table below summarizes the total compensation paid to, or earned by, Mr. DeAlmeida, who serves as our President and Chief Executive Officer and Mr. Hershner, who serves as our Executive Vice President for the year ended March 31, 2012. We refer to these individuals as “Named Executive Officers.”

Summary Compensation Table for the Year Ended March 31, 2012
Name and Principal Position	Year	Salary ($)	Bonus ($)	Nonequity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(1) ($)	Total ($)
Robert A. DeAlmeida President and Chief Executive Officer	2012	208,282	—	—	—	62,280	270,562
James F. Hershner Executive Vice President	2012	163,964	—	—	—	57,077	221,041

(1)	The amounts reflect what we have paid to, or reimbursed, the applicable Named Executive Officer for various benefits which we provide. A break-down of the various elements of compensation in this column is set forth in the table immediately below.

All Other Compensation
Name	Year	Perquisites(1) ($)	Safe Harbor Contribution to 401(k) Plan(2) ($)	Profit Sharing Contribution to 401(k) Plan(3) ($)	Life Insurance(4) ($)	Split Dollar Life Insurance(5) ($)	Board Fees(6) ($)	Total ($)
Robert A. DeAlmeida	2012	—	7,014	29,400	60	1,806	24,000	62,280
James F. Hershner	2012	—	5,943	25,268	60	1,806	24,000	57,077

(1)	For the year ended March 31, 2012, no Named Executive Officer received perquisites or personal benefits that, in the aggregate, were greater than or equal to $10,000.
(2)	Represents the safe harbor employer contribution made to the Named Executive Officer’s 401(k) plan account for the plan year ended December 31, 2011.
(3)	Represents the profit sharing contribution made by Hamilton Bank to the Named Executive Officer’s 401(k) plan account for the plan year ended December 31, 2011.
(4)	Represents the annual cost incurred by Hamilton Bank for providing group life insurance coverage to the Named Executive Officer. Under the group life insurance coverage, each Named Executive Officer’s designated beneficiary is entitled to a death benefit of $50,000 in the event of the Named Executive Officer’s death while employed with Hamilton Bank.
(5)	Represents the Named Executive Officer’s imputed income related to split dollar life insurance that is provided by Hamilton Bank for the year ended December 31, 2011. Such split dollar life insurance coverage is provided in accordance with the Named Executive Officer’s Executive Split Dollar Agreement with Hamilton Bank as described below under “Executive Compensation-Benefit Plans.”
(6)	For the year ended March 31, 2012, Messrs. DeAlmeida and Hershner received monthly board fees of $2,000.

Employment and Change in Control Agreements

Employment Agreement with Robert A. DeAlmeida. In connection with the conversion and stock offering, Hamilton Bank and Hamilton Bancorp intend to enter into separate employment agreements with Mr. DeAlmeida. The employment agreements have essentially identical provisions, except that the employment agreement with Hamilton Bancorp (i) provides for daily, rather than annual, renewal of the term, (ii) obligates Hamilton Bancorp to make payments not made by Hamilton Bank under its agreement with Mr. DeAlmeida (provided that no duplicate payments are made) and (iii) will not require an automatic cut-back of severance benefits payable on termination of employment in connection with a change in control in order to avoid an excess parachute payment under Section 280G of the Code.

The employment agreement with Hamilton Bancorp has a three year term that will automatically renew daily so that the remaining term is always three years. The employment agreement with Hamilton Bank has an initial term of three years. At least 60 days prior to the anniversary date of the agreement, the disinterested members of the board of directors of Hamilton Bank must conduct a comprehensive performance evaluation and affirmatively approve any extension of the agreement for an additional year or determine not to extend the term of the agreement. If the board of directors determines not to extend the term, it must notify Mr. DeAlmeida at least 30 days, but not more than 60 days, prior to the anniversary date.

The employment agreements will provide Mr. DeAlmeida with an annual base salary, which currently was $208,282 for the year ended March 31, 2012. The base salary may be increased, but not decreased (other than a decrease which is applicable to all senior officers). In addition to base salary, Mr. DeAlmeida will be entitled to participate in any bonus programs and benefit plans that are made available to management employees, and will be reimbursed for all reasonable business expenses incurred.

In the event of Mr. DeAlmeida’s involuntary termination of employment for reasons other than cause, disability or death, or in the event of his resignation for “good reason,” he will receive a severance payment equal to the base salary that he would have earned had he remained employed with the Hamilton Bank and Hamilton Bancorp from his date of termination until, and including, the last day of the remaining term of his employment agreements. Such payment will be payable in a lump sum within 30 days following Mr. DeAlmeida’s date of termination. In addition, Mr. DeAlmeida will be entitled to receive from Hamilton Bank or Hamilton Bancorp continued life insurance and non-taxable medical and dental insurance coverage under the same cost-sharing arrangements that apply for active employees of Hamilton Bank and Hamilton Bancorp. Such coverage will cease upon the earlier of: (i) the completion of the remaining term of the employment agreements or (ii) the date on which Mr. DeAlmeida receives substantially similar benefits from another employer. For purposes of the employment agreements, “good reason” is defined as: (i) a material reduction in base salary or benefits (other than reduction by Hamilton Bank or Hamilton Bancorp that is part of a good faith, overall reduction of such benefits applicable to all employees); (ii) a material reduction in Mr. DeAlmeida’s duties or responsibilities; (iii) a relocation of Mr. DeAlmeida’s principal place of employment by more than 25 miles from Hamilton Bank’s or Hamilton Bancorp’s main office location; or (iv) a material breach of the employment agreements by Hamilton Bank or Hamilton Bancorp.

If Mr. DeAlmeida’s involuntary termination of employment other than for cause, disability or death or voluntary resignation for “good reason” occurs on or after the effective date of a change in control of Hamilton Bancorp or Hamilton Bank, he would be entitled to (in lieu of the payments and benefits described in the previous paragraph) a severance payment equal to three times the sum of his highest rate of base salary and annual bonus paid to, or earned by, him during the current calendar year of his date of termination or either of the three calendar years immediately preceding his date of termination. Such payment will be payable in a lump sum within 30 days following Mr. DeAlmeida’s date of termination. In addition, Mr. DeAlmeida would be entitled, at no expense, to the continuation of substantially comparable life insurance and non-taxable medical and dental insurance coverage until the earlier of: (i) the date which is three years after his date of termination or (ii) the date on which he receives substantially similar benefits from another employer. Notwithstanding the foregoing, the payments required under the Hamilton Bank employment agreement but not under the Hamilton Bancorp employment agreement in connection with a change in control will be reduced to the extent necessary to avoid penalties under Code Section 280G.

In addition, should Mr. DeAlmeida become disabled, he will be entitled to disability benefits, if any, provided under a long-term disability plan sponsored by Hamilton Bank or Hamilton Bancorp. In the event of Mr. DeAlmeida’s death while employed, his beneficiaries will be paid his base salary for one year following death, and his family will continue to receive non-taxable medical and dental coverage for one year thereafter.

Upon any termination of employment that would entitle Mr. DeAlmeida to a severance payment (other than a termination in connection with a change in control), Mr. DeAlmeida will be required to adhere to a one-year non-competition provision.

Change in Control Agreement with James F. Hershner. In connection with the conversion and stock offering, Hamilton Bank intends to enter into a change in control agreement with Mr. Hershner. The agreement has an initial term of two years. At least 60 days prior to the anniversary date of the agreement, the disinterested members of the board of directors of Hamilton Bank must conduct a comprehensive performance evaluation and affirmatively approve any extension of the agreement for an additional year or determine not to extend the term of the agreement. If the board of directors determines not to extend the term, it must notify the executive at least 30 days, but not more than 60 days, prior to the anniversary date of the agreement.

In the event of the executive’s involuntary termination of employment other than for cause, disability or death, or voluntary resignation for “good reason” occurs on or after the effective date of a change in control of Hamilton Bancorp or Hamilton Bank, the executive would be entitled to a severance payment equal to two times the sum of his highest rate of base salary and annual bonus paid to, or earned by, him during the current calendar year of his date of termination or either of the two calendar years immediately preceding his date of termination. Such payment will be payable in a lump sum within 30 days following the executive’s date of termination. In addition, the executive would be entitled to the continuation of substantially comparable life insurance and non-taxable medical and dental insurance coverage until the earlier of: (i) the date which is two years after his date of termination or (ii) the date on which the executive receives substantially similar benefits from another employer. Notwithstanding the foregoing, the payments required under the agreement will be reduced to the extent necessary to avoid penalties under Code Section 280G. For purposes of the change in control agreement, “good reason” is defined as: (i) a material reduction in the executive’s base salary or benefits (other than reduction by Hamilton Bank that is part of a good faith, overall reduction of such benefits applicable to all employees); (ii) a material reduction in the executive’s duties or responsibilities; (iii) a relocation of the executive’s principal place of employment by more than 25 miles from Hamilton Bank’s main office location; or (iv) a material breach of the change in control agreement by Hamilton Bank.

Bonus Programs

Discretionary Bonus. The board of directors has the authority to award a discretionary bonus payment to Mr. DeAlmeida. While strict numerical formulas are not used to quantify Mr. DeAlmeida’s bonus payment, both company-wide and individually-based performance objectives are used to determine bonus payments. Company-wide performance objectives focus on growth, expense control and asset quality, which are customary metrics used by similarly-situated financial institutions in measuring performance. Individually-based performance objectives are determined based on Mr. DeAlmeida’s responsibilities and contributions to our successful operation. Both the company-wide and individually-based performance objectives are evaluated by the board of directors on an annual basis. The board of directors also takes into consideration outside factors that impact our performance, such as national and local economic conditions, the interest rate environment, regulatory mandates and the level of competition in our primary market area. For the fiscal year ended March 31, 2012, Mr. DeAlmeida was not paid a discretionary bonus payment.

Organizational Bonus Compensation Program. The Hamilton Bank Organizational Bonus Compensation Program was adopted in order to recognize and reward employees for performance and achievement of specific annual objectives. With the exception of Mr. DeAlmeida, all full-time employees with at least six consecutive months of employment during the fiscal year are eligible to participate in the program.

Performance objectives under the program are established at both an organizational and individual level. For the year ended March 31, 2012, organizational-level objectives focused on the following specific performance metrics related to finance, compliance and growth: (i) checking account growth of 18% or greater; (ii) net income of Hamilton Bank of $1,353,974 or greater; (iii) loan growth of 3.8% or greater, (iv) commercial growth of 45% or greater and (v) no repeat audit exceptions. Individual-level performance objectives are determined based on the eligible employee’s personal goals related to his or her major projects and initiatives. Each performance objective is assigned a fixed number of points. The maximum number of points assigned to organizational-level objectives and individual-level objectives is 50 points and 50 points, respectively. Eligible employees could earn a bonus under the program based on the number of points achieved during the fiscal year. The dollar value of each point is determined annually based on the financial performance of Hamilton Bank.

For the year ended March 31, 2012, the maximum point value for Executive Vice Presidents and Vice Presidents was 15% of base salary if the employee’s performance rating exceeded standards or 10% of base salary if the employee’s performance rating just fully achieved standards. Similarly, the maximum point value for Assistant Vice Presidents, Branch Managers and other Exempt Staff was 7.5% of base salary if the employee’s performance rating exceeded standards or 5.5% of base salary if the employee’s performance just fully achieved standards. For all other eligible employees, one point earned equaled $20.00. Each employee was eligible to receive an additional $1,000 bonus if Hamilton Bank satisfied each of its organizational goals. However, no employee would be eligible to receive a bonus under the program if: (i) Hamilton Bank did not satisfy its net income goal described above or (ii) if the employee had a performance rating of less than “fully achieves standards.” All bonus payments earned under the program by eligible employees are payable in a lump sum on the first pay period in June following the completion of the annual performance period.

For the fiscal year ended March 31, 2012, no Named Executive Officer received a bonus payment under the Organizational Bonus Compensation Program.

Benefit Plans

Hamilton Bank Agreements for Deferred Compensation of Salaries. Hamilton Bank adopted the Agreement for Deferred Compensation of Salaries on January 1, 1984. Messrs. DeAlmeida and Hershner are participants in this plan. The plan allows for the executive to defer payment of a specified percentage or fixed amount of his base salary to be paid during the next calendar year. The executive’s deferred salary is held by Hamilton Bank through a grantor trust. Legg Mason Trust, fsb serves as trustee of the grantor trust and is directed by Hamilton Bank as to the investment of the assets held by the grantor trust. If the executive elects to defer payment of his salary, the executive is required to elect (on an annual basis) the time and manner in which his deferred salary will be paid. Specifically, the executive must elect that his deferred salary will (i) either be paid on either a specified date or upon his separation from service and (ii) be paid in the form of either a lump sum distribution or equal installments over a specified period of time.

Executive Split Dollar Agreements. On January 30, 2008, Hamilton Bank entered into Executive Split Dollar Agreements with Messrs. DeAlmeida and Hershner. Under the agreements, each executive’s designated beneficiary is entitled to share in the proceeds under a life insurance policy owned by Hamilton Bank in the event of the executive’s death while employed with Hamilton Bank. The death benefit for each executive is $350,000.

401(k) Plan. Hamilton Bank maintains the Hamilton Bank 401(k) Profit Sharing Plan, a tax-qualified defined contribution retirement plan, for all employees who have satisfied the 401(k) Plan’s eligibility requirements. Each eligible employee can begin participating in the 401(k) Plan on the first day of the plan year quarter next following the date on which the employee attains age 18 and has completed one year of service.

A participant may contribute up to 100% of his or her compensation to the 401(k) Plan on a pre-tax basis, subject to the limitations imposed by the Internal Revenue Code. For 2012, the salary deferral contribution limit is $17,000 provided, however, that a participant over age 50 may contribute an additional $5,500 to the 401(k) Plan. In addition to salary deferral contributions, the 401(k) Plan provides that Hamilton Bank will make a safe harbor employer contribution to each participant’s account equal to at least 3% of the participant’s compensation earned during the plan year (referred to as a “non-elective contribution”). A participant is always 100% vested in his or her salary deferral and non-elective contributions.

In addition, Hamilton Bank is permitted to make a discretionary profit sharing contribution to the 401(k) Plan that is allocated to each participant based on his or her group category. Each participant will be categorized into one of the following groups: (i) Group A will consist of the President and Chief Executive Officer; (ii) Group B will consist of the Executive Vice President; (iii) Group C will consist of Senior Officers; (iv) Group D will consist of Junior Officers; (v) Group E will consist of Managers; (vi) Group F will consist of Staff; (vii) Group G will consist of Terminated Highly Compensated Employees and (viii) Group H will consist of Terminated Non-Highly Compensated Employees. Hamilton Bank may contribute a different percentage of the profit sharing contribution to each group, with the amount contributed to be allocated to each participant in the group proportionately based on his or her compensation compared to the total compensation paid to all participants in the group during the plan year. Each participant vests in his or her profit sharing contribution at a rate 20% per year such that the participant will become 100% vested upon the completion of five years of credited service. However a participant will immediately become 100% vested in any employer contributions upon the participant’s death, disability or attainment of age 65 (or the fifth anniversary of joining the 401(k) Plan, if later) while employed with Hamilton Bank.

Generally, a participant (or participant’s beneficiary) may receive a distribution from his or her vested account at retirement, age 59 1/2 (while employed with Hamilton Bank), death, disability or termination of employment, and elect for the distribution to be paid in the form of either a lump sum or installment payments of at least $1,000.

Each participant has an individual account under the 401(k) Plan and may direct the investment of his or her account among a variety of investment options or vehicles available. In addition, participants in the 401(k) Plan will be able to purchase shares of Hamilton Bancorp common stock through the 401(k) Plan in connection with the conversion.

Employee Stock Ownership Plan. Effective January 1, 2012, Hamilton Bank adopted an employee stock ownership plan for eligible employees. Eligible employees who have attained age 21 will begin participation in the employee stock ownership plan on the later of the effective date of the employee stock ownership plan or upon the first entry date commencing on or after the eligible employee’s completion of 1,000 hours of service during a continuous 12-month period. Employees who have attained age 21 and have completed 1,000 hours of service during a continuous 12-month period as of the effective date of the conversion will be eligible to immediately participate in the employee stock ownership plan.

The employee stock ownership plan trustee is expected to purchase, on behalf of the employee stock ownership plan, 8% of the total number of shares of Hamilton Bancorp common stock issued in the offering. We anticipate that the employee stock ownership plan will fund its stock purchase with a loan from Hamilton Bancorp equal to the aggregate purchase price of the common stock. The loan will be repaid principally through Hamilton Bank’s contribution to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 20-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to be an adjustable-rate equal to the prime rate, as published in The Wall Street Journal, on the closing date of the offering. Thereafter the interest rate will adjust annually and will be the prime rate on the first business day of the calendar year, retroactive to January 1 of such year. See “Pro Forma Data.”

The trustee will hold the shares purchased by the employee stock ownership plan in an unallocated suspense account. Shares will be released from the suspense account on a pro-rata basis as we repay the loan. The trustee will allocate the shares released among the participants’ accounts on the basis of each participant’s proportional share of compensation relative to all participants. Participants will vest in their benefit at a rate of 20% per year, such that the participants will be 100% vested upon completion of five years of credited service. Participants who were employed by Hamilton Bank immediately prior to the conversion will receive credit for vesting purposes for years of service prior to adoption of the employee stock ownership plan. Participants also will become fully vested upon normal retirement, death or disability, a change in control, or termination of the employee stock ownership plan. Generally, participants will receive distributions from the employee stock ownership plan upon severance from employment. The employee stock ownership plan reallocates any unvested shares forfeited upon termination of employment among the remaining participants.

The employee stock ownership plan permits participants to direct the trustee as to how to vote the shares of common stock allocated to their accounts. The trustee votes unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as those shares for which participants provide instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, Hamilton Bank will record a compensation expense for the employee stock ownership plan at the fair market value of the shares as they are committed to be released from the unallocated suspense account to participants’ accounts. The compensation expense resulting from the release of Hamilton Bancorp common stock from the suspense account and allocation to plan participants will result in a corresponding reduction in Hamilton Bancorp’s earnings.

Supplemental Employee Stock Ownership Plan. In connection with the conversion, Hamilton Bank intends to adopt a supplemental employee stock ownership plan (the “Supplemental ESOP”). The Supplemental ESOP is a non-tax qualified benefit restoration plan that provides additional cash benefits, equal to the participant’s account balance, at retirement or other termination of employment (or upon a change in control) to participants who are key employees who are approved by the Compensation Committee and whose benefits under the tax-qualified employee stock ownership plan described above are limited by tax limitation laws applicable to tax-qualified plans. It is expected that Mr. DeAlmeida will be the only participant in the Supplemental ESOP.

Each plan year, the Supplemental ESOP credits each participant who also participates in the tax-qualified employee stock ownership plan with an annual amount equal to the sum of the difference (denominated in shares of phantom stock) between (i) the number of shares of common stock of Hamilton Bancorp that would have been allocated to the participant’s account in the employee stock ownership plan, but for the tax law limitations imposed by the Internal Revenue Code, plus earnings thereon, and (ii) the actual number of shares allocated to the participant’s account in the employee stock ownership plan plus earnings thereon. Hamilton Bank, at its discretion, may establish a rabbi trust to hold assets attributable to the Supplemental ESOP to fund its benefit obligation or may account for the assets of the Supplemental ESOP solely as bookkeeping entries. One share of phantom stock will have a value equal to the fair market value of one share of Hamilton Bancorp common stock. Dividends deemed paid on shares of phantom stock held in the participant’s account will immediately be deemed to be reinvested in shares of phantom stock.

The participant’s accumulated benefit under the Supplemental ESOP will be payable in a lump sum payment within 30 days following the first to occur of: (i) the participant’s separation from service; (ii) the participant’s death; (iii) the participant’s disability; or (iv) a change in control of Hamilton Bank or Hamilton Bancorp. The accumulated benefit will be paid to the participant in cash equal to the fair market value of the participant’s phantom shares as of the date of distribution.

Director Compensation

Set forth below is a summary of the compensation for each of our non-employee directors for the year ended March 31, 2012. Director compensation paid to directors who are also Named Executive Officers is reflected above in “Executive Compensation – Summary Compensation Table.”

Director Compensation
Name	Fees Earned or Paid in Cash(1) ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(2) ($)	Total ($)
Russell K. Frome	36,000	—	—	36,000
William E. Ballard	24,500	—	—	24,500
Carol L. Coughlin	26,000	—	—	26,000
William W. Furr	26,500	—	—	26,500
Bobbi R. Macdonald	25,000	—	—	25,000

(1)	See table below for breakdown of fees earned for the fiscal year ended March 31, 2012.
(2)	No director received any perquisites or benefits that, in the aggregate, was equal to or greater than $10,000.

Director Fees

All directors received fees per board and committee meetings attended for the fiscal year ended March 31, 2012. Each director was paid $2,000 per month, with the exception of Chairman Frome who was paid $3,000 per month. Each director was paid $500 for each compensation committee, audit and special committee meeting attended. The table below identifies the meetings, by type, for which each non-employee director received compensation from Hamilton Bank during the year ended March 31, 2012.

Name	Board Fee ($)	Committee Meetings ($)
Russell K. Frome	36,000	—
William E. Ballard	24,000	500
Carol L. Coughlin	24,000	2,000
William W. Furr	24,000	2,500
Bobbi R. Macdonald	24,000	1,000

Director Plans

Hamilton Bank Agreement for Deferred Compensation of Director Fees. Hamilton Bank adopted the Agreement for Deferred Compensation of Director Fees on January 1, 1984. Mr. Frome is the only participant in the plan. The plan allows for Mr. Frome to defer payment of a specified percentage or fixed amount of his director fees to be paid during the next calendar year. The deferred fees are held through a grantor trust established by Hamilton Bank and are credited with earnings based on certificate of deposit interest rates when credited. If Mr. Frome elects to defer payment of his fees, he is required to elect (on an annual basis) the time and manner in which his deferred fees will be paid. Specifically, he must elect that his deferred salary will (i) either be paid on either a specified date or upon his separation from service and (ii) be paid in the form of either a lump sum distribution or equal installments over a specified period of time.

Benefits to be Considered Following Completion of the Stock Offering

Following the stock offering, we intend to adopt a new stock-based incentive plan that will provide for grants of stock options and restricted common stock awards. In accordance with applicable regulations, we anticipate that the plan will authorize a number of stock options and a number of shares of restricted stock, not to exceed 10% and 4%, respectively, of the shares sold in the offering. These limitations will not apply if the plan is implemented more than one year after the conversion.

The stock-based incentive plan will not be established sooner than six months after the stock offering and, if adopted within one year after the stock offering, would require the approval by stockholders owning a majority of the outstanding shares of common stock of Hamilton Bancorp. If the stock-based incentive plan is established more than one year after the stock offering, it would require the approval of our stockholders by a majority of votes cast.

The following additional restrictions would apply to our stock-based incentive plan only if the plan is adopted within one year after the stock offering:

•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plan;

•	any non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plan;

•	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plan;

•	the options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of Hamilton Bank or Hamilton Bancorp

These restrictions do not apply to plans adopted after one year following the completion of the stock offering.

We have not yet determined whether we will present the stock-based incentive plan for stockholder approval within one year following the completion of the conversion or whether we will present this plan for stockholder approval more than one year after the completion of the conversion. In the event of changes in applicable regulations or policies regarding stock-based incentive plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

The actual value of restricted stock grants will be determined based on their fair value (the closing market price of shares of common stock of Hamilton Bancorp) as of the date grants are made. The following table presents the total value of all shares to be available for awards of restricted stock under the stock-based benefit plan, assuming the shares for the plan are purchased or issued in a range of market prices from $8.00 per share to $14.00 per share at the time of the grant.

Share Price	95,200 Shares Awarded at Minimum of Offering Range	112,000 Shares Awarded at Midpoint of Offering Range	128,800 Shares Awarded at Maximum of Offering Range	148,120 Shares Awarded at Maximum of Offering Range, As Adjusted
(In thousands, except share price information)
$ 8.00	$762	$896	$1,030	$1,185
10.00	952	1,120	1,288	1,481
12.00	1,142	1,344	1,546	1,777
14.00	1,333	1,568	1,803	2,074

The grant-date fair value of the stock options granted under the stock-based benefit plans will be based, in part, on the closing price of shares of common stock of Hamilton Bancorp on the date the options are granted. The fair value will also depend on the various assumptions utilized in the option-pricing model ultimately adopted. The following table presents the total estimated value of the stock options to be available for grant under the stock-based benefit plans, assuming the range of market prices for the shares is $8.00 per share to $14.00 per share at the time of the grant.

Exercise Price	Grant-Date Fair Value Per Option	238,000 Options at Minimum of Range	280,000 Options at Midpoint of Range	322,000 Options at Maximum of Range	370,300 Options at Maximum of Range, As Adjusted
(In thousands, except exercise price and fair value information)
$ 8.00	$2.67	$635	$748	$860	$989
10.00	3.34	795	935	1,075	1,237
12.00	4.01	954	1,123	1,291	1,485
14.00	4.68	1,114	1,310	1,507	1,733

The tables presented above are provided for informational purposes only. There can be no assurance that our stock price will not trade below $10.00 per share. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors” beginning on page 15.

SUBSCRIPTIONS BY DIRECTORS AND SENIOR OFFICERS

The following table sets forth information regarding intended common stock subscriptions by each of the directors and senior officers of Hamilton Bank and their associates, and by all directors and senior officers as a group. However, there can be no assurance that any individual director or senior officer, or the directors and senior officers as a group, will purchase any specific number of shares of our common stock. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and senior officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the offering. The directors and senior officers have indicated their intention to subscribe in the offering for an aggregate of 157,250 shares of common stock (for a total subscription amount of $1,572,500), including subscriptions through funds held by the individuals in Hamilton Bank’s 401(k) Plan, which is equal to 6.6% of the shares of common stock to be sold in the offering at the minimum of the offering range. The shares being acquired by the directors, senior officers and their associates are being acquired for investment purposes, and not with a view towards resale.

Name	Number of Shares		Aggregate Purchase Price		Percent at Minimum of Offering Range
William E. Ballard	6,000		$60,000		*
Carol L. Coughlin	20,000		200,000		*
Dawn M. Cummings	5,000		50,000		*
Robert A. DeAlmeida	50,500		505,000		2.1%
Russell K. Frome	55,000	(1)	550,000	(1)	*
William W. Furr	10,000		100,000		*
James F. Hershner	55,000	(2)	550,000	(2)	2.1%
Bobbi Macdonald	5,000		50,000		*
John P. Marzullo	3,000		30,000		*
Carole L. McClean	500		5,000		*
Robin L. Theiss	250		2,500		*
Sharon L. Wilson	2,000		20,000		*

All directors and senior officers as a group (12 persons)	157,250		$1,572,500		6.6%

*	Less than 1%.
(1)	Mr. Frome intends to subscribe for $50,000 of common stock in the offering. Under applicable regulations, the amount of common stock shown for Mr. Frome includes $500,000 of common stock that Mr. Hershner intends to subscribe for because Mr. Frome and Mr. Hershner are brother-in-laws and deemed to be associates.
(2)	Mr. Hershner intends to subscribe for $500,000 of common stock in the offering. Under applicable regulations, the amount of common stock shown for Mr. Hershner includes $50,000 of common stock that Mr. Frome intends to subscribe for because Mr. Hershner and Mr. Frome are brother-in-laws and deemed to be associates.

THE CONVERSION AND OFFERING

The board of directors of Hamilton Bank has approved the plan of conversion. The plan of conversion must also be approved by Hamilton Bank’s members (depositors). A special meeting of members has been called for this purpose. The Office of the Comptroller of the Currency has conditionally approved the plan of conversion. On June 7, 2012, the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) issued its approval required in connection with the conversion. However, such approvals do not constitute a recommendation or endorsement of the plan of conversion by the Office of the Comptroller of the Currency or the Federal Reserve Board.

General

The board of directors of Hamilton Bank approved the plan of conversion on June 13, 2012. Pursuant to the plan of conversion, Hamilton Bank will convert from the mutual form of organization to the fully stock form. In connection with the conversion, Hamilton Bank has organized a new Maryland stock holding company named Hamilton Bancorp, Inc. which will sell shares of common stock to the public in an initial public stock offering. When the conversion and related stock offering are completed, all of the capital stock of Hamilton Bank will be owned by Hamilton Bancorp, and all of the common stock of Hamilton Bancorp will be owned by stockholders.

Hamilton Bancorp expects to retain between $9.5 million and $13.0 million of the net proceeds of the offering, or $15.0 million if the offering range is increased by 15% because of demand for the shares or changes in market conditions. We intend to contribute at least 50% of the net proceeds to Hamilton Bank. The conversion will be consummated only upon the sale of at least 2,380,000 shares of our common stock offered pursuant to the plan of conversion.

The plan of conversion provides that we will offer shares of common stock for sale in the subscription offering to Eligible Account Holders, our tax-qualified employee benefit plans, specifically our employee stock ownership plan and our 401(k) plan, Supplemental Eligible Account Holders and other members. If all shares are not subscribed for in the subscription offering, we may, in our discretion, offer common stock for sale in a community offering to members of the public, with a preference given to natural persons and trusts of natural persons residing in Baltimore City and the Maryland counties of Anne Arundel, Baltimore, Carroll, Harford, Howard and Queen Anne’s. In addition, shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Stifel, Nicolaus & Company, Incorporated, acting as our agent.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering or syndicated community offering. The community offering and/or syndicated community offering, if any, may begin at the same time as, during, or after the subscription offering, and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by us with the approval of the Office of the Comptroller of the Currency. See “—Community Offering” and “—Syndicated Community Offering.”

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation of the estimated consolidated pro forma market value of Hamilton Bancorp assuming the conversion and stock offering are completed. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—Determination of Share Price and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the conversion. We recommend reading the plan of conversion in its entirety for more information. A copy of the plan of conversion is available for inspection at each banking office of Hamilton Bank and as described in the section of this prospectus titled “Where You Can Find Additional Information.” The plan of conversion is also filed as an exhibit to Hamilton Bank’s application to convert from mutual to stock form of which this prospectus is a part, copies of which may be obtained from the Office of the Comptroller of the Currency. The plan of conversion is also filed as an exhibit to the registration statement we have filed with the Securities and Exchange Commission, of which this prospectus is a part, copies of which may be obtained from the Securities and Exchange Commission or online at the Securities and Exchange Commission’s website, www.sec.gov. See “Where You Can Find Additional Information.”

Reasons for the Conversion

Consistent with our business strategy, our primary reasons for converting and raising additional capital through the offering are:

•	to increase capital to support future growth and profitability;

•	to retain and attract qualified personnel by establishing stock-based benefit plans for management and employees;

•	to have greater flexibility to structure and finance the opportunistic expansion of our operations; and

•	to offer our depositors and employees an opportunity to purchase our stock.

We have traditionally operated as a community-oriented financial institution, experiencing moderate growth over the last five years, most significantly through our acquisition of our Pasadena, Maryland branch from K Bank in fiscal 2010. However, the significant changes in the financial services industry that have occurred in recent years as a result of the severe downturn in the financial markets in 2008, the severe nationwide economic recession that followed, and the increased regulatory burden of the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing regulations and policies, have severely strained the financial and managerial resources of community banks and will continue to do so in the future. Management believes that Hamilton Bank will be better equipped to address these challenges as a larger, more highly capitalized stock institution. Specifically, mutual institutions cannot raise capital or issue stock to acquire branches or other financial institutions. Moreover, selling institutions often want the acquiring institution’s stock or a combination of stock and cash as consideration for a merger. Lastly, mutual institutions cannot offer stock incentives to attract and retain highly qualified management personnel. While Hamilton Bank has not required these capital tools and stock incentives in the past, they will be essential to implementing our business strategy, and management believes that the additional capital raised in the offering will enable us to take advantage of business opportunities that may not otherwise be available to us.

As of March 31, 2012, Hamilton Bank was considered “well capitalized” for regulatory purposes and is not subject to a directive or a recommendation from the Office of the Comptroller of the Currency to raise capital. As a result of the conversion, the proceeds from the stock offering will further improve our capital position during a period of economic, regulatory and political uncertainty.

Approvals Required

The affirmative vote of a majority of the total eligible votes of members of Hamilton Bank at a special meeting of members is required to approve the plan of conversion. A special meeting of members to consider and vote upon the plan of conversion has been set for _____________. The plan of conversion also must be approved by the Office of the Comptroller of the Currency, which has given its conditional approval to the plan of conversion. On ____________, 2012, the Federal Reserve Board issued its approval required in connection with the conversion.

Effects of Conversion on Depositors, Borrowers and Members

Continuity. While the conversion is being accomplished, our normal business of accepting deposits and making loans will continue without interruption. Hamilton Bank will continue to be a federally chartered savings bank and will continue to be regulated by the Office of the Comptroller of the Currency. After the conversion, we will continue to offer existing services to depositors, borrowers and other customers. The directors serving Hamilton Bank at the time of the conversion will be the directors of Hamilton Bank and of Hamilton Bancorp after the conversion. Hamilton Bancorp will be regulated by the Federal Reserve Board.

Effect on Deposit Accounts. Pursuant to the plan of conversion, each depositor of Hamilton Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

Effect on Loans. No loan outstanding from Hamilton Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

Effect on Voting Rights of Members. At present, all of our depositors are members of and have voting rights in Hamilton Bank as to all matters requiring membership action. Upon completion of the conversion, depositors will cease to be members of Hamilton Bank and will no longer have voting rights. Upon completion of the conversion, all voting rights in Hamilton Bank will be vested in Hamilton Bancorp as the sole stockholder of Hamilton Bank. The stockholders of Hamilton Bancorp will possess exclusive voting rights with respect to Hamilton Bancorp common stock.

Tax Effects. We have received opinions of counsel and our tax advisors with regard to the federal and state income tax consequences of the conversion to the effect that the conversion will not be taxable for federal or state income tax purposes to Hamilton Bank or its members. See “—Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor in Hamilton Bank has both a deposit account in Hamilton Bank and a pro rata ownership interest in the net worth of Hamilton Bank based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This interest may only be realized in the event of a complete liquidation of Hamilton Bank. Any depositor who opens a deposit account obtains a pro rata ownership interest in Hamilton Bank without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all, respectively, of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Hamilton Bank, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a mutual savings bank normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that the savings bank is completely liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Hamilton Bank after other claims, including claims of depositors to the amounts of their deposits, are paid.

In the unlikely event that Hamilton Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, also would be paid first, followed by distribution of a “liquidation account” to depositors as of March 31, 2011 and [PR2 Date] who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to Hamilton Bancorp as the holder of Hamilton Bank’s capital stock. Pursuant to the rules and regulations of the Office of the Comptroller of the Currency, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution. See “—Liquidation Rights.”

Determination of Share Price and Number of Shares to be Issued

The plan of conversion and federal regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained RP Financial, LC. to prepare an independent valuation appraisal. For its services in preparing the initial valuation and one update, RP Financial, LC. will receive a fee of $47,500, and will be reimbursed for its expenses up to $3,500. In the event RP Financial, LC. is required to update the appraisal more than one time, it will receive an additional fee of $5,000 for each such update to the valuation appraisal.

We are not affiliated with RP Financial, and neither we nor RP Financial has an economic interest in, or is held in common with, the other. In the past three years, RP Financial has provided independent valuation services to us in the areas of goodwill impairment testing and fair value calculations for a branch acquisition. Neither RP Financial nor we has derived a significant portion of its gross revenues, receipts or net income for any period from transactions with the other. RP Financial represents and warrants that it is not aware of any fact or circumstance that would cause it not to be “independent” within the meaning of the conversion regulations or the applicable regulatory valuation guidelines or otherwise prohibit or restrict in anyway RP Financial from serving in the role of our independent appraiser.

We have agreed to indemnify RP Financial, LC. and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.

The independent valuation appraisal considered the pro forma impact of the offering. Consistent with applicable federal appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of the peer group companies identified by RP Financial, LC., subject to valuation adjustments applied by RP Financial, LC. to account for differences between us and our peer group. Because RP Financial, LC. concluded that asset size is not a strong determinant of market value, RP Financial, LC. did not place significant weight on the pro forma price-to-assets approach in reaching its conclusions. RP Financial, LC. placed the greatest emphasis on the price-to-book value and price-to-earnings approaches in estimating pro forma market value.

In the application of the price-to-book value and price-to-earnings approaches, RP Financial, LC. reflected several qualitative adjustments relative to the average and median pricing ratios indicated by the peer group companies.

The independent valuation was prepared by RP Financial, LC. in reliance upon the information contained in this prospectus, including our financial statements. RP Financial, LC. also considered the following factors, among others:

•	our present and projected operating results and financial condition;

•	the economic and demographic conditions in our existing market area;

•	certain historical, financial and other information relating to us;

•	a comparative evaluation of our operating and financial characteristics with those of other similarly situated publicly traded savings institutions;

•	the impact of the conversion and the offering on our equity and earnings potential;

•	our potential to pay cash dividends; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

Included in the independent valuation were certain assumptions as to our pro forma earnings after the conversion that were utilized in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds and purchases in the open market of 4% of the common stock sold in the offering by the stock-based benefit plan at the $10.00 purchase price. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

The independent valuation states that as of May 25, 2012, the estimated pro forma market value of Hamilton Bancorp ranged from $23.8 million to $32.2 million, with a midpoint of $28.0 million. Our board of directors decided to offer the shares of common stock for a price of $10.00 per share primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The number of shares offered will be equal to the aggregate offering price of the shares divided by the price per share. Based on the valuation range and the $10.00 price per share, the minimum of the offering range will be 2,380,000 shares, the midpoint of the offering range will be 2,800,000 shares and the maximum of the offering range will be 3,220,000 shares, or 3,703,000 shares if the maximum amount is adjusted because of demand for shares or changes in market conditions.

The following table presents a summary of selected pricing ratios for Hamilton Bancorp and the peer group companies identified by RP Financial, LC. In selecting a peer group from all publicly-traded fully-converted thrift companies, RP Financial, LC. applied two “screens” with the following selection criteria: (1) thrift institutions based in the Mid-Atlantic (excluding NY) region of the U.S. with assets less than $650 million, non-performing assets less than 5% of assets and positive earnings; and (2) Southeast thrifts with assets less than $600 million and positive earnings. Ratios are based on earnings for the twelve months ended March 31, 2012 and book value as of March 31, 2012. Book value is the same as total equity and represents the difference between the issuer’s assets and liabilities. Tangible book value is equal to total equity minus intangible assets. The term “core earnings,” for purposes of the appraisal, was defined as net earnings after taxes, excluding the after-tax portion of income from nonrecurring items. Compared to the median pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 31.5% on a price-to-book value basis and a discount of 31.3% on a price-to-tangible book value basis. The pricing ratios result from our generally having lower levels of equity than the companies in the peer group on a pro forma basis. The pricing ratios also reflect recent volatile market conditions, particularly for stock of financial institution holding companies, and the effect of such conditions on the trading market for recent mutual-to-stock conversions. In reviewing and approving the valuation, our board of directors considered the range of price-to-core earnings ratios, price-to-book value ratios and price-to-tangible book value ratios at the different ranges of shares to be sold in the offering. The appraisal did not consider one valuation approach to be more important than the others.

	Price-to-earnings multiple (1)	Price-to-book value ratio	Price-to-tangible book value ratio
Hamilton Bancorp (on a pro forma basis, assuming completion of the conversion)
Adjusted Maximum	NM*	55.71%	58.28%
Maximum	NM*	51.73%	54.29%
Midpoint	NM*	47.80%	50.33%
Minimum	NM*	43.33%	45.77%

Valuation of peer group companies, all of which are fully converted (on an historical basis)
Averages	19.80x	72.98%	74.16%
Medians	18.36x	75.46%	78.98%

*	Not meaningful.

Peer Group Companies

Peer Group		P/E (x)	P/B (%)	P/TB (%)
COBK	Colonial Financial Services, Inc.	18.90x	72.14%	72.14%
CFFC	Community Financial Corporation	9.51x	45.24%	45.24%
ALLB	Alliance Bancorp, Inc. of PA	NM	78.47%	78.47%
STND	Standard Financial Corp.	17.82x	72.45%	82.19%
OBAF	OBA Financial Services, Inc.	NM	82.92%	82.92%
FFCO	FedFirst Financial Corporation	39.58x	71.07%	72.56%
LABC	Louisiana Bancorp, Inc.	25.16x	89.54%	89.54%
WVFC	WVS Financial Corporation	9.90x	52.99%	52.99%
AFCB	Athens Bancshares Corporation	20.55x	78.95%	79.49%
HFBL	Home Federal Bancorp, Inc. of LA	16.98x	86.03%	86.03%

(1)	Based on earnings for the twelve months ended March 31, 2012 and book value as of March 31, 2012, or the most recent date available.

Our board of directors reviewed the independent valuation and, in particular, considered the following:

•	our financial condition and results of operations;

•	comparison of our financial performance ratios to those of other financial institutions of similar size; and

•	market conditions generally and, in particular, for financial institutions.

All of these factors are set forth in the independent valuation. Our board of directors also reviewed the methodology and the assumptions used by RP Financial, LC. in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the Office of the Comptroller of the Currency, if required, as a result of subsequent developments in our financial condition or market conditions generally. In the event the independent valuation is updated to amend our pro forma market value to less than $23.8 million or more than $37.0 million, the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to our registration statement.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. RP Financial, LC. did not independently verify our financial statements and other information that we provided to them, nor did RP Financial, LC. independently value our assets or liabilities. The independent valuation considers Hamilton Bank as a going concern and should not be considered as an indication of the liquidation value of Hamilton Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 offering price per share.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $37.0 million, which would result in a corresponding increase of up to 15% in the maximum of the offering range to up to 3,703,000 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not increase the offering range above this level or decrease the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See “—Limitations on Common Stock Purchases” as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the offering.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $37.0 million and a corresponding increase in the offering range to more than 3,703,000 shares, or a decrease in the minimum of the valuation range to less than $23.8 million and a corresponding decrease in the offering range to fewer than 2,380,000 shares, then we will promptly return, with interest at a rate of ___% per annum, all funds received in the subscription and community offerings and cancel deposit account withdrawal authorizations. After consulting with the Office of the Comptroller of the Currency, we may terminate the plan of conversion. Alternatively, we may establish a new offering range and commence a resolicitation of subscribers or take other actions as permitted by the Office of the Comptroller of the Currency in order to complete the offering. In the event that we conduct a resolicitation, we will notify subscribers of their rights to place a new stock order for a specified period of time.

An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma earnings and stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis, while decreasing pro forma earnings and stockholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data.”

Copies of the independent valuation appraisal report of RP Financial, LC. and the detailed memorandum setting forth the method and assumptions used in the appraisal report are available for inspection at our executive and administrative office and as specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

In accordance with the plan of conversion, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the minimum, maximum and overall purchase limitations set forth in the plan of conversion and as described below under “—Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each depositor with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) on March 31, 2011 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of 50,000 shares of our common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the number of shares offered multiplied by a fraction of which the numerator is the Qualifying Deposits of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposits of all Eligible Account Holders, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of shares of our common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on March 31, 2011. In the event of oversubscription, failure to list an account, or including incomplete or incorrect information, could result in fewer shares being allocated than if all information had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also our directors or senior officers or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent of such portion of their subscription rights attributable to their increased deposits during the year preceding March 31, 2011.

Priority 2: Tax-Qualified Plans. Our tax-qualified employee benefit plans, specifically our employee stock ownership plan and 401(k) plan, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering. Our employee stock ownership plan intends to purchase 8% of the total number of shares of common stock sold in the stock offering. Alternatively, subject to market conditions and receipt of regulatory approval, the employee stock ownership plan may instead elect to purchase shares of common stock in the open market following the completion of the offering in order to fill all or a portion of the employee stock ownership plan’s intended subscription.

Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee benefit plans, each depositor with a Qualifying Deposit on [PR2 Date] who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 50,000 shares of common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the number of shares offered multiplied by a fraction of which the numerator is the Qualifying Deposits of the Supplemental Eligible Account Holder and the denominator is the aggregate Qualifying Deposits of all Supplemental Eligible Account Holders, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she had an ownership interest at [PR2 Date]. In the event of oversubscription, failure to list an account, or including incomplete or incorrect information, could result in fewer shares being allocated than if all information had been disclosed.

Priority 4: Other Members. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee benefit plans, and Supplemental Eligible Account Holders each depositor on the voting record date of [PR3 Date] who is not an Eligible Account Holder or Supplemental Eligible Account Holder (“Other Members”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 50,000 shares of common stock or 0.10% of the total number of shares of common stock issued in the offering, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated so as to permit each Other Member to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Other Member whose subscription remains unfilled in the proportion that the amount of his or her subscription bears to the total amount of subscriptions of all Other Members whose subscriptions remain unfilled.

To ensure proper allocation of common stock, each Other Member must list on the stock order form all deposit accounts in which he or she had an ownership interest at [PR3 Date]. In the event of oversubscription, failure to list an account, or including incomplete or incorrect information, could result in fewer shares being allocated than if all accounts had been disclosed.

Expiration Date. The Subscription Offering will expire at 2:00 p.m., Eastern Time, on [Expire Date], unless extended by us for up to 45 days or such additional periods of up to 90 days with the approval of the Office of the Comptroller of the Currency, if necessary. Subscription rights will expire whether or not each person eligible to subscribe in the subscription offering can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights that have not been exercised prior to the expiration date will become void.

We will not execute orders in the stock offering until we have received orders to purchase at least the minimum number of shares of common stock. If we have not received orders to purchase at least 2,380,000 shares within 45 days after the [Expire Date] expiration date, and the Office of the Comptroller of the Currency has not consented to an extension, the stock offering will be terminated and all funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly to the subscribers with interest at a rate of ___% per annum, and all deposit account withdrawal authorizations will be cancelled. If an extension beyond [Extend1 Date] is granted by the Office of the Comptroller of the Currency, we will resolicit subscribers as described under “—Procedure for Purchasing Shares—Expiration Date.”

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, our tax-qualified employee benefit plans, Supplemental Eligible Account Holders and Other Members, we may offer shares pursuant to the plan of conversion to the public in a community offering, with a preference given to natural persons and trusts of natural persons residing in Baltimore City and the Maryland counties of Anne Arundel, Baltimore, Carroll, Harford, Howard and Queen Anne’s (collectively, the “Community”).

Subscribers in the community offering may purchase up to 50,000 shares of common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

If we do not have sufficient shares of common stock available to fill the orders of natural persons and trusts of natural persons residing in the Community, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among such persons whose orders remain unsatisfied on an equal number of shares basis per order. If, instead, we do not have sufficient shares of common stock available to fill the orders of other members of the public, we will allocate the available shares among those persons in the manner described above for persons residing in the Community. In connection with the allocation process, orders received for shares of common stock in the community offering will first be filled up to a maximum of 2% of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated.

The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within the Community, has a present intent to remain within the Community for a period of time and manifests the genuineness of that intent by establishing an ongoing physical presence within the Community, together with an indication that this presence within the Community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. The community offering may begin at the same time as, during or after the subscription offering. We will not execute orders in the stock offering until we have received orders to purchase at least the minimum number of shares of common stock. The community offering is expected to conclude at 2:00 p.m., Eastern Time on ________________, 2012, but must terminate no more than 45 days following the expiration of the subscription offering.

Syndicated Community Offering

Our board of directors may decide to offer for sale shares of common stock not subscribed for in the subscription and community offerings in a syndicated community offering in a manner that will achieve a widespread distribution of our shares of common stock to the general public. If a syndicated community offering is held, Stifel, Nicolaus & Company, Incorporated will serve as sole book running manager and will assist us in selling our common stock on a best efforts basis. In such capacity, Stifel, Nicolaus & Company, Incorporated may form a syndicate of other broker-dealers who are Financial Industry Regulatory Authority member firms. Neither Stifel, Nicolaus & Company, Incorporated nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering.

In the syndicated community offering, any person may purchase up to 50,000 shares of common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” We retain the right to accept or reject in whole or in part any orders in the syndicated community offering. Unless the Office of the Comptroller of the Currency permits otherwise, accepted orders for our common stock in the syndicated community offering will first be filled up to a maximum of 2% of the shares sold in the offering. Thereafter any remaining shares will be allocated on an equal number of shares per order basis until all shares have been allocated. Unless the syndicated community offering begins during the subscription offering or the community offering, the syndicated community offering will begin as soon as possible after the expiration of the subscription and community offerings. The syndicated community offering must terminate no more than 45 days following the expiration of the subscription offering.

Normal customer ticketing is expected to be used for orders through Stifel, Nicolaus & Company, Incorporated or other participating broker-dealers. The syndicated community offering will be conducted in accordance with certain Securities and Exchange Commission rules applicable to best efforts “min/max” offerings. Stifel, Nicolaus & Company, Incorporated and the other broker-dealers participating in the syndicated community offering may accept payment for shares of common stock to be purchased in the syndicated community offering, to the extent consistent with these Securities and Exchange Commission rules applicable to best efforts “min/max” offerings, through a “sweep” arrangement. Under a “sweep” arrangement, a customer’s brokerage account at the applicable participating broker-dealer will be debited in the amount of the aggregate purchase price for the shares of common stock that such customer intends to purchase in the syndicated community offering on or prior to the closing date, as determined in compliance with Securities and Exchange Commission rules, and such customers must authorize participating broker-dealers to debit their brokerage accounts and must have the funds for full payment in their accounts on such date. Funds received through a sweep arrangement, if utilized, will be promptly transmitted to a segregated account at Hamilton Bank. If the closing of the stock offering does not occur, either as a result of not confirming receipt of $23.8 million in gross proceeds (the minimum of the offering range) or the inability to satisfy other closing conditions to the offering, the funds will be promptly returned.

The closing of the syndicated community offering is subject to conditions set forth in an agency agreement among Hamilton Bank and Hamilton Bancorp on one hand, and Stifel, Nicolaus & Company, Incorporated on the other hand. If and when all the conditions for the closing are met, any funds for common stock sold in the syndicated community offering, less fees and commissions payable by us will be delivered promptly to us.

If for any reason we cannot conduct a syndicated community offering of shares of common stock, or in the event that we are unable to find purchasers from the general public to reach the minimum of the offering range, we will try to make other arrangements for the sale of unsubscribed shares, if possible. The Office of the Comptroller of the Currency and the Financial Industry Regulatory Authority must approve any such arrangements.

Limitations on Common Stock Purchases

The plan of conversion includes the following limitations on the number of shares of common stock that may be purchased in the offering:

•

No person or entity, together with any associate or group of persons acting in concert, may purchase more than 60,000 shares of common stock in all categories of the offering combined, except that our tax-qualified employee benefit plans may purchase in the aggregate up to 10% of the shares of common stock sold in the offering including shares issued in the event of an increase in the offering range of up to 15%;

•

The maximum number of shares of common stock that may be purchased in all categories of the offering by our senior officers and directors and their associates, in the aggregate, may not exceed 27% of the shares sold in the offering; and

•	The minimum purchase by each person purchasing shares in the offering is 25 shares, to the extent those shares are available.

Depending upon market or financial conditions, with the receipt of any required approvals of the Office of the Comptroller of the Currency, we may increase the individual or aggregate purchase limitations to an amount not to exceed 5.0% of the common stock sold in the offering. In the event that a purchase limitation is increased to 5.0% of the stock sold in the offering, such limitation may be further increased to 9.99%, provided that orders for shares of common stock exceeding 5.0% of the shares of common stock sold in the offering do not exceed in the aggregate 10.0% of the total shares of the common stock sold in the offering. Whether to fill requests to purchase additional shares of common stock in the event that a purchase limitation is so increased will be determined by our board of directors in its sole discretion.

If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be, and, in our sole discretion some other large subscribers may be given, the opportunity to increase their subscriptions up to the then-applicable limit. The effect of this type of resolicitation would be an increase in the number of shares of common stock owned by subscribers who choose to increase their subscriptions.

In the event of an increase in the offering range of up to 15% of the total number of shares of common stock offered in the offering, shares will be allocated in the following order of priority in accordance with the plan of conversion:

(i)	to fill our tax-qualified employee benefit plans’ subscriptions for up to 10% of the number of shares of common stock sold in the offering;

(ii)	in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and

(iii)	to fill unfulfilled subscriptions in the community offering, with preference given to natural persons and trusts of natural persons residing in Baltimore City and the Maryland counties of Anne Arundel, Baltimore, Carroll, Harford, Howard and Queen Anne’s.

The term “associate” of a person means:

(1)	any corporation or organization, other than Hamilton Bank, Hamilton Bancorp or a majority-owned subsidiary of these entities, of which the person is a senior officer, partner or 10% beneficial stockholder;

(2)	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a fiduciary capacity, excluding any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a fiduciary capacity; and

(3)	any blood or marriage relative of the person, who either resides with the person or who is a director or officer of Hamilton Bank or Hamilton Bancorp.

The term “acting in concert” means:

(1)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(2)	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated. Persons having the same address or exercising subscription rights through qualifying deposit accounts registered to the same address generally will be assumed to be associates of, and acting in concert with, each other. We have the right to determine, in our sole discretion, whether purchasers are associates or acting in concert.

Our directors are not treated as associates of each other solely because of their membership on the board of directors. Shares of common stock purchased in the offering will be freely transferable except for shares purchased by our senior officers and directors and except as described below. Any purchases made by any associate of Hamilton Bank or Hamilton Bancorp for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under the guidelines of the Financial Industry Regulatory Authority, members of the Financial Industry Regulatory Authority and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of shares of our common stock at the time of conversion and thereafter, see “—Restrictions on Purchase or Transfer of Our Shares After Conversion” and “Restrictions on Acquisition of Hamilton Bancorp”

Marketing and Distribution; Compensation

Offering materials have been initially distributed to certain persons by mail, with additional copies made available through our Stock Information Center.

We have engaged Stifel, Nicolaus & Company, Incorporated, a broker-dealer registered with the Financial Industry Regulatory Authority, to serve as a financial advisor in connection with the conversion and as marketing agent on a best efforts basis with respect to the offering of our common stock. Stifel, Nicolaus & Company, Incorporated, will:

•	act as our financial advisor for the conversion and offering;

•	provide administrative services and managing the Stock Information Center;

•	educate our employees regarding the stock offering;

•	target our sales efforts, including assisting in the preparation of marketing materials; and

•	solicit orders for shares of common stock.

For these services, Stifel, Nicolaus & Company, Incorporated will receive an advisory and administrative fee of $25,000, which has been paid, and a fee of 1.0% of the aggregate dollar amount of the common stock sold in the subscription and community offerings, excluding shares purchased by our directors, officers and employees and members of their immediate families, and our tax-qualified and non-tax qualified employee benefit plans. The advisory and administrative fee will be credited against the fees payable upon the consummation of the conversion.

The plan of conversion provides that, if necessary, shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Stifel, Nicolaus & Company, Incorporated. In such capacity, Stifel, Nicolaus & Company, Incorporated may form a syndicate of other broker-dealers. Neither Stifel, Nicolaus & Company, Incorporated nor any registered broker-dealer will have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, Stifel, Nicolaus & Company, Incorporated has agreed to use its best efforts in the sale of shares in any syndicated community offering. If there is a syndicated community offering, Stifel, Nicolaus & Company, Incorporated, serving as sole book running manager, will be paid a fee equal to 1.0% of the dollar amount of total shares sold in the syndicated community offering, which fee, along with the fee payable to selected dealers (which will include Stifel, Nicolaus & Company, Incorporated) shall not exceed 5.5% in the aggregate. Stifel, Nicolaus & Company, Incorporated also will be reimbursed for allocable expenses in amounts not to exceed $20,000 for the subscription offering and community offering and not to exceed an additional $20,000 for the syndicated community offering, and for attorney’s fees in the offering in an amount not to exceed $80,000.

In the event that we are required to resolicit subscribers for shares of common stock in the subscription and community offerings, Stifel, Nicolaus & Company, Incorporated will be required to provide significant additional services in connection with the resolicitation (including repeating certain services), and we may pay Stifel, Nicolaus & Company, Incorporated an additional fee for those services, which will not exceed $25,000. In the event of a material delay in the offering, Stifel, Nicolaus & Company, Incorporated may be reimbursed for additional allowable expenses not to exceed $10,000 and additional reimbursable attorney’s fees not to exceed $20,000, provided that the aggregate of all reimbursable expenses and legal fees shall not exceed $150,000.

We will indemnify Stifel, Nicolaus & Company, Incorporated against liabilities and expenses (including legal fees) related to or arising out of Stifel, Nicolaus & Company, Incorporated’s engagement as our financial advisor and performance of services as our financial advisor.

We have also engaged Stifel, Nicolaus & Company, Incorporated to act as our records management agent in connection with the conversion and stock offering. In its role as records management agent, Stifel, Nicolaus & Company, Incorporated will, among other things:

•	coordinate with our data processing contacts;

•	consolidate deposit accounts and calculate votes;

•	prepare information for stock order forms and proxy cards;

•	interface with our financial printer;

•	record stock order information; and

•	tabulate proxy votes.

For these services, Stifel, Nicolaus & Company, Incorporated will receive a fee of $20,000, $5,000 of which has been paid. If significant additional work is required due to unexpected circumstances, we may pay Stifel, Nicolaus & Company, Incorporated additional fees for these services, not to exceed $5,000. We also will reimburse Stifel, Nicolaus & Company, Incorporated for its reasonable out-of-pocket expenses, which are not expected to exceed $5,000. We will indemnify Stifel, Nicolaus & Company, Incorporated against liabilities and expenses (including legal fees) related to or arising out of Stifel, Nicolaus & Company, Incorporated’s engagement as our records management agent.

Stifel, Nicolaus & Company, Incorporated has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for common stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the common stock to be sold in the conversion and stock offering. Stifel, Nicolaus & Company, Incorporated expresses no opinion as to the prices at which common stock to be issued may trade.

Our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other trained employees of Hamilton Bank or its affiliates may assist in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. No offers or sales may be made by tellers or at the teller counters. Investment related questions of prospective purchasers will be directed to executive officers or registered representatives of Stifel, Nicolaus & Company, Incorporated. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the shares of common stock.

The offering will comply with the requirements of Rule 10b-9 under the Securities Exchange Act of 1934.

Prospectus Delivery

To ensure that each purchaser in the subscription and community offerings receives a prospectus at least 48 hours before the expiration of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, we may not mail a prospectus any later than five days prior to the expiration date or hand deliver a prospectus any later than two days prior to that date. We are not obligated to deliver a prospectus or order form by means other than U.S. Mail. Execution of an order form will confirm receipt of delivery of a prospectus in accordance with Rule 15c2-8. Stock order forms will be distributed only if preceded or accompanied by a prospectus.

In the syndicated community offering, a prospectus in electronic format may be made available on Internet sites or through other online services maintained by Stifel, Nicolaus & Company, Incorporated or one or more other members of the syndicate, or by their respective affiliates. In those cases, prospective investors may view offering terms online and, depending upon the syndicate member, prospective investors may be allowed to place orders online. The members of the syndicate may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made on the same basis as other allocations.

Other than the prospectus in electronic format, the information on the Internet sites referenced in the preceding paragraph and any information contained in any other Internet site maintained by any member of the syndicate is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or by Stifel, Nicolaus & Company, Incorporated or any other member of the syndicate in its capacity as selling agent or syndicate member and should not be relied upon by investors.

Procedure for Purchasing Shares in the Subscription and Community Offerings

Expiration Date. The offering will expire at 2:00 p.m., Eastern Time, on [Expire Date], unless we extend it for up to 45 days. This extension may be approved by us, in our sole discretion, without further approval or additional notice to subscribers in the offering. Any extension of the subscription and/or community offering beyond [Extend1 Date] would require the Office of the Comptroller of the Currency’s approval. If the offering is extended past [Extend1 Date], we will resolicit subscribers. You will have the opportunity to confirm, change or cancel your order within a specified period. If you do not respond during that period, your stock order will be cancelled, deposit account withdrawal authorizations will be cancelled or payment will be returned promptly with interest at ___% per annum from the date your stock order was processed. No single extension will exceed 90 days. Aggregate extensions may not go beyond [Extend2 Date], which is two years after the special meeting of members. We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest at ____% per annum from the date of processing as described above.

We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion.

Use of Order Forms. In order to purchase shares of common stock in the subscription offering and community offering, you must complete and sign an original stock order form and remit full payment. We will not be required to accept incomplete order forms, unsigned order forms, or orders submitted on photocopied or facsimiled order forms. All order forms must be received, not postmarked, prior to 2:00, Eastern Time, [Expire Date]. We are not required to accept order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate deposit account withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed order forms. We have the right to permit the correction of incomplete or improperly executed order forms or waive immaterial irregularities. We do not represent, however, that we will do so and we have no affirmative duty to notify any subscriber of any such defects. You may submit your order form and payment by mail using the stock order reply envelope provided, by overnight delivery to our Stock Information Center at the indicated address on the order form or by hand delivery to Hamilton Bank’s main office, located at 5600 Harford Road, Baltimore, Maryland. We will not accept order forms at other Hamilton Bank offices. Please do not mail stock order forms to Hamilton Bank. Once tendered, an order form cannot be modified or revoked without our consent or unless the offering is terminated or is extended beyond [Extend1 Date], or the number of shares of common stock to be sold is increased to more than 3,703,000 shares or decreased to less than 2,380,000 shares. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering.

If you are ordering shares in the subscription offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final, subject to the authority of the Office of the Comptroller of the Currency.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Hamilton Bank or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:

(1)	personal check, bank check or money order, payable to Hamilton Bancorp; or

(2)	authorization of withdrawal from the types of Hamilton Bank deposit accounts identified on the stock order form.

Appropriate means for designating withdrawals from deposit accounts at Hamilton Bank are provided in the order forms. The funds designated must be available in the account(s) at the time the stock order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest will remain in the account. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be cancelled at the time of withdrawal without penalty, and the remaining balance will earn interest at the then current statement savings rate subsequent to the withdrawal.

In the case of payments made by personal check, these funds must be available in the account(s). Checks and money orders will be immediately cashed and placed in a segregated account at Hamilton Bank and will earn interest at a rate of ___% per annum from the date payment is processed until the offering is completed, at which time, a subscriber will be issued a check for interest earned.

Regulations prohibit Hamilton Bank from knowingly lending funds or extending credit to any person to purchase shares of common stock in the offering. You may not pay by wire transfer. You may not submit cash or use a check drawn on a Hamilton Bank line of credit. We will not accept third-party checks (a check written by someone other than you) payable to you and endorsed over to Hamilton Bancorp. You may not designate on your stock order form a direct withdrawal from a Hamilton Bank retirement account. See “—Using Retirement Account Funds” for information on using such funds. Additionally, you may not designate on your stock order form a direct withdrawal from Hamilton Bank deposit accounts with check-writing privileges. Please submit a check instead. If you request direct withdrawal, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account(s).

We have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe at any time prior to 48 hours before the completion of the offering. This payment may be made by wire transfer.

Our employee stock ownership plan will not be required to pay for any shares purchased in the offering until completion of the stock offering, provided there is a loan commitment from an unrelated financial institution or Hamilton Bancorp to lend to the employee stock ownership plan the necessary amount to fund the purchase at the time of the expiration of the stock offering. Our 401(k) plan will not be required to pay for any shares purchased in the offering until consummation of the offering.

Using Retirement Account Funds. If you are interested in using your individual retirement account (“IRA”) funds or other retirement account funds to purchase shares of common stock, you must do so through a self-directed retirement account, such as offered by an independent trustee or custodian, such as a brokerage firm. By regulation, Hamilton Bank’s retirement accounts are not self-directed. Therefore, if you wish to use your funds that are currently in a Hamilton Bank IRA or other retirement account, you may not designate on the order form that you wish funds to be withdrawn from your account for the purchase of common stock. The funds you wish to use for the purchase of common stock will have to be transferred to a self-directed retirement account before your place a stock order. If you don’t have such an account, you must establish one. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. An annual administrative fee may be payable to the independent trustee or custodian. If you are interested in using funds in a retirement account at Hamilton Bank or elsewhere to purchase shares of common stock, please contact our Stock Information Center as soon as possible, preferably at least two weeks prior to the [Expire Date] end of the offering period, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

Delivery of Stock Certificates in the Subscription Offering and Community Offering.

Certificates representing shares of common stock will be mailed by our transfer agent, by first class mail, to the persons entitled thereto at the certificate registration address noted by them on the stock order form, as soon as practicable following completion of the offering. Any certificates returned as undeliverable will be held by the transfer agent until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the shares of common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading.

Restrictions on Transfer of Subscription Rights and Shares

Office of the Comptroller of the Currency regulations prohibit any person with subscription rights, specifically the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering. On the stock order form, you may not add the names of others for joint stock registration who do not have subscription rights or who qualify only in a lower subscription offering priority than you do. You may add only those who were eligible to purchase shares of common stock in the subscription offering at your date of eligibility.

We intend to pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Other Restrictions

Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country or in a state of the United States with respect to which any of the following apply: (a) a small number of persons otherwise eligible to subscribe for shares under the plan of conversion reside in the state; (b) the issuance of subscription rights or the offer or sale of shares of common stock to such persons would require us, under the securities laws of the state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify our securities for sale in the state; or (c) registration or qualification would be impracticable for reasons of cost or otherwise.

How You Can Obtain Additional Information—Stock Information Center

Our banking personnel may not, by law, assist with investment-related questions about the offering. If you have questions regarding the conversion or offering, please call our Stock Information Center. The toll-free telephone number is 1-                            . The Stock Information Center is open Monday through Friday, between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on weekends and bank holidays.

Liquidation Rights

In the unlikely event of a complete liquidation of Hamilton Bank prior to the conversion, all claims of creditors of Hamilton Bank, including those of depositors of Hamilton Bank (to the extent of their deposit balances), would be paid first. Then, if there were any assets of Hamilton Bank remaining, members of Hamilton Bank would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in Hamilton Bank immediately prior to liquidation. In the unlikely event that Hamilton Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” to certain depositors, with any assets remaining thereafter distributed to Hamilton Bancorp as the sole holder of Hamilton Bank capital stock. Pursuant to the rules and regulations of the Office of the Comptroller of the Currency, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in these types of transactions, the liquidation account would be assumed by the surviving institution.

The plan of conversion provides for the establishment, upon the completion of the conversion, of a special “liquidation account” for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the total equity of Hamilton Bank as of the date of its latest balance sheet contained in this prospectus.

The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with Hamilton Bank after the conversion with a liquidation interest in the unlikely event of the complete liquidation of Hamilton Bank after the conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder that continues to maintain his or her deposit account at Hamilton Bank, would be entitled, on a complete liquidation of Hamilton Bank after the conversion, to an interest in the liquidation account prior to any payment to the stockholders of Hamilton Bancorp. Each Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in Hamilton Bank on March 31, 2011. Each Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on March 31, 2011 bears to the balance of all such deposit accounts in Hamilton Bank on such date. Each Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in Hamilton Bank on [PR2 Date]. Each Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on [PR2 Date] bears to the balance of all such deposit accounts in Hamilton Bank on such date.

If, however, on any March 31 annual closing date commencing on or after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on March 31, 2011 or [PR2 Date], respectively, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to Hamilton Bancorp, as the sole stockholder of Hamilton Bank.

Material Income Tax Consequences

Consummation of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that the conversion will not be a taxable transaction to Hamilton Bank, Hamilton Bancorp, Eligible Account Holders, Supplemental Eligible Account Holders and Other Members. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that Hamilton Bank or Hamilton Bancorp would prevail in a judicial proceeding.

Hamilton Bank and Hamilton Bancorp have received an opinion of counsel, Luse Gorman Pomerenk & Schick, P.C., regarding all of the material federal income tax consequences of the conversion, which includes the following:

1.	The conversion of Hamilton Bank to a federally chartered stock savings bank will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code.

2.	Hamilton Bank will not recognize any gain or loss upon the receipt of money from Hamilton Bancorp in exchange for shares of common stock of Hamilton Bank.

3.	The basis and holding period of the assets received by Hamilton Bank, in stock form, from Hamilton Bank, in mutual form, will be the same as the basis and holding period in such assets immediately before the conversion.

4.	No gain or loss will be recognized by account holders of Hamilton Bank, including Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, upon the issuance to them of withdrawable deposit accounts in Hamilton Bank, in stock form, in the same dollar amount and under the same terms as held at Hamilton Bank, in mutual form. In addition, Eligible Account Holders and Supplemental Eligible Account Holders will not recognize gain or loss upon receipt of an interest in a liquidation account in Hamilton Bank in exchange for their ownership interests in Hamilton Bank.

5.	The basis of the account holders deposit accounts in Hamilton Bank, in stock form, will be the same as the basis of their deposit accounts in Hamilton Bank, in mutual form. The basis of the Eligible Account Holders and, Supplemental Eligible Account Holders interests in the liquidation account will be zero, which is the cost of such interest to such persons.

6.	It is more likely than not that the nontransferable subscription rights have no value, based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the subscription price for the shares of common stock in the offering. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon distribution to them of nontransferable subscription rights to purchase shares of Hamilton Bancorp common stock, provided that the amount to be paid for Hamilton Bancorp common stock is equal to the fair market value of Hamilton Bancorp common stock.

7.	The basis of the shares of Hamilton Bancorp common stock purchased in the offering will be the purchase price. The holding period of the Hamilton Bancorp common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised.

8.	No gain or loss will be recognized by Hamilton Bancorp on the receipt of money in exchange for shares of Hamilton Bancorp common stock sold in the offering.

In the view of RP Financial, LC. (which is acting as independent appraiser of the value of the shares of Hamilton Bancorp common stock in connection with the conversion), the subscription rights do not have any value for the reasons set forth above. RP Financial, LC.’s view is not binding on the Internal Revenue Service. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise the subscription rights in an amount equal to their value, and Hamilton Bancorp could recognize gain on a distribution. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

The Internal Revenue Service will not issue private letter rulings with respect to the issue of whether nontransferable rights have value. Unlike private letter rulings, an opinion of counsel or the view of an independent appraiser is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached therein. Depending on the conclusion or conclusions with which the Internal Revenue Service disagrees, the Internal Revenue Service may take the position that the transaction is taxable to any one or more of Hamilton Bank, the members of Hamilton Bank, Hamilton Bancorp, Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise their subscription rights. In the event of a disagreement, there can be no assurance that Hamilton Bancorp or Hamilton Bank would prevail in a judicial or administrative proceeding.

The federal tax opinion has been filed with the Securities and Exchange Commission as an exhibit to Hamilton Bancorp’s registration statement. An opinion regarding the Maryland state income tax consequences consistent with the federal tax opinion has been issued by Rowles & Company, LLP, tax advisors to Hamilton Bank and Hamilton Bancorp.

Restrictions on Purchase or Transfer of Our Shares after Conversion

The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. All shares of common stock purchased in the offering by a director or an executive officer of Hamilton Bancorp or Hamilton Bank generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or executive officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split or otherwise with respect to the restricted stock will be similarly restricted. The directors and executive officers of Hamilton Bancorp also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934.

Purchases of shares of our common stock by any of our directors, executive officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of the Comptroller of the Currency. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock, to purchases of our common stock to fund stock options by one or more stock-based benefit plans or to any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any stock-based benefit plans.

Office of the Comptroller of the Currency regulations prohibit Hamilton Bancorp from repurchasing its shares of common stock during the first year following the conversion unless compelling business reasons exist for such repurchases, or to fund management recognition plans that have been ratified by stockholders (with Office of the Comptroller of the Currency approval) or tax-qualified employee stock benefit plans.

RESTRICTIONS ON ACQUISITION OF HAMILTON BANCORP, INC.

Although the board of directors of Hamilton Bancorp is not aware of any effort that might be made to obtain control of Hamilton Bancorp after the conversion, the board of directors believes that it is appropriate to include certain provisions as part of Hamilton Bancorp’s articles of incorporation and bylaws to protect the interests of Hamilton Bancorp and its stockholders from takeovers which our board of directors might conclude are not in the best interests of Hamilton Bank, Hamilton Bancorp or Hamilton Bancorp’s stockholders.

The following discussion is a general summary of the material provisions of Hamilton Bancorp’s articles of incorporation and bylaws, Hamilton Bank’s federal stock charter, Maryland corporate law and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in Hamilton Bancorp’s articles of incorporation and bylaws and Hamilton Bank’s federal stock charter, reference should be made in each case to the document in question, each of which is part of Hamilton Bank’s application for conversion filed with the Office of the Comptroller of the Currency, and except for Hamilton Bank’s federal stock charter, Hamilton Bancorp’s registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Hamilton Bancorp’s Articles of Incorporation and Bylaws

Hamilton Bancorp’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of Hamilton Bancorp more difficult.

Directors. The board of directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of our directors.

The bylaws establish qualifications for directors, including restrictions on affiliations with competitors of Hamilton Bank and a residency requirement prior to a director’s first election to the Board. The bylaws also require that directors: (1) not have been the subject of a supervisory or enforcement action by a financial or securities regulatory agency that resulted in a formal order, agreement or other written statement which is subject to public disclosure by such agency; (2) not be currently charged with, or have been convicted of, a crime involving dishonesty or breach of trust which is punishable by imprisonment for a term exceeding one year under state or federal law; (3) agree in writing to comply with all of Hamilton Bancorp’s policies applicable to directors including but not limited to any confidentiality policy; (4) confirm in writing that he or she is not a party to any agreement, understanding or commitment with respect to how he would act or vote on any issue or question before the board of directors or that would otherwise impact his or her ability to discharge his or her fiduciary duties as a director; (5) not be the representative or agent of, or a member of a group acting in concert that includes, a person who is ineligible for election or appointment to the board of directors pursuant to the bylaws; and (6) not be the nominee or representative, as defined in the bylaws, of another company of which any of the directors, partners, trustees or 10% stockholders would not be eligible for election or appointment to the board of directors pursuant to the bylaws. Further, the bylaws impose notice and information requirements in connection with the proposed nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders. Such notice and information requirements are applicable to all stockholder business proposals and proposed nominations, and are in addition to any requirements under the federal securities laws.

Evaluation of Offers. The articles of incorporation of Hamilton Bancorp provide that its board of directors, when evaluating a transaction that would or may involve a change in control of Hamilton Bancorp (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of Hamilton Bancorp and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:

•	the economic effect, both immediate and long-term, upon Hamilton Bancorp’s stockholders, including stockholders, if any, who do not participate in the transaction;

•

the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, Hamilton Bancorp and its subsidiaries and on the communities in which Hamilton Bancorp and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of Hamilton Bancorp;

•	whether a more favorable price could be obtained for Hamilton Bancorp’s stock or other securities in the future;

•

the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of Hamilton Bancorp and its subsidiaries;

•	the future value of the stock or any other securities of Hamilton Bancorp or the other entity to be involved in the proposed transaction;

•	any antitrust or other legal and regulatory issues that are raised by the proposal;

•

the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•

the ability of Hamilton Bancorp to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

If the board of directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Restrictions on Calling Special Meetings. The bylaws provide that special meetings of stockholders can be called by only the President, a majority of the total number of directors that Hamilton Bancorp would have if there were no vacancies on the board of directors, or the Secretary upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit; provided that such 10% limit shall not apply if a majority of the unaffiliated directors approve the acquisition of shares in excess of the 10% limit prior to such acquisition.

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of a majority of the voting power of all of our then-outstanding capital stock entitled to vote generally in the election of directors (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”), voting together as a single class.

Authorized but Unissued Shares. After the conversion, Hamilton Bancorp will have authorized but unissued shares of common and preferred stock. See “Description of Capital Stock.” The articles of incorporation authorize 50,000,000 shares of serial preferred stock. Hamilton Bancorp is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such shares. In addition, the articles of incorporation provide that a majority of the total number of directors that Hamilton Bancorp would have if there were no vacancies on the board of directors may, without action by the stockholders, amend the articles of incorporation to increase or decrease the aggregate number of shares of stock of any class or series that Hamilton Bancorp has the authority to issue. In the event of a proposed merger, tender offer or other attempt to gain control of Hamilton Bancorp that the board of directors does not approve, it would be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Hamilton Bancorp. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Except as provided under “— Authorized but Unissued Shares,” above, regarding the amendment of the articles of incorporation by the board of directors to increase or decrease the number of shares authorized for issuance, or as otherwise allowed by law, any amendment to the articles of incorporation must be approved by our board of directors and also by a majority of the outstanding shares of our voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	The limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(ii)	The division of the board of directors into three staggered classes;

(iii)	The ability of the board of directors to fill vacancies on the Board;

(iv)	The requirement that at least a majority of stockholders must vote to remove directors, and can only remove directors for cause;

(v)	The ability of the board of directors to amend and repeal the bylaws;

(vi)	The ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Hamilton Bancorp;

(vii)	The authority of the board of directors to provide for the issuance of preferred stock;

(viii)	The validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;

(ix)	The number of stockholders constituting a quorum or required for stockholder consent;

(x)	The indemnification of current and former directors and officers, as well as employees and other agents, by Hamilton Bancorp;

(xi)	The limitation of liability of officers and directors to Hamilton Bancorp for money damages; and

(xii)	The provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation provided in (i) through (xi) of this list.

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of our directors or by the stockholders by the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders. Any amendment of this supermajority requirement for amendment of the bylaws would also require the approval of 80% of the outstanding voting stock.

Maryland Corporate Law

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as:

(i) any person who beneficially owns 10% or more of the voting power of a corporation’s voting stock after the date on which the corporation had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of the corporation at any time after the date on which the corporation had 100 or more beneficial owners of its stock who, within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the Board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

Conversion Regulations

Office of the Comptroller of the Currency regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion. Further, without the prior written approval of the Office of the Comptroller of the Currency, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The Office of the Comptroller of the Currency has defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a savings association or its holding company, or an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Hamilton Bank’s Federal Stock Charter

The federal stock charter of Hamilton Bank will provide that for a period of five years from the closing of the conversion, no person other than Hamilton Bancorp may offer directly or indirectly to acquire the beneficial ownership of more than 10% of any class of equity security of Hamilton Bank. This provision does not apply to any tax-qualified employee benefit plan of Hamilton Bank or Hamilton Bancorp or to underwriters in connection with a public offering. In addition, during this five-year period, all shares owned over the 10% limit may not be voted on any matter submitted to stockholders for a vote.

Change in Control Regulations

Under the Change in Bank Control Act, no person may acquire control of a savings and loan holding company unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition.

Control, as defined under federal law, means ownership, control, or holding with power to vote, of 25% or more of any class of voting stock. Federal regulations establish a rebuttable presumption of control upon ownership, control, or holding with power to vote, of 10% or more of a class of voting stock (i) where the company has registered securities under Section 12 of the Securities Exchange Act of 1934 or (ii) no other person will own control or hold the power to vote a greater percentage of that class of voting securities.

The Federal Reserve Board may deny an acquisition of control if it finds, among other things, that:

•	the acquisition would result in a monopoly or substantially lessen competition;

•	the financial condition of the acquiring person might jeopardize the financial stability of the institution;

•	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person; or

•	the acquisition would have an adverse effect on the Deposit Insurance Fund.

DESCRIPTION OF CAPITAL STOCK OF HAMILTON BANCORP, INC. FOLLOWING THE CONVERSION

General

Hamilton Bancorp is authorized to issue 100,000,000 shares of common stock, par value of $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. Hamilton Bancorp currently expects to issue in the offering up to 3,703,000 shares of common stock. Hamilton Bancorp will not issue shares of preferred stock in the stock offering. Each share of Hamilton Bancorp common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock in accordance with the plan of conversion all of the shares of common stock will be duly authorized, fully paid and nonassessable.

The shares of common stock of Hamilton Bancorp will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

Common Stock

Dividends. Hamilton Bancorp can pay dividends on its common stock if, after giving effect to such distribution, (i) it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and (ii) its total assets exceed the sum of its liabilities and the amount needed, if Hamilton Bancorp were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference in the event of dissolution; provided, however, that even if Hamilton Bancorp’s assets are less than the amount necessary to satisfy the requirement set forth in (ii) above, Hamilton Bancorp may make a distribution from: (A) Hamilton Bancorp’s net earnings for the fiscal year in which the distribution is made; (B) Hamilton Bancorp’s net earnings for the preceding fiscal year; or (C) the sum of Hamilton Bancorp’s net earnings for the preceding eight fiscal quarters. The holders of common stock of Hamilton Bancorp will be entitled to receive and share equally in dividends as may be declared by our board of directors out of funds legally available therefor. If Hamilton Bancorp issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon consummation of the conversion, the holders of common stock of Hamilton Bancorp will have exclusive voting rights in Hamilton Bancorp. They will elect Hamilton Bancorp’s board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of Hamilton Bancorp’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If Hamilton Bancorp issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote.

As a federal stock savings bank, corporate powers and control of Hamilton Bank will be vested in its board of directors, who elect the officers of Hamilton Bank and who fill any vacancies on the board of directors. Voting rights of Hamilton Bank will be vested exclusively in the owners of the shares of capital stock of Hamilton Bank, which will be Hamilton Bancorp, and voted at the direction of Hamilton Bancorp’s board of directors. Consequently, the holders of the common stock of Hamilton Bancorp will not have direct control of Hamilton Bank.

Liquidation. In the event of any liquidation, dissolution or winding up of Hamilton Bank, Hamilton Bancorp, as the holder of 100% of Hamilton Bank’s capital stock, would be entitled to receive all assets of Hamilton Bank available for distribution, after payment or provision for payment of all debts and liabilities of Hamilton Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of liquidation, dissolution or winding up of Hamilton Bancorp, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Hamilton Bancorp available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of Hamilton Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued, unless such preemptive rights are approved by the board of directors. The common stock is not subject to redemption.

Preferred Stock

None of the shares of Hamilton Bancorp’s authorized preferred stock will be issued as part of the offering or the conversion. Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine. Our board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT

The transfer agent and registrar for Hamilton Bancorp’s common stock is Registrar and Transfer Company, Cranford, New Jersey.

EXPERTS

The consolidated financial statements of Hamilton Bank as of March 31, 2012 and 2011, and for the years then ended, have been included herein in reliance upon the report of Rowles & Company, LLP, independent registered public accounting firm, which is included herein and upon the authority of said firm as experts in accounting and auditing.

RP Financial, LC. has consented to the publication herein of the summary of its report to Hamilton Bancorp setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letter with respect to subscription rights.

LEGAL MATTERS

Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., counsel to Hamilton Bancorp and Hamilton Bank, has issued to Hamilton Bancorp its opinion regarding the legality of the common stock and the federal income tax consequences of the conversion. Rowles & Company, LLP has provided an opinion to us regarding the Maryland income tax consequences of the conversion. Certain legal matters will be passed upon for Stifel, Nicolaus & Company, Incorporated by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Hamilton Bancorp has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including Hamilton Bancorp The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

Hamilton Bank has filed with the Office of the Comptroller of the Currency an application with respect to the conversion. This prospectus omits certain information contained in the application filed by Hamilton Bank. Hamilton Bank’s application may be examined at the principal office of the Office of the Comptroller of the Currency located at 250 E Street, S.W., Washington, D.C. 20219, and the Northeast District Office of the Office of the Comptroller of the Currency located at 340 Madison Avenue, Fifth Floor, New York 10173. A copy of the plan of conversion is available, upon request, at Hamilton Bank’s home office.

In connection with the offering, Hamilton Bancorp will register its common stock under Section 12(b) of the Securities Exchange Act of 1934 and, upon such registration, Hamilton Bancorp and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion, Hamilton Bancorp has undertaken that it will not terminate such registration for a period of at least three years following the offering.

INDEX TO FINANCIAL STATEMENTS OF

HAMILTON BANK

***

Separate financial statements for Hamilton Bancorp, Inc. have not been included in this prospectus because Hamilton Bancorp, Inc. has not engaged in any significant activities, has no significant assets, and has no contingent liabilities, revenue or expenses.

All financial statement schedules have been omitted as the required information either is not applicable or is included in the financial statements or related notes.

Report of Independent Registered Public Accounting Firm

The Board of Directors

Hamilton Bank

Towson, Maryland

We have audited the accompanying balance sheets of Hamilton Bank as of March 31, 2012 and 2011, and the related statements of income, comprehensive income, changes in equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Bank is not required to have, and we were not engaged to perform, an audit of the Bank’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hamilton Bank as of March 31, 2012 and 2011, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Baltimore, Maryland

June 13, 2012

101 E. Chesapeake Avenue, Suite 300, Baltimore, Maryland 21286

410-583-6990 FAX 410-583-7061

Website: www.Rowles.com

Hamilton Bank

Balance Sheets

March 31,	2012	2011
Assets
Cash and due from banks	$4,278,096	$3,334,949
Federal funds sold and Federal Home Loan Bank deposit	12,774,444	4,807,224
Interest-bearing deposits in other banks	18,197,008	31,331,260

Cash and cash equivalents	35,249,548	39,473,433
Certificates of deposit in other banks	248,000	—
Investment securities available for sale	94,830,376	101,150,930
Loans, less allowance for loan losses of $3,552,364 and $1,183,000	169,904,425	177,891,001
Premises and equipment	2,518,804	2,388,530
Foreclosed real estate	755,659	—
Accrued interest receivable	936,283	1,099,919
Federal Home Loan Bank stock, at cost	501,900	503,500
Investment in limited liability company	50,270	56,263
Bank-owned life insurance	8,307,075	7,997,057
Deferred income taxes	1,100,145	650,025
Goodwill and other intangible assets	2,928,098	2,991,765
Other assets	1,137,774	1,240,489

	$318,468,357	$335,442,912

Liabilities and Equity
Noninterest-bearing deposits	$11,763,141	$7,670,759
Interest-bearing deposits	269,251,661	290,942,711

Total deposits	281,014,802	298,613,470
Advance payments by borrowers for taxes and insurance	906,854	975,132
Income taxes payable	278,543	378,712
Other liabilities	1,203,405	1,384,147

Total liabilities	283,403,604	301,351,461

Equity
Retained earnings	34,433,899	34,302,880
Accumulated other comprehensive income	630,854	(211,429)

Total equity	35,064,753	34,091,451

	$318,468,357	$335,442,912

The accompanying notes are an integral part of these financial statements.

Hamilton Bank

Statement of Income

Years Ended March 31,	2012	2011
Interest and dividend revenue
Loans, including fees	$9,972,963	$10,621,350
U. S. government agency securities	562,330	910,558
Mortgage-backed securities	1,846,620	1,091,041
Federal funds sold and other bank deposits	76,860	136,800
Dividends	4,444	2,114

Total interest and dividend revenue	12,463,217	12,761,863

Interest expense
Deposits	3,862,470	5,287,865

Net interest income	8,600,747	7,473,998
Provision for loan losses	2,718,278	616,000

Net interest income after provision for loan losses	5,882,469	6,857,998

Noninterest revenue
Service charges	191,983	190,033
Gain on sale of investment securities	385,825	453,109
Gain on sale of loans held for sale	6,335	41,122
Earnings on bank-owned life insurance	310,018	296,432
Other	52,597	13,050

Total noninterest revenue	946,758	993,746

Noninterest expenses
Salaries	2,548,596	2,426,589
Employee benefits	992,428	878,305
Occupancy	819,499	598,494
Advertising	313,966	164,670
Furniture and equipment	366,670	291,696
Data processing	427,180	380,257
Professional services	219,418	183,819
Deposit insurance premiums	255,833	433,421
Other operating	871,804	869,823

Total noninterest expenses	6,815,394	6,227,074

Income before income taxes	13,833	1,624,670
Income tax expense (benefit)	(117,186)	511,257

Net income	$131,019	$1,113,413

The accompanying notes are an integral part of these financial statements.

Hamilton Bank

Statements of Comprehensive Income

Years Ended March 31,	2012	2011
Net income	$131,019	$1,113,413
Other comprehensive income
Unrealized gain on investment securities available for sale	1,776,763	9,546
Reclassification adjustment for realized gain on investment securities available for sale included in net income	(385,825)	(453,109)

Total unrealized gain (loss) on investment securities available for sale	1,390,938	(443,563)
Income tax expense (benefit) relating to investment securities available for sale	548,655	(174,963)

Other comprehensive income (loss)	842,283	(268,600)

Total comprehensive income	$973,302	$844,813

The accompanying notes are an integral part of these financial statements.

Hamilton Bank

Statements of Changes in Equity

Years Ended March 31, 2012 and 2011

	Retained earnings	Accumulated other comprehensive income	Total
Balance, March 31, 2010	$33,189,467	$57,171	$33,246,638
Net income	1,113,413	—	1,113,413
Unrealized loss on investment securities available for sale, net of income taxes of $174,963	—	(268,600)	(268,600)

Balance, March 31, 2011	34,302,880	(211,429)	34,091,451
Net income	131,019	—	131,019
Unrealized gain on investment securities available for sale, net of income taxes of $548,655	—	842,283	842,283

Balance, March 31, 2012	$34,433,899	$630,854	$35,064,753

The accompanying notes are an integral part of these financial statements.

Hamilton Bank

Statements of Cash Flows

Years Ended March 31,	2012	2011
Cash flows from operating activities
Interest and dividends received	$13,314,038	$13,390,419
Fees and commissions received	250,573	184,786
Interest paid	(3,985,656)	(5,599,509)
Cash paid to suppliers and employees	(6,536,643)	(5,655,860)
Origination of loans held for sale	(1,567,328)	(6,759,169)
Proceeds from sale of loans held for sale	1,573,663	7,131,129
Income taxes paid	(981,758)	(278,702)

Net cash provided by operating activities	2,066,889	2,413,094

Cash flows from investing activities
Purchase of bank-owned life insurance	—	(900,000)
Proceeds from sale of securities available for sale	17,481,947	15,812,561
Proceeds from maturing and called securities available for sale, including principal pay downs	47,041,705	67,578,166
Purchase of investment securities available for sale	(57,196,658)	(107,890,422)
(Purchase) redemption of Federal Home Loan Bank stock	1,600	(48,400)
Loans originated, net of principal repayments	4,595,777	1,718,013
Purchase of premises and equipment	(431,199)	(465,861)
Proceeds from sale of automobile	10,000	—
Purchase of certificate of deposit	(248,000)	—

Net cash provided (used) by investing activities	11,255,172	(24,195,943)

Cash flows from financing activities
Net increase (decrease) in
Deposits	(17,477,668)	14,235,962
Advances by borrowers for taxes and insurance	(68,278)	(184,829)

Net cash provided (used) by financing activities	(17,545,946)	14,051,133

Net increase (decrease) in cash and cash equivalents	(4,223,885)	(7,731,716)
Cash and cash equivalents at beginning of year	39,473,433	47,205,149

Cash and cash equivalents at end of year	$35,249,548	$39,473,433

The accompanying notes are an integral part of these financial statements.

Hamilton Bank

Statements of Cash Flows (Continued)

Years Ended March 31,	2012	2011
Reconciliation of net income to net cash provided by operating activities
Net income	$131,019	$1,113,413
Adjustments to reconcile net income to net cash provided (used) by operating activities
Amortization of premiums on securities	770,323	484,943
Gain on sale of investment securities	(385,825)	(453,109)
Equity in (profit) loss of limited liability company	5,993	(6,317)
Loan premium amortization	23,000	23,000
Deposit premium amortization	(121,000)	(305,000)
Core deposit intangible asset amortization	63,667	78,667
Premises and equipment depreciation and amortization	294,993	212,766
Gain on sale of premises and equipment	(4,068)	—
Provision for loan losses	2,718,278	616,000
Deferred income taxes	(998,775)	(18,828)
Decrease (increase) in
Loans held for sale	—	330,838
Accrued interest receivable	163,636	149,692
Cash surrender value of life insurance	(310,018)	(296,432)
Other assets	102,715	198,236
Increase (decrease) in
Accrued interest payable	(2,186)	(6,644)
Income taxes payable	(100,169)	236,788
Deferred loan origination fees	(106,138)	(27,487)
Other liabilities	(178,556)	82,568

Net cash provided by operating activities	$2,066,889	$2,413,094

Noncash investing activity
Real estate acquired through foreclosure	$755,659	$—

The accompanying notes are an integral part of these financial statements.

Hamilton Bank

Notes to Financial Statements

1.	Summary of Significant Accounting Policies

The accounting and reporting policies reflected in the accompanying financial statements conform to accounting principles generally accepted in the United States of America, and to general practices within the banking industry.

Nature of operations

Hamilton Bank (the Bank), is a community-oriented mutual savings bank. The Bank has five branches; two in Baltimore City, two in Baltimore County, and one in Anne Arundel County, Maryland. Product offerings consist primarily of residential mortgage loans and retail deposit accounts. The Bank’s business is conducted primarily within the above noted geographic area. The Bank is subject to competition from other financial institutions. The Bank is subject to regulation by certain federal agencies and undergoes periodic examinations by those regulatory authorities.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. These estimates and assumptions may affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates. Material estimates that are particularly susceptible to significant change in the near term primarily relate to the allowance for loan losses.

Cash and cash equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, brokerage money market accounts, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

Certificates of deposit in other banks

Certificates of deposit in other banks mature within one year and are carried at cost.

Investment securities

As securities are purchased, management determines if the securities should be classified as held to maturity or available for sale. Securities that may be sold before maturity are classified as available for sale and carried at fair value with unrealized gains and losses included in equity on an after tax basis.

In estimating other-than-temporary impairment losses, management considers the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Purchase premiums and discounts are recognized in interest revenue using the interest method. Gains and losses on disposal are determined using the specific-identification method.

Loans held for sale

Mortgage loans originated and intended for sale are carried at the lower of aggregate cost or estimated market value. Market value is determined based on outstanding investor commitments, or in the absence of such commitments, based on current investor yield requirements. Gains and losses on loan sales are determined by the specific-identification method.

Hamilton Bank

Notes to Financial Statements (Continued)

1.	Summary of Significant Accounting Policies (Continued)

Loans

The Bank makes mortgage, commercial, and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans throughout the Baltimore metropolitan area. The ability of the Bank’s debtors to repay their loans is dependent upon the real estate and general economic conditions in this area.

Loans are reported at their outstanding unpaid principal balances adjusted for the allowance for loan losses, premiums on loans acquired, and any deferred fees or costs on originated loans. Interest revenue is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using a method that approximates the interest method.

Loans are generally placed on nonaccrual status when they are 90 days past due. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual status at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on nonaccrual status is reversed against interest revenue. The interest on nonaccrual loans is accounted for on the cash basis method, until the loans qualify for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Loans are considered impaired when, based on current information, management considers it unlikely that collection of principal and interest payments will be made according to contractual terms. If collection of principal is evaluated as doubtful, all payments are applied to principal.

The allowance for loan losses represents an amount which, in management’s judgment, will be adequate to absorb probable future losses on existing loans. The allowance consists of specific and general components. For loans that are classified as impaired, an allowance is established when the collateral value, if the loan is collateral dependent, or the discounted cash flows of the impaired loan is lower than the carrying value of that loan. The general component covers pools of nonclassified loans and is based on historical loss experience and other qualitative factors. There may be an unallocated component of the allowance, which reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio. Actual loan performance may differ from those estimates. A loss is recognized as a charge to the allowance when management believes that collection of the loan is unlikely. Collections of loans previously charged off are added to the allowance at the time of recovery.

Premises and equipment

Premises and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the term of the related lease or the useful lives of the assets, whichever is shorter.

Foreclosed real estate

Foreclosed real estate is recorded at the lower of cost or fair value less estimated cost to sell on the date acquired. In general, cost equals the Bank’s investment in the property at the time of foreclosure. Losses incurred at the time of acquisition of the property are charged to the allowance for loan losses. Subsequent reductions in the estimated value of the property are included in noninterest expense.

Hamilton Bank

Notes to Financial Statements (Continued)

1.	Summary of Significant Accounting Policies (Continued)

Federal Home Loan Bank stock

Federal Home Loan Bank stock is carried at cost, which approximates fair value. As a member of the Federal Home Loan Bank, the Bank is required to purchase stock based on its total assets. Additional stock is purchased and redeemed based on the outstanding Federal Home Loan Bank advances to the Bank.

Investment in limited liability company

The Bank has an approximate 15% ownership interest in a limited liability company. The Bank contributed approximately 21% of the cash capital to this entity. The Bank records its interest in the company using the equity method.

Goodwill and other intangible assets

Goodwill represents the excess of the cost of an acquisition over the fair value of the net assets acquired. Intangible assets, consisting of core deposit intangibles, represent purchased assets that also lack physical substance but can be distinguished from goodwill because of contractual or other legal rights or because the asset may be sold or exchanged on its own or in combination with a related contract, asset, or liability. Core deposit intangibles are amortized on an accelerated basis over a ten-year period. Goodwill is not amortized but is evaluated on an annual basis to determine impairment, if any. Any impairment of goodwill would be recorded against income in the period of impairment.

Income taxes

The provision for income taxes includes taxes payable for the current year and deferred income taxes. Deferred income taxes are provided for the temporary differences between financial and taxable income. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse.

Reclassifications

Certain amounts for 2011 have been reclassified to conform to the 2012 presentation.

Subsequent events

The Bank has evaluated events and transactions subsequent to March 31, 2012 through June 13, 2012, the date these financial statements were issued. Based on the definitions and requirements of generally accepted accounting principles for subsequent events, we have identified the following event that has occurred subsequent to March 31, 2012 and through June 13, 2012, that requires disclosure in the financial statements.

On June 13, 2012, the Bank’s Board of Directors approved a plan (the Plan) to convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank form of organization, subject to approval by its members. The Plan, which includes formation of a holding company to own all of the outstanding capital stock of the Bank, is subject to approval by the Office of the Comptroller of the Currency (OCC) and includes the filing of a registration statement with the Securities and Exchange Commission.

The cost of conversion and issuing and selling the capital stock will be deferred and deducted from the proceeds of the offering. In the event the conversion and offering are not completed, any deferred costs will be charged to operations. The Bank had not incurred any conversion costs through March 31, 2012. As costs are incurred, they will be recorded in prepaid expenses and other assets on the balance sheet.

Hamilton Bank

Notes to Financial Statements (Continued)

1.	Summary of Significant Accounting Policies (Continued)

Subsequent events (Continued)

The Plan calls for the common stock of the holding company to be offered to various parties in a subscription offering at a price based on an independent appraisal of the Bank. It is anticipated that any shares not purchased in the subscription offering will be offered in a community offering. The Bank may not declare or pay a cash dividend if the effect thereof would cause its net worth to be reduced below either the amount required for the liquidation account discussed below or the regulatory capital requirements imposed by the OCC.

At the time of conversion, the Bank will establish a liquidation account in an amount equal to its retained earnings as reflected in the latest balance sheet used in the final conversion prospectus. The liquidation account will be maintained for the benefit of eligible account holders and, if applicable, supplemental eligible account holders who continue to maintain their deposit accounts in the Bank after conversion. The liquidation account will be reduced annually to the extent that eligible depositors have reduced their qualifying deposits. In the event of a complete liquidation of the Bank, eligible depositors who continue to maintain accounts in accordance with OCC regulations shall be entitled to receive a distribution from the liquidation account before any liquidation may be made with respect to common stock.

No other significant subsequent events were identified that would affect the presentation of the financial statements.

2.	Goodwill and Other Intangible Assets

On December 4, 2009, the Bank acquired a branch office in Pasadena, Maryland from K Bank. The Bank paid premiums of $653,000 and $92,000 for the deposits and loans that were acquired, respectively. The premiums are being amortized over four years. The Bank also purchased $757,639 of premises and equipment, which includes the building, land, and equipment. In addition, the Bank recorded goodwill totaling $2,664,432 and identifiable intangibles (core deposit intangible) totaling $434,000. The goodwill is deductible for tax purposes.

The activity in goodwill and acquired intangible assets related to the branch purchase is as follows:

Year Ended March 31,	2012		2011
	Goodwill	Core deposit intangible	Goodwill	Core deposit intangible
Net carrying amount at beginning of year	$2,664,432	$327,333	$2,664,432	$406,000
Acquired during the year	—	—	—	—
Amortization	—	(63,667)	—	(78,667)

Net carrying amount at end of year	$2,664,432	$263,666	$2,664,432	$327,333

Hamilton Bank

Notes to Financial Statements (Continued)

2.	Goodwill and Other Intangible Assets (Continued)

At March 31, 2012, future estimated annual amortization associated with the core deposit intangible is as follows:

Year ending March 31,	Amount
2013	$51,333
2014	41,000
2015	33,000
2016	28,667
2017	28,000
2018	28,000
2019	28,000
2020	25,666

$263,666

3.	Correspondent Bank Relationships

The Bank normally carries balances with other banks that exceed the federally insured limit. The average balance carried in excess of the limit, including unsecured federal funds sold to the same banks, was $26,891,524 and $42,117,169 for the years ended March 31, 2012 and 2011, respectively.

Banks are required to carry noninterest-bearing cash reserves at specified percentages of deposit balances. The Bank’s normal amount of cash on hand and on deposit with other banks is sufficient to satisfy the reserve requirements.

4.	Lines of Credit

The Bank may borrow up to 20 percent of its assets under a line of credit agreement with the Federal Home Loan Bank of Atlanta (the FHLB). Advances under the line of credit are secured by investment securities and certain loans owned by the Bank. As of March 31, 2012 and 2011, the Bank had $48,070,000 and $49,890,000, respectively, of available credit from the FHLB. Advances would be limited by the balance of investment securities and loans available for pledge.

The Bank may also borrow up to $5,000,000 from a correspondent bank under a secured federal funds line of credit and $1,000,000 under an unsecured federal funds line of credit. The Bank would be required to pledge investment securities to draw upon the secured line of credit.

There were no borrowings outstanding under the lines of credit as of March 31, 2012 or 2011.

Hamilton Bank

Notes to Financial Statements (Continued)

5.	Related Party Transactions

The officers and directors of the Bank enter into loan transactions with the Bank in the ordinary course of business. The terms of these transactions are the same as the terms provided to other borrowers entering into similar loan transactions.

Activity in these loans during the year ended March 31 was as follows:

	2012	2011
Beginning balance	$373,668	$623,300
New loans	53	124,403
Repayments	(112,393)	(374,035)

Ending balance	$261,328	$373,668

Deposits from officers and directors of the Bank totaled $2,569,471 and $2,320,356 at March 31, 2012 and 2011, respectively.

6.	Investment Securities Available for Sale

The amortized cost and fair value of securities with gross unrealized gains and losses, follows:

March 31, 2012	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
U.S. government agency	$18,766,086	$118,981	$64,504	$18,820,563
Mortgage-backed	75,015,823	1,249,592	257,177	76,008,238

	93,781,909	1,368,573	321,681	94,828,801
FHLMC stock	6,681	—	5,106	1,575

	$93,788,590	$1,368,573	$326,787	$94,830,376

March 31, 2011
U.S. government agency	$38,061,866	$62,935	$459,945	$37,664,856
Mortgage-backed	63,431,535	496,376	444,567	63,483,344

	101,493,401	559,311	904,512	101,148,200
FHLMC stock	6,681	—	3,951	2,730

	$101,500,082	$559,311	$908,463	$101,150,930

Gross gains of $385,825 and $453,109 were realized on the sale of securities available for sale during the years ended March 31, 2012 and 2011, respectively. Proceeds from the sales were $17,481,947 and $15,812,561, respectively.

As of March 31, 2012, the Bank had pledged one security to the Federal Reserve Bank with a book value of $739,670 and fair value of $797,143.

Hamilton Bank

Notes to Financial Statements (Continued)

6.	Investment Securities Available for Sale (Continued)

The amortized cost and estimated fair value of debt securities by contractual maturity at March 31, 2012 and 2011 follow. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.

	2012		2011
	Amortized cost	Fair value	Amortized cost	Fair value
Maturing
Within one year	$1,012,984	$1,018,605	$1,519,718	$1,527,311
Over one to five years	3,711,405	3,800,596	5,595,254	5,641,963
Over five to ten years	5,991,697	5,990,794	20,987,889	20,637,141
Over ten years	8,050,000	8,010,568	9,959,005	9,858,441
Mortgage-backed, in monthly installments	75,015,823	76,008,238	63,431,535	63,483,344

	$93,781,909	$94,828,801	$101,493,401	$101,148,200

Information pertaining to securities with gross unrealized losses at March 31, 2012, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less than 12 months		12 months or longer		Total
	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value
U.S. government agency	$41,570	$6,008,430	$22,934	$1,977,066	$64,504	$7,985,496
Mortgage-backed	235,949	15,584,461	21,228	1,178,719	257,177	16,763,180
FHLMC stock	—	—	5,106	1,575	5,106	1,575

	$277,519	$21,592,891	$49,268	$3,157,360	$326,787	$24,750,251

The unrealized losses are considered temporary because the impairment in value is caused by fluctuation in the current interest rate market. These securities are expected to be redeemed at par at maturity.

Hamilton Bank

Notes to Financial Statements (Continued)

7.	Loans

The loan portfolio of the Bank is summarized as follows:

	2012	2011
Real estate loans
Residential	$93,952,567	$111,711,805
Commercial	31,017,798	21,034,073
Construction	3,865,397	6,514,084
Commercial	27,158,449	19,425,391
Home equity loans	16,343,508	19,224,060
Consumer	1,180,933	1,309,590

	173,518,652	179,219,003
Premium on loans purchased	38,334	61,333
Net deferred loan origination fees and costs	(100,197)	(206,335)
Allowance for loan losses	(3,552,364)	(1,183,000)

	$169,904,425	$177,891,001

Residential lending is generally considered to involve less risk than other forms of lending, although payment experience on these loans is dependent on economic and market conditions in the Bank’s lending area. Construction loan repayments are generally dependent on the related properties or the financial condition of its borrower or guarantor. Accordingly, repayment of such loans can be more susceptible to adverse conditions in the real estate market and the regional economy.

A substantial portion of the Bank’s loan portfolio is mortgage loans secured by residential and commercial real estate properties located in the Baltimore metropolitan area. Loans are extended only after evaluation of a customer’s creditworthiness and other relevant factors on a case-by-case basis. The Bank generally does not lend more than 90% of the appraised value of a property and requires private mortgage insurance on residential mortgages with loan-to-value ratios in excess of 80%. In addition, the Bank generally obtains personal guarantees of repayment from borrowers and/or others for construction loans and disburses the proceeds of those and similar loans only as work progresses on the related projects.

The maturity and rate repricing distribution of the loan portfolio at March 31, 2012, follows:

2012
Variable rate	$24,384,272
Fixed rate
Maturing within one year	6,528,272
Maturing over one to five years	42,481,140
Maturing over five years	100,124,968

$173,518,652

Hamilton Bank

Notes to Financial Statements (Continued)

7.	Loans (Continued)

A summary of transactions in the allowance for loan losses by loan classification, during the year ended March 31, 2012, follows:

Year Ended March 31, 2012	Beginning balance	Provision for loan losses	Charge offs	Recoveries	Ending balance
Real estate loans
Residential	$652,459	$27,354	$336,908	$—	$342,905
Commercial	159,934	731,770	12,006	—	879,698
Construction	48,856	998,802	—	—	1,047,658
Commercial	194,180	1,037,543	—	—	1,231,723
Home equity loans	38,380	3,449	—	—	41,829
Consumer	681	(411)	—	—	270
Unallocated	88,510	(80,229)	—	—	8,281

	$1,183,000	$2,718,278	$348,914	$—	$3,552,364

A summary of transactions in the allowance for loan losses by loan classification, during the year ended March 31, 2011, follows:

Year Ended March 31, 2011	Beginning balance	Provision for loan losses	Charge offs	Recoveries	Ending balance
Real estate loans
Residential	$288,294	$364,165	$—	$—	$652,459
Commercial	72,425	87,509	—	—	159,934
Construction	89,316	(40,460)	—	—	48,856
Commercial	61,753	132,427	—	—	194,180
Home equity loans	38,317	63	—	—	38,380
Consumer	898	(217)	—	—	681
Unallocated	15,997	72,513	—	—	88,510

	$567,000	$616,000	$—	$—	$1,183,000

Hamilton Bank

Notes to Financial Statements (Continued)

7.	Loans (Continued)

Past due loans, segregated by age and class of loans, as of March 31, 2012, were as follows:

March 31, 2012	Loans 30-89 days past due	Loans 90 or more days past due	Total past due loans	Current loans	Total loans	Accruing loans 90 or more days past due	Nonaccrual loans	Nonaccrual interest not accrued
Real estate loans
Residential	$374,451	$1,011,073	$1,385,524	$92,567,043	$93,952,567	$—	$1,011,073	$72,110
Commercial	—	2,598,200	2,598,200	28,419,598	31,017,798	—	2,598,200	78,405
Construction	—	1,336,726	1,336,726	2,528,671	3,865,397	—	1,336,726	28,423
Commercial	628,839	2,374,561	3,003,400	24,155,049	27,158,449	—	2,374,561	100,734
Home equity loans	60,628	29,778	90,406	16,253,102	16,343,508	—	29,778	516
Consumer	6,289	18,189	24,478	1,156,455	1,180,933	—	18,189	573

	$1,070,207	$7,368,527	$8,438,734	$165,079,918	$173,518,652	$—	$7,368,527	$280,761

Past due loans, segregated by age and class of loans, as of March 31, 2011, were as follows:

March 31, 2011	Loans 30-89 days past due	Loans 90 or more days past due	Total past due loans	Current loans	Total loans	Accruing loans 90 or more days past due	Nonaccrual loans	Nonaccrual interest not accrued
Real estate loans
Residential	$1,192,550	$757,189	$1,949,739	$109,762,066	$111,711,805	$—	$757,189	$31,480
Commercial	—	695,159	695,159	20,338,914	21,034,073	—	695,159	43,650
Construction	—	—	—	6,514,084	6,514,084	—	—	—
Commercial	—	164,424	164,424	19,260,967	19,425,391	—	—	—
Home equity loans	71,827	—	71,827	19,152,233	19,224,060	—	—	—
Consumer	—	6,886	6,886	1,302,704	1,309,590	—	—	—

	$1,264,377	$1,623,658	$2,888,035	$176,330,968	$179,219,003	$—	$1,452,348	$75,130

Hamilton Bank

Notes to Financial Statements (Continued)

7.	Loans (Continued)

Impaired loans are defined as loans that have been assessed for impairment, although management may determine that the loan does not require a specific reserve. Impaired loans as of March 31, 2012, were as follows:

	00000000000	00000000000	00000000000	00000000000	00000000000	00000000000	00000000000
March 31, 2012	Unpaid contractual principal balance	Recorded investment with no allowance	Recorded investment with allowance	Total recorded investment	Related allowance	Average recorded investment	Interest recognized
Real estate loans
Residential	$2,186,840	$1,009,079	$936,169	$1,945,248	$72,999	$2,143,824	$35,428
Commercial	2,598,012	499,343	2,098,669	2,598,012	417,229	2,598,200	9,838
Construction	3,649,473	—	3,649,473	3,649,473	991,673	3,339,162	183,832
Commercial	2,374,966	599,877	1,775,090	2,374,967	770,643	2,225,792	49,160
Home equity loans	30,033	30,033	—	30,033	—	29,968	52
Consumer	—	—	—	—	—	—	—

	$10,839,324	$2,138,332	$8,459,401	$10,597,733	$2,252,544	$10,336,946	$278,310

Impaired loans as of March 31, 2011, were as follows:

	000000000000	000000000000	000000000000	000000000000	000000000000	000000000000	000000000000
March 31, 2011	Unpaid contractual principal balance	Recorded investment with no allowance	Recorded investment with allowance	Total recorded investment	Related allowance	Average recorded investment	Interest recognized
Real estate loans
Residential	$2,094,318	$898,289	$1,196,029	$2,094,318	$368,050	$2,097,428	$17,080
Commercial	695,158	695,158	—	695,158	—	695,158	—
Construction	—	—	—	—	—	—	—
Commercial	69,650	69,650	—	69,650	—	69,650	—
Home equity loans	5,760	5,760	—	5,760	—	5,760	—
Consumer	—	—	—	—	—	—	—

	$2,864,886	$1,668,857	$1,196,029	$2,864,886	$368,050	$2,867,996	$17,080

As of March 31, 2012, the Bank was committed to advance an additional $331,000 on one commercial construction loan that is considered impaired.

Hamilton Bank

Notes to Financial Statements (Continued)

7.	Loans (Continued)

Credit quality indicators

As part of the ongoing monitoring of the credit quality of the Bank’s loan portfolio, management tracks certain credit quality indicators including trends related to the risk grade of loans, the level of classified loans, net charge offs, nonperforming loans, and the general economic conditions in the Bank’s market.

The Bank utilizes a risk grading matrix to assign a risk grade to each of its loans. A description of the general characteristics of loans characterized as watch list or classified is as follows:

Special Mention

A special mention loan has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or in the Bank’s credit position at some future date. Special mention loans are not adversely classified and do not expose the Bank to sufficient risk to warrant adverse classification.

Borrowers may exhibit poor liquidity and leverage positions resulting from generally negative cash flow or negative trends in earnings. Access to alternative financing may be limited to finance companies for business borrowers and may be unavailable for commercial real estate borrowers.

Substandard

A substandard loan is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard loans have a well defined weakness, or weaknesses, that jeopardize the collection or liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

Borrowers may exhibit recent or unexpected unprofitable operations, an inadequate debt service coverage ratio, or marginal liquidity and capitalization. These loans require more intense supervision by Bank management.

Doubtful

A doubtful loan has all the weaknesses inherent as a substandard loan with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

The following table presents the March 31, 2012, balances of classified loans based on the risk grade. Classified loans include Special Mention, Substandard, and Doubtful loans.

March 31, 2012	Special mention	Substandard	Doubtful	Total
Real estate loans
Residential	$—	$1,945,248	$—	$1,945,248
Commercial	—	2,598,012	—	2,598,012
Construction	2,286,078	1,363,395	—	3,649,473
Commercial	—	1,782,004	592,963	2,374,967
Home equity loans	—	30,033	—	30,033
Consumer	—	—	—	—

	$2,286,078	$7,718,692	$592,963	$10,597,733

Hamilton Bank

Notes to Financial Statements (Continued)

7.	Loans (Continued)

The following table presents the March 31, 2011, balances of classified loans based on the risk grade.

March 31, 2011	Special mention	Substandard	Doubtful	Total
Real estate loans
Residential	$—	$1,983,998	$110,320	$2,094,318
Commercial	—	695,158	—	695,158
Construction	—	—	—	—
Commercial	—	69,650	—	69,650
Home equity loans	—	5,760	—	5,760
Consumer	—	—	—	—

	$—	$2,754,566	$110,320	$2,864,886

Classified loans also include certain loans that have been modified in troubled debt restructurings (TDRs) where economic concessions have been granted to borrowers who have experienced or are expected to experience financial difficulties. These concessions typically result from the Bank’s loss mitigation activities and could include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions. Certain TDRs are classified as nonperforming at the time of restructure and may only be returned to performing status after considering the borrower’s sustained repayment performance for a reasonable period, generally six months.

The status of TDRs as of March 31, 2012 follows:

March 31, 2012	Performing	Nonperforming	Total
Real estate loans
Residential	$1,416,745	$—	$1,416,745
Commercial	—	—	—
Construction	—	—	—
Commercial	—	—	—
Home equity loans	—	—	—
Consumer	—	—	—

	$1,416,745	$—	$1,416,745

There were no TDRs as of March 31, 2011.

Hamilton Bank

Notes to Financial Statements (Continued)

7.	Loans (Continued)

The Bank had the following outstanding commitments and unused lines of credit as of March 31:

	2012	2011
Unused commercial lines of credit	$8,164,696	$3,742,690
Unused home equity lines of credit	16,445,437	16,196,799
Mortgage loan commitments	455,000	352,000
Construction loan commitments	494,603	1,749,156
Commercial loan commitments	3,590,000	7,684,548

Mortgage loan commitments and lines of credit are agreements to lend to a customer as long as there is no violation of any condition to the contract. Loan commitments generally have interest fixed at current market rates, fixed expiration dates, and may require payment of a fee. Lines of credit generally have variable interest rates. Such lines do not represent future cash requirements because it is unlikely that all customers will draw upon their lines in full at any time. Mortgage loan commitments at March 31, 2012 and 2011 represented fixed rate loans at the weighted average rate of 5.00% and 4.00%, respectively.

Loan commitments and lines of credit are made on the same terms, including collateral, as outstanding loans. The Bank’s exposure to credit loss in the event of nonperformance by the borrower is represented by the contract amount of the commitment. Management is not aware of any accounting loss the Bank will incur by the funding of these commitments.

8.	Premises and Equipment

A summary of premises and equipment and the related depreciation and amortization as of March 31, is as follows:

	Estimated useful life	2012	2011
Land		$298,119	$298,119
Office buildings and improvements	3 - 39 years	3,141,348	2,920,958
Furniture and equipment	3 - 7 years	1,507,332	1,609,988
Automobiles	5 years	87,395	76,416

		5,034,194	4,905,481
Accumulated depreciation and amortization		2,515,390	2,516,951

Net premises and equipment		$2,518,804	$2,388,530

Depreciation and amortization expense		$294,993	$212,766

Hamilton Bank

Notes to Financial Statements (Continued)

9.	Interest-Bearing Deposits

Major classifications of interest-bearing deposits as of March 31 are as follows:

	2012	2011
Certificates of deposit	$219,390,170	$243,229,247
Money market	26,611,588	24,673,565
Passbook and statement savings	15,681,848	15,278,364
NOW accounts	7,511,055	7,583,535
Premium on deposits purchased	57,000	178,000

	$269,251,661	$290,942,711

Certificates of deposit mature as follows:

Within one year	$133,205,717	$163,168,805
Over one to two years	39,281,349	55,171,943
Over two to three years	27,206,584	10,450,891
Over three to four years	7,945,137	6,873,431
Over four to five years	11,751,383	7,564,177

	$219,390,170	$243,229,247

The aggregate amount of certificates of deposit in denominations of $100,000 or more at March 31, 2012 and 2011, was $81,800,878 and $84,556,295, respectively.

10.	Retirement Plans

Effective January 1, 2008, the Bank adopted a retirement plan qualifying under section 401(k) of the Internal Revenue Code. The Plan covers all full-time employees with one year of service who have reached 18 years of age. The Bank contributes three percent of each participant’s eligible compensation to the Plan. The Bank may make elective deferrals as well, upon Board of Director approval. During the years ended March 31, 2012 and 2011, the Bank recorded expense of $153,695 and $148,441, respectively, related to the 401(k) Plan.

Hamilton Bank

Notes to Financial Statements (Continued)

11.	Income Taxes

The components of income tax expense are as follows:

	00000000000	00000000000
	2012	2011
Current
Federal	$703,095	$404,606
State	178,494	125,479

	881,589	530,085
Deferred	(998,775)	(18,828)

	$(117,186)	$511,257

The components of deferred income taxes are as follows:

	00000000000	00000000000
Allowance for loan losses	$(935,705)	$(242,982)
Nonaccrual interest	(93,063)	(28,339)
Deferred compensation	11,769	(10,160)
Alternative minimum tax credit	—	97,543
Foreclosed real estate holding costs	(18,038)	—
Deferred loan costs	1,839	49,021
Capital loss carryforward	(9,173)	—
Depreciation	(12,063)	62,962
Goodwill and other intangible assets	56,365	50,448
Other	(706)	2,679

	$(998,775)	$(18,828)

The components of the net deferred tax asset are as follows:

	00000000000	00000000000
Deferred tax assets
Allowance for loan losses	$1,402,340	$466,635
Nonaccrual interest	122,698	29,635
Deferred compensation	264,639	276,408
Foreclosed real estate holding costs	18,038	—
Deferred loan costs	50,446	52,285
Capital loss carryforward	9,173	—
Unrealized loss on investment securities available for sale	—	137,723

	1,867,334	962,686

Deferred tax liabilities
Accumulated depreciation	106,448	118,511
FHLB stock dividends	126,881	126,881
Goodwill and other intangible assets	122,928	66,563
Unrealized gain on investment securities available for sale	410,932	—
Other	—	706

	767,189	312,661

	$1,100,145	$650,025

Hamilton Bank

Notes to Financial Statements (Continued)

11.	Income Taxes (Continued)

Qualified thrift lenders such as the Bank are not required to provide a deferred tax liability for bad debt reserves for tax purposes that arose in fiscal years beginning before December 31, 1987. Such bad debt reserve for the Bank amounted to approximately $5,265,096 with an income tax effect of approximately $2,076,817 at March 31, 2012. This bad debt reserve would become taxable if certain conditions are not met by the Bank.

A reconciliation of the provision for taxes on income from the statutory federal income tax rate to the effective income tax rates follows:

	2012	2011
Tax at statutory federal income tax rate	34.0%	34.0%
Tax effect of
Tax-exempt income	(777.9)	(6.3)
State income taxes, net of federal benefit	(133.0)	3.6
Other	29.1	0.2

Income tax expense	(847.8)%	31.5%

During the year ended March 31, 2012, the Bank’s tax exempt income totaled $316,477 compared to income before income taxes of $13,833. This resulted in a negative tax accrual and effective tax rates that are inconsistent with the Bank’s historical effective tax rate.

12.	Lease Commitment

The Bank has an operating lease for a branch office and signed a sublease dated April 28, 2011, for its administrative office. Rental expense under these agreements for the years ended March 31, 2012 and 2011, was $333,542 and $112,372, respectively. At March 31, 2012, the minimum aggregate rental commitment under the agreements is as follows:

Year ending March 31,	Minimum payment
2013	$405,629
2014	417,798
2015	430,332
2016	322,270
2017	207,820

$1,783,849

Hamilton Bank

Notes to Financial Statements (Continued)

13.	Capital Standards

The Board of Governors of the Federal Reserve System and the Office of the Comptroller of the Treasury have adopted risk-based capital standards for banking organizations. These standards require ratios of capital to assets for minimum capital adequacy and to be classified as well capitalized under prompt corrective action provisions. The capital ratios and minimum capital requirements of the Bank are as follows:

	000000	000000	000000	000000	000000	000000
	Actual		Minimum capital adequacy		To be well capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
March 31, 2012
Total capital (to risk-weighted assets)	$33,552	20.66%	$12,998	8.00%	$16,247	10.00%
Tier 1 capital (to risk-weighted assets)	$31,506	19.40%	N/A	N/A	$9,748	6.00%
Core capital (to adjusted total assets)	$31,506	9.91%	$9,537	3.00%	$15,895	5.00%
Tangible capital (to adjusted total assets)	$31,506	9.91%	$4,769	1.50%	N/A	N/A
March 31, 2011
Total capital (to risk-weighted assets)	$32,493	17.72%	$14,672	8.00%	$18,340	10.00%
Tier 1 capital (to risk-weighted assets)	$31,310	17.07%	N/A	N/A	$11,004	6.00%
Core capital (to adjusted total assets)	$31,310	9.41%	$9,985	3.00%	$16,642	5.00%
Tangible capital (to adjusted total assets)	$31,310	9.41%	$4,993	1.50%	N/A	N/A

Tier 1 capital consists of retained earnings less goodwill and intangible assets. Total capital includes a limited amount of the allowance for loan losses and a portion of any unrealized gain on equity securities. In calculating risk-weighted assets, specified risk percentages are applied to each category of asset and off-balance-sheet items.

Failure to meet the capital requirements could affect, among other things, the Bank’s ability to accept brokered deposits and may significantly affect the operations of the Bank.

In the most recent regulatory report, the Bank was determined to be well capitalized. Management has no plans that should change the classification of the capital adequacy.

Hamilton Bank

Notes to Financial Statements (Continued)

14.	Fair Value Measurements

Generally accepted accounting principles define fair value, establish a framework for measuring fair value, and establish a hierarchy for determining fair value measurement. The hierarchy includes three levels and is based upon the valuation techniques used to measure assets and liabilities. The three levels are as follows:

Level 1: Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets;

Level 2: Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument; and

Level 3: Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The following is a description of the valuation methodologies used for instruments measured at fair value as well as the general classification of such instruments pursuant to valuation methodology.

Fair value measurements on a recurring basis

Securities available for sale – If quoted prices are available in an active market for identical assets, securities are classified within Level 1 of the hierarchy. If quoted market prices are not available, then fair values are estimated using pricing models, quoted prices of securities with similar characteristics or discounted cash flows. As of March 31, 2012 and 2011, the Bank has categorized its investment securities available for sale as follows:

		Level 1	Level 2	Level 3
	Total	inputs	inputs	inputs
March 31, 2012
U. S. government agency	$18,820,563	$—	$18,820,563	$—
Mortgage-backed	76,008,238	—	76,008,238	—
FHLMC stock	1,575	1,575	—	—

Total investment securities available for sale	$94,830,376	$1,575	$94,828,801	$—

March 31, 2011
U. S. government agency	$37,664,856	$—	$37,664,856	$—
Mortgage-backed	63,483,344	—	63,483,344	—
FHLMC stock	2,730	2,730	—	—

Total investment securities available for sale	$101,150,930	$2,730	$101,148,200	$—

Hamilton Bank

Notes to Financial Statements (Continued)

14.	Fair Value Measurements (Continued)

Fair value measurements on a nonrecurring basis

Impaired loans—The Bank has measured impairment generally based on the fair value of the loan’s collateral. Fair value is generally determined based upon independent appraisals of the properties, or discounted cash flows based upon the expected proceeds. These assets are included as Level 2 fair values. As of March 31, 2012 and 2011, the fair values consist of loan balances of $10,597,733 and $2,864,886, net of allowances of $2,252,544 and $368,050, respectively.

Foreclosed real estate – The Bank’s foreclosed real estate is measured at fair value less estimated cost to sell. As of March 31, 2012, the fair value of foreclosed real estate was estimated to be $755,659. Fair value was determined based on offers and/or appraisals. Cost to sell the assets was based on standard market factors. The Company has categorized its foreclosed assets as Level 2. The Bank transferred $755,659 from loans to foreclosed real estate during the year ended March 31, 2012. There was no foreclosed real estate as of March 31, 2011.

		Level 1	Level 2	Level 3
	Total	inputs	inputs	inputs
March 31, 2012
Impaired loans	$8,345,189	$—	$8,345,189	$—
Foreclosed real estate	755,659	—	755,659	—
March 31, 2011
Impaired loans	$2,496,836	$—	$2,496,836	$—

The remaining financial assets and liabilities are not reported on the balance sheets at fair value on either a recurring or a nonrecurring basis. The calculation of estimated fair values is based on market conditions at a specific point in time and may not reflect current or future fair values.

	2012		2011
	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets
Level 1 inputs
Cash and cash equivalents	$35,249,548	$35,249,548	$39,473,433	$39,473,433
Certificates of deposit in other bank	248,000	248,000	—	—
Level 2 inputs
Federal Home Loan Bank stock	501,900	501,900	503,500	503,500
Bank-owned life insurance	8,307,075	8,307,075	7,997,057	7,997,057
Level 3 inputs
Loans receivable, net	169,904,425	175,838,162	177,891,001	182,844,542
Financial liabilities
Level 1 inputs
Advance payments by borrowers for taxes and insurance	906,854	906,854	975,132	975,132
Level 3 inputs
Deposits	281,014,802	281,981,886	298,613,470	300,224,665

Hamilton Bank

Notes to Financial Statements (Continued)

14.	Fair Value Measurements (Continued)

The fair values of cash and cash equivalents, certificates of deposit in other banks, and advance payments by borrowers for taxes and insurance are estimated to equal the carrying amount. These are Level 1 inputs.

The fair values of Federal Home Loan Bank stock and bank-owned life insurance are estimated to equal carrying amounts, which are based on repurchase prices of the FHLB stock and the insurance company. These are Level 2 inputs.

The fair value of fixed-rate loans is estimated to be the present value of scheduled payments discounted using interest rates currently in effect. The fair value of variable-rate loans, including loans with a demand feature, is estimated to equal the carrying amount. The valuation of loans is adjusted for estimated loan losses.

The fair value of interest-bearing checking, savings, and money market deposit accounts is equal to the carrying amount. The fair value of fixed-maturity time deposits is estimated based on interest rates currently offered for deposits of similar remaining maturities.

It is not practicable to estimate the fair value of outstanding loan commitments or unused lines of credit.

No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by Hamilton Bancorp, Inc. or Hamilton Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of Hamilton Bancorp, Inc. or Hamilton Bank since any of the dates as of which information is furnished herein or since the date hereof.

Up to 3,220,000 Shares

(Subject to Increase to up to 3,703,000 Shares)

[HAMILTON BANCORP LOGO]

Hamilton Bancorp, Inc.

(Proposed Holding Company for

Hamilton Bank)

COMMON STOCK

par value $0.01 per share

PROSPECTUS

Stifel Nicolaus Weisel

________________, 2012

These securities are not deposits or accounts and are not federally insured or guaranteed.

Until _____________, 2012, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

		Amount (1)
*	Registrant’s Legal Fees and Expenses	$325,000
*	Registrant’s Accounting Fees and Expenses	75,000
*	Marketing Agent Fees (1)	325,000
*	Marketing Agent Fees and Expenses (including Legal Fees) (1)	130,000
*	Conversion Agent Fees and Expenses	25,000
*	Appraisal Fees and Expenses	51,000
*	Printing, Postage, Mailing, EDGAR and XBRL Fees	125,000
*	Filing Fees (Nasdaq, FINRA and SEC)	59,250
*	Transfer Agent Fees and Expenses	20,000
*	Business Plan Fees and Expenses	43,000
*	Stock Certificate Printer	10,000
*	Other	5,250

*	Total	$1,193,500

*	Estimated
(1)	Hamilton Bancorp, Inc. has retained Stifel, Nicolaus & Company, Incorporated to assist in the sale of common stock on a best efforts basis in the subscription and community offering, and has retained Stifel Nicolaus & Company, Incorporated to assist in the sale of common stock on a best efforts basis in the syndicated community offering. Fees are estimated at the maximum of the offering range, assuming that all shares are sold in the subscription and community offerings.

Item 14.	Indemnification of Directors and Officers

Articles 10 and 11 of the Articles of Incorporation of Hamilton Bancorp, Inc. (the “Corporation”) set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

ARTICLE 10. Indemnification, etc. of Directors and Officers.

A. Indemnification. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the MGCL now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B of this Article 10 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. Procedure. If a claim under Section A of this Article 10 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the

Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 10 or otherwise shall be on the Corporation.

C. Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 10 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

D. Insurance. The Corporation may maintain insurance, at its expense, to insure itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.

E. Miscellaneous. The Corporation shall not be liable for any payment under this Article 10 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 10 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

F. Limitations Imposed by Federal Law. Notwithstanding any other provision set forth in this Article 10, in no event shall any payments made by the Corporation pursuant to this Article 10 exceed the amount permissible under applicable federal law, including, without limitation, Section 18(k) of the Federal Deposit Insurance Act and the regulations promulgated thereunder.

Any repeal or modification of this Article 10 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 10 is in force.

ARTICLE 11. Limitation of Liability. An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the Person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (B) to the extent that a judgment or other final adjudication adverse to the Person is entered in a proceeding based on a finding in the proceeding that the Person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL. If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

Item 15.	Recent Sales of Unregistered Securities

Not Applicable.

Item 16.	Exhibits and Financial Statement Schedules:

The exhibits and financial statement schedules filed as part of this registration statement are as follows:

(a)	List of Exhibits

1.1	Engagement Letter between Hamilton Bank and Stifel, Nicolaus & Company, Incorporated

1.2	Form of Agency Agreement between Hamilton Bancorp, Inc., Hamilton Bank and Stifel, Nicolaus & Company, Incorporated *

2	Plan of Conversion

3.1	Articles of Incorporation of Hamilton Bancorp, Inc.

3.2	Bylaws of Hamilton Bancorp, Inc.

4	Form of Common Stock Certificate of Hamilton Bancorp, Inc.

5	Opinion of Luse Gorman Pomerenk & Schick, P.C. regarding legality of securities being registered

8.1	Form of Federal Tax Opinion of Luse Gorman Pomerenk & Schick, P.C.

8.2	Form of State Tax Opinion

10.1	Form of Employment Agreement between Hamilton Bank and Robert A. DeAlmeida

10.2	Form of Employment Agreement between Hamilton Bancorp, Inc. and Robert A. DeAlmeida

10.3	Form of Change in Control Agreement of James F. Hershner

10.4	Form of Employee Stock Ownership Plan

10.5	Form of Supplemental Employee Stock Ownership Plan

10.6	Hamilton Bank Executive Split Dollar Agreement with Robert A. DeAlmeida

10.7	Hamilton Bank Executive Split Dollar Agreement with James F. Hershner

10.8	Hamilton Bank Agreement for Deferred Compensation of Salaries

10.9	Hamilton Bank Agreement for Deferred Compensation of board fees

21	Subsidiaries of Registrant

23.1	Consent of Luse Gorman Pomerenk & Schick, P.C. (contained in Opinions included as Exhibits 5 and 8)

23.2	Consent of RP Financial, LC.

23.3	Consent of Rowles & Company, LLP

24	Power of Attorney (set forth on signature page)

99.1	Appraisal Agreement between Hamilton Bank and RP Financial, LC.

99.2	Letter of RP Financial, LC. with respect to Subscription Rights

99.3	Appraisal Report of RP Financial, LC.**

99.4	Marketing Materials*

99.5	Stock Order and Certification Form*

99.6	Business Plan Agreement with A.G. Newcomb & Co.

99.7	Engagement Letter between Hamilton Bank and Stifel, Nicolaus & Company, Incorporated regarding records processing services

*	To be filed by amendment.
**	Supporting financial schedules filed in paper format only pursuant to Rule 202 of Regulation S-T. Available for inspection during business hours at the principal offices of the SEC in Washington, D.C.

(b)	Financial Statement Schedules

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(8) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Towson, State of Maryland on June 15, 2012.

HAMILTON BANCORP, INC.

By:	/s/ Robert A. DeAlmeida
Robert A. DeAlmeida President and Chief Executive Officer (Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Hamilton Bancorp, Inc. (the “Company”) hereby severally constitute and appoint Robert A. DeAlmeida as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Robert A. DeAlmeida may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of the Company’s common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Robert A. DeAlmeida shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Robert A. DeAlmeida Robert A. DeAlmeida	President and Chief Executive Officer (Principal Executive Officer)	June 15, 2012

/s/ John P. Marzullo John P. Marzullo	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	June 15, 2012

/s/ Russell K. Frome Russell K. Frome	Chairman of the Board	June 15, 2012

/s/ James F. Hershner James F. Hershner	Executive Vice President and Director	June 15, 2012

/s/ William E. Ballard William E. Ballard	Director	June 15, 2012

/s/ Carol L. Coughlin Carol L. Coughlin	Director	June 15, 2012

/s/ William W. Furr William W. Furr	Director	June 15, 2012

/s/ Bobbi R. Macdonald Bobbi R. Macdonald	Director	June 15, 2012

As filed with the Securities and Exchange Commission on June 15, 2012

Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

EXHIBITS

TO

REGISTRATION STATEMENT

ON

FORM S-1

Hamilton Bancorp, Inc.

Baltimore, Maryland

EXHIBIT INDEX

1.1	Engagement Letter between Hamilton Bank and Stifel, Nicolaus & Company, Incorporated

1.2	Form of Agency Agreement between Hamilton Bancorp, Inc., Hamilton Bank and Stifel, Nicolaus & Company, Incorporated *

2	Plan of Conversion

3.1	Articles of Incorporation of Hamilton Bancorp, Inc.

3.2	Bylaws of Hamilton Bancorp, Inc.

4	Form of Common Stock Certificate of Hamilton Bancorp, Inc.

5	Opinion of Luse Gorman Pomerenk & Schick, P.C. regarding legality of securities being registered

8.1	Form of Federal Tax Opinion of Luse Gorman Pomerenk & Schick, P.C.

8.2	Form of State Tax Opinion

10.1	Form of Employment Agreement between Hamilton Bank and Robert A. DeAlmeida

10.2	Form of Employment Agreement between Hamilton Bancorp, Inc. and Robert A. DeAlmeida

10.3	Form of Change in Control Agreement of James F. Hershner

10.4	Form of Employee Stock Ownership Plan

10.5	Form of Supplemental Employee Stock Ownership Plan

10.6	Hamilton Bank Executive Split Dollar Agreement with Robert A. DeAlmeida

10.7	Hamilton Bank Executive Split Dollar Agreement with James F. Hershner

10.8	Hamilton Bank Agreement for Deferred Compensation of Salaries

10.9	Hamilton Bank Agreement for Deferred Compensation of board fees

21	Subsidiaries of Registrant

23.1	Consent of Luse Gorman Pomerenk & Schick, P.C. (contained in Opinions included as Exhibits 5 and 8)

23.2	Consent of RP Financial, LC.

23.3	Consent of Rowles & Company, LLP

24	Power of Attorney (set forth on signature page)

99.1	Appraisal Agreement between Hamilton Bank and RP Financial, LC.

99.2	Letter of RP Financial, LC. with respect to Subscription Rights

99.3	Appraisal Report of RP Financial, LC.**

99.4	Marketing Materials*

99.5	Stock Order and Certification Form*

99.6	Business Plan Agreement with A.G. Newcomb & Co.

99.7	Engagement Letter between Hamilton Bank and Stifel, Nicolaus & Company, Incorporated regarding records processing services

*	To be filed by amendment.
**	Supporting financial schedules filed in paper format only pursuant to Rule 202 of Regulation S-T. Available for inspection during business hours at the principal offices of the SEC in Washington, D.C.